Exhibit 99.4
AGREEMENT AND PLAN OF MERGER
AND
ARRANGEMENT AGREEMENT
Among
TRIZEC PROPERTIES, INC.
TRIZEC HOLDINGS OPERATING LLC,
TRIZEC CANADA INC.,
GRACE HOLDINGS LLC,
GRACE ACQUISITION CORPORATION
GRACE OP LLC
and
4162862 CANADA LIMITED
Dated as of June 5, 2006

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-ii-

-iii-

Page

SECTION 11.09. Parties in Interest	103
SECTION 11.10. Governing Law; Forum	103
SECTION 11.11. Waiver of Jury Trial	104
SECTION 11.12. Headings	104
SECTION 11.13. Counterparts	104
SECTION 11.14. Waiver	104

-iv-

EXHIBITS

Exhibit A	Plan of Arrangement

Exhibit B	Knowledge of Trizec and the Operating Company

Exhibit C	Knowledge of Parent, MergerCo and AcquisitionCo

Exhibit D	Knowledge of TZ Canada

Exhibit E	Terms of Redeemable Preferred Units

Exhibit F	Surviving Corporation Charter

Exhibit G	Form of Guaranty

Exhibit H	1031 Asset Dispositions

Exhibit I	Form of Hogan & Hartson L.L.P. Tax Opinion

-v-

AGREEMENT AND PLAN OF MERGER
AND
ARRANGEMENT AGREEMENT
          THIS AGREEMENT AND PLAN OF MERGER AND ARRANGEMENT AGREEMENT, dated as of June 5, 2006 (this “Agreement”), is by and among Trizec Properties, Inc., a Delaware corporation (“Trizec”), Trizec Holdings Operating LLC, a Delaware limited liability company (the “Operating Company”, and together with Trizec, the “Trizec Parties”), Trizec Canada Inc., a Canadian corporation (“TZ Canada”), Grace Holdings LLC, a Delaware limited liability company (“Parent”), Grace Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“MergerCo”), 4162862 Canada Limited, a Canadian corporation and an affiliate of Parent (“AcquisitionCo”), and Grace OP LLC, a Delaware limited liability company (“Merger Operating Company”, and together with Parent, MergerCo and AcquisitionCo, the “Buyer Parties”).
          WHEREAS, the parties wish to effect a business combination through a merger of MergerCo with and into Trizec (the “Trizec Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”);
          WHEREAS, the parties also wish to effect a merger of the Merger Operating Company with and into the Operating Company (the “Operating Company Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Limited Liability Company Act (the “DLLCA”);
          WHEREAS, the parties also wish to effect an arrangement involving TZ Canada pursuant to Section 192 of the Canada Business Corporations Act (the “CBCA”)(the “Arrangement”), on the terms and subject to the conditions set forth in the Plan of Arrangement, substantially in the form attached hereto as Exhibit A (the “Plan of Arrangement”), subject to any amendments or variations made thereto pursuant to, or by the parties to, this Agreement or at the direction of the Superior Court of Justice (Ontario)(the “Court”), pursuant to which, subject to the provisions of this Agreement, among other things, AcquisitionCo will acquire all of the outstanding shares of TZ Canada.
          WHEREAS, the board of directors of Trizec (the “Trizec Board”), on the recommendation of a special committee of the disinterested directors of the Trizec Board (the “Special Committee”), and the boards of directors of each of Parent and MergerCo deem it advisable and in the best interests of their respective stockholders to consummate the Trizec Merger on the terms and subject to the conditions set forth in this Agreement, and each of the Trizec Board and the boards of directors of Parent and MergerCo have approved this Agreement and declared its advisability and, in the case of the Trizec Board, recommended that this Agreement be adopted by Trizec’s stockholders;

          WHEREAS, the board of directors of TZ Canada (the “TZ Canada Board”) and the board of directors of AcquisitionCo deem it advisable and in the best interests of their respective companies (and in the case of TZ Canada, fair to the TZ Canada Shareholders (as defined herein)) to consummate the Arrangement on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement and have approved this Agreement and the Arrangement and, in the case of the TZ Canada Board, recommended that the Arrangement be approved by the TZ Canada Shareholders;
          WHEREAS, the Trizec Board, on behalf of Trizec, in its capacity as the sole managing member of the Operating Company, has approved this Agreement and deemed it advisable and in the best interests of the Operating Company and the members of the Operating Company for the Operating Company to enter into this Agreement;
          WHEREAS, concurrently herewith, Parent and TZ Canada are entering into a support agreement, dated as of the date hereof, providing that, among other things, TZ Canada will vote, or cause to be voted, its Trizec Common Shares (as defined herein) (including such shares held by its subsidiary Emerald Blue Szolgálttó Korlátolt Felelõsségü Társaság (“TZ Hungary”) in favor of this Agreement, the Trizec Merger and the other transactions contemplated by this Agreement; and
          WHEREAS, concurrently herewith, Parent and P.M. Capital Inc., a Canadian corporation incorporated under the laws of Ontario (“PMCI”), have entered into a support agreement, dated as of the date hereof, providing that, among other things, PMCI will vote, or cause to be voted, its TZ Canada Shares (as defined herein) in favor of the Arrangement.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01. Definitions. For purposes of this Agreement:
          “Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation as to which written notice has been provided to the applicable party.
          “Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
          “Acquisition Proposal” means a Trizec Acquisition Proposal or a TZ Canada Acquisition Proposal.
          “Articles of Arrangement” means the articles of arrangement of TZ Canada in respect of the transactions contemplated by the Plan of Arrangement that are required by the

CBCA to be filed with the Director appointed under the CBCA after the Final Order is made in order to effect the transactions contemplated by the Plan of Arrangement.
          “beneficial owner” or “beneficial ownership”, with respect to any Trizec Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.
          “Business Day” or “business day” means any day on which the principal offices of the SEC in Washington, D.C. and the principal offices of the Ontario Securities Commission are open to accept filings and on which banks are not required or authorized to close in either New York, New York or Toronto, Ontario.
          “Canadian GAAP” means generally accepted accounting principles as applied in Canada.
          “Canadian Law” means any Canadian federal, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.
          “Canadian Securities Laws” means the securities laws of each Canadian province and the rules and regulations promulgated in connection therewith.
          “Combined Superior Proposal” means an Acquisition Proposal that is both a Trizec Superior Proposal and a TZ Canada Superior Proposal, where the amount by which such Acquisition Proposal is more favorable than the Mergers and Arrangement, respectively, is substantially equivalent.
          “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
          “CSA” means the Canadian Securities Administration.
          “Disclosure Schedule” means, collectively, the Trizec Disclosure Schedule, the TZ Canada Disclosure Schedule and the Parent Disclosure Schedule.
          “DLLCA” means the Delaware Limited Liability Company Act, as amended.
          “Environmental Laws” means any applicable (A) Law in existence on or before the date hereof relating to (i) releases or threatened releases of Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources, and (B) in the case of TZ Canada, Canadian Law in existence on or before the date hereof relating to (i) releases or threatened releases of Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

          “Final Order” means the final order of the Court approving the transactions contemplated by the Plan of Arrangement as such order may be amended by the Court at any time prior to the Closing Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.
          “GAAP” means generally accepted accounting principles as applied in the United States.
          “Governmental Authority” means (i) any national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission, or (ii) any court, tribunal, or judicial or arbitral body.
          “Hazardous Substances” means (A) (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each has been amended from time to time, and all regulations thereunder in effect prior to the date hereof, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, asbestos and radon; and (iv) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law, and (B) in the case of TZ Canada, (i) petroleum and petroleum products, including crude oil and any fractions thereof; (ii) polychlorinated biphenyls, asbestos and radon and (iii) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
          “Intellectual Property” means (i) United States, Canadian and international patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, trade dress, logos, trade names, domain names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.
          “Interim Order” means the interim order of the Court, as the same may be amended, in respect of the transactions contemplated by the Plan of Arrangement, as contemplated by this Agreement.
          “knowledge of Trizec and the Operating Company” means the actual knowledge of those individuals listed on Exhibit B.
          “knowledge of Parent, MergerCo and AcquisitionCo” means the actual knowledge of those individuals listed on Exhibit C.
          “knowledge of TZ Canada” means the actual knowledge of those individuals listed on Exhibit D.

          “Law” means any applicable national, federal, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.
          “Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.
          “Material Adverse Effect” means, with respect to Trizec or TZ Canada, an effect, event, development or change that, is materially adverse to the assets, business, results of operations or financial condition of Trizec and the Trizec Subsidiaries and TZ Canada and the TZ Canada Subsidiaries, taken as a whole, other than any effect, event, development or change arising out of or resulting from (a) changes in conditions in the U.S., Canadian or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which Trizec, the Trizec Subsidiaries, the Trizec JV Entities, TZ Canada and the TZ Canada Subsidiaries (collectively, the “Group”) conduct their respective businesses (unless, and only to the extent, such effect, event, development or change affects such entity or entities in a materially disproportionate manner as compared to other persons or participants in the industries in which such entity or entities conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (c) changes in GAAP or Canadian GAAP, (d) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, vendors, lenders, investors, venture partners or employees, (e) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (unless, and only to the extent, such effect, event, development or change affects any of the entity or entities in the Group in a materially disproportionate manner as compared to other persons or participants in the industries in which such entity or entities conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (f) earthquakes, hurricanes, floods, or other natural disasters (unless, and only to the extent, such effect, event, development or change affects any of the entity or entities in the Group in a materially disproportionate manner as compared to other persons or participants in the industries in which such entity or entities conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (g) any suit, claim, Action or proceedings brought, asserted or threatened by or on behalf of any holder or holders of capital stock or other equity interests in Trizec, the Trizec Subsidiaries, TZ Canada or the TZ Canada Subsidiaries, arising out of or relating to the transactions contemplated by this Agreement or (h) any action taken by the Trizec Parties or TZ Canada at the request or with the consent of any of the Buyer Parties. The parties agree that the mere fact of a decrease in the market price of the Trizec Common Shares or TZ Canada SVS shall not, in and of itself, constitute a Material Adverse Effect, but any effect, event, development or change underlying such decrease shall be considered in determining whether there has been a Material Adverse Effect.

          “Material Trizec JV Entities” means the Trizec JV Entities set forth in Section 4.01(d)(ii) of the Trizec Disclosure Schedule.
          “Mergers” means the Trizec Merger and the Operating Company Merger.
          “Operating Company LLC Agreement” means the Limited Liability Company Agreement of the Operating Company, dated as of December 22, 2004, as amended through the date hereof.
          “Parent Disclosure Schedule” means the disclosure schedule delivered by Parent, MergerCo and AcquisitionCo to the Trizec Parties and TZ Canada concurrently with the execution of this Agreement for which the disclosure of any fact or item in any section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is readily apparent from the nature of such disclosure.
          “Parent Material Adverse Effect” means any event, circumstance, change or effect that would reasonably be expected to prevent, or materially hinder or delay Parent, MergerCo or AcquisitionCo from consummating the Trizec Merger, the Arrangement or any of the other transactions contemplated by this Agreement.
          “Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of Trizec or TZ Canada, as applicable (if such reserves are required pursuant to GAAP, in the case of Trizec, and Canadian GAAP, in the case of TZ Canada), (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Trizec, any Trizec Subsidiary, TZ Canada or any TZ Canada Subsidiary, (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality, (v) with respect to real property, any title exception disclosed in any Trizec Title Insurance Policy provided or made available to Parent (whether material or immaterial), Liens and obligations arising under or in connection with the Trizec Material Contracts or TZ Canada Material Contracts, as applicable (including but not limited to any Lien securing mortgage debt disclosed in the Trizec Disclosure Schedule or TZ Canada Disclosure Schedule, as applicable), Trizec Leases and any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property, (vi) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business, and/or (vii) other Liens being contested in good faith in the ordinary course of business.
          “person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority, but shall exclude Trizec Subsidiaries, Trizec Material Subsidiaries, Trizec Joint Ventures, TZ Canada Subsidiaries and TZ Canada Joint Ventures.

          “Redeemable Preferred Shares” means shares of Redeemable Preferred Stock, par value $.01, of the Surviving Corporation.
          “Redeemable Preferred Units” means the redeemable preferred units of limited liability company interests of the Surviving Operating Company, the rights and terms of which are generally described in Exhibit E attached hereto.
          “subsidiary” or “subsidiaries” of Trizec, TZ Canada, Parent or any other person means a corporation, limited liability company, partnership, joint venture or other organization of which: (a) such party or any other subsidiary of such party is a general partner, managing member or functional equivalent; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s subsidiaries; or (c) at least 50% of the equity interests is controlled, directly or indirectly, by such party; provided, however, that for purposes of this Agreement, TZ Canada’s subsidiaries shall not include Trizec or any subsidiary of Trizec.
          “Taxes” means any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States, Canadian or any other taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority including any of the foregoing imposed upon any other person but for which TZ Canada, the Trizec Parties or any of their subsidiaries may be liable by operation of law, as a successor or by contract.
          “Tax Protection Agreement” means any written or oral agreement to which Trizec or any Subsidiary is a party pursuant to which: (a) any liability to holders of Operating Company Common Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of Operating Company Common Units, Trizec or the Trizec Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner; and/or (c) holders of the Operating Company Common Units (other than Trizec) have guaranteed debt of a Trizec Subsidiary and/or (d) any other agreement that would require the managing member of the Operating Company to consider separately the interests of holders of the Operating Company Common Units as they relate to Taxes. For greater certainty, the parties acknowledge that the Tax Co-operation Agreement dated May 8, 2002 between Trizec and Trizec Hahn Office Properties Ltd. (a predecessor to TZ Canada) is not a Tax Protection Agreement.
          “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

          “Trizec Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving Trizec or any Trizec Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of Trizec or the Trizec Subsidiaries representing 20% or more of the consolidated assets of Trizec and the Trizec Subsidiaries, (c) issue, sale or other disposition by Trizec of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of Trizec, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding Trizec Common Shares, or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Trizec Acquisition Proposal” shall not include (i) the Trizec Merger, the Arrangement or any of the other transactions contemplated by this Agreement (including, without limitation, the sale of one or more of the 1031 Assets pursuant to Section 7.02), or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among Trizec and one or more Trizec Subsidiaries or among Trizec Subsidiaries.
          “Trizec Charter” means the Fourth Amended and Restated Certificate of Incorporation of Trizec dated as of February 8, 2002, as amended.
          “Trizec Common Shares” means shares of common stock, par value $.01 per share, of Trizec.
          “Trizec Disclosure Schedule” means the disclosure schedule delivered by the Trizec Parties to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the Trizec Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Trizec Parties made herein.
          “Trizec Superior Proposal” means a Trizec Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a Third Party (i) that relates to more than 50% of the Trizec Common Shares or all or substantially all of the assets of Trizec and the Trizec Subsidiaries, taken as a whole, and (ii) which the Trizec Board or Special Committee determines in its good faith judgment (after consultation with its outside financial and legal advisors) to be more favorable to the stockholders of Trizec (in their capacities as stockholders) than the Trizec Merger from a financial point of view, and (iii) for which financing, to the extent required, is then committed or, in the good faith judgment of the Trizec Board, is reasonably likely to be available.

          “TZ Canada Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) sale or other disposition, directly or indirectly, by amalgamation, consolidation, share exchange or any similar transaction, of any assets of TZ Canada or the TZ Canada Subsidiaries representing 20% or more of the consolidated assets of TZ Canada and the TZ Canada Subsidiaries, (b) issue, sale or other disposition by TZ Canada of (including by way of plan of arrangement, amalgamation, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding TZ Canada Shares, (c) take-over bid, tender offer or other offer or proposal pursuant to which any Person or group of Persons acting jointly or in concert within the meaning of Section 91 of Securities Act (Ontario) proposes to acquire beneficial ownership (as determined in accordance with Part XX of the Securities Act (Ontario)) of TZ Canada Shares representing 20% or more of the votes associated with the outstanding TZ Canada Shares, or (d) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “TZ Canada Acquisition Proposal” shall not include (i) the Trizec Merger, the Arrangement or any of the other transactions contemplated by this Agreement (including, without limitation, the sale of one or more of the 1031 Assets pursuant to Section 7.02), or (ii) any amalgamation, consolidation, business combination, reorganization, recapitalization or similar transaction solely among TZ Canada and one or more TZ Canada Subsidiaries or among TZ Canada Subsidiaries.
          “TZ Canada Articles” means the articles of amalgamation of TZ Canada dated January 1, 2006.
          “TZ Canada Bylaws” means the by-laws of TZ Canada as in effect immediately prior to the Plan of Arrangement Effective Time.
          “TZ Canada Circular” means the management information circular of TZ Canada to be sent to TZ Canada Shareholders in connection with the transactions contemplated by the Plan of Arrangement.
          “TZ Canada Disclosure Schedule” means the disclosure schedule delivered by TZ Canada to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the TZ Canada Disclosure Schedule is intended to broaden the scope of any representation or warranty of TZ Canada made herein.
          “TZ Canada Dissent Rights” means the rights of dissent described in the Plan of Arrangement.
          “TZ Canada MVS” means the multiple voting shares in the capital of TZ Canada.
          “TZ Canada Shareholders” means holders of TZ Canada Shares.
          “TZ Canada Shares” means the TZ Canada MVS and the TZ Canada SVS.

          “TZ Canada Superior Proposal” means a TZ Canada Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a Third Party (i) that relates to more than 50% of the TZ Canada Shares or all or substantially all of the assets of TZ Canada and the TZ Canada Subsidiaries, taken as a whole, and (ii) which the TZ Canada Board determines in its good faith judgment (after consultation with its outside financial and legal advisors) to be more favorable to TZ Canada Shareholders (in their capacities as shareholders) than the Arrangement from a financial point of view, and (iii) and for which financing, to the extent required, is then committed or, in the good faith judgment of the TZ Canada Board, is reasonably likely to be available.
          “TZ Canada SVS” means the subordinate voting shares in the capital of TZ Canada.
          “TZ Canada Transaction Resolution” means the special resolution of TZ Canada Shareholders approving the transactions contemplated by the Plan of Arrangement.
          “US Law” means any United States federal, state, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.
          “Voting Debt” shall mean bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in Trizec, any Trizec Subsidiary, TZ Canada or any TZ Canada Subsidiary (as applicable), may vote.
          (a) the following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2006 Budget	§ 7.01(b)
AcquisitionCo	Preamble
Additional Filings	§ 5.12
Agreement	Preamble
Amended Operating Agreement	§ 2.02(c)
Arden Section 1031 Properties	§ 4.15(e)
Arrangement	Recitals
Blue Sky Laws	§ 4.05(b)
Buyer Parties	Preamble
Capital Expenditures	§ 7.01(i)
CBCA	Recitals
CERCLA	§ 4.16(c)
Claim	§ 8.07(a) / § 8.08(a)
Closing	§ 2.04
Closing Date	§ 2.04
Code	§ 4.10(b)
Commitment	§ 7.01(b)
Confidentiality Agreement	§ 8.03(b)

Defined Term	Location of Definition
Continuing Employees	§ 8.05(b)
Contract	§ 4.17(a)
Court	Recitals
Debt Commitment Letter	§ 6.07(b)
Delaware Courts	§ 11.10
DGCL	Recitals
DLLCA	Recitals
DRIP	§ 3.07
DSOS	§ 2.03(a)
Election	§ 3.03(d)
Environmental Permits	§ 4.16(a)
ERISA	§ 4.10(a)
ERISA Affiliate	§ 4.10(g)
ESPP	§ 3.06
ESPP Date	§ 3.06
Exchange Act	§ 4.05(b)
Existing Units	§ 3.03
Expenses	§ 8.07(a)
Financing	§ 6.07(b)
Financing Commitments	§ 6.07(b)
Full Termination Fee	§ 10.03(c)
Form of Election	§ 3.03(d)(i)
Governmental Order	§ 10.01(c)
Guaranty	§ 6.07(c)
HSR Act	§ 4.05(b)
Incentive Plans	§ 3.01(f)
Indemnified Parties	§ 8.07(a)
Indemnitors	§ 8.07(a)
IRS	§ 4.10(a)
Lenders	§ 6.07(b)
Loan Activities	§ 8.13
Material Trizec Leases	§ 4.13(e)
Material Trizec Subsidiary	§ 4.01(b)
Merger Operating Company	Preamble
Merger Shares	§ 3.01(c)
MergerCo	Preamble
Multiemployer Plan	§ 410(d)
Non-Qualified Account Plans	§ 8.06(d)
NYSE	§ 4.05(b)
OPP	§ 3.01(g)
Operating Company	Preamble
Operating Company Certificate of Merger	§ 2.03(c)
Operating Company Class F Units	§ 4.01(c)
Operating Company Merger	Recitals

Defined Term	Location of Definition
Operating Company Merger Consideration	§ 3.03
Operating Company Common Units	§ 4.01(c)
Operating Company Merger	Preamble
Operating Company Merger Effective Time	§ 2.03(c)
Operating Company SV Units	§ 4.01(c)
Organizational Documents	§ 4.02
Other Filings	§ 4.12
Outside Date	§ 10.01(b)
Parent	Preamble
Parent Expenses	§ 10.03(c)
Participation Agreement	§ 4.13(i)
Participation Interest	§ 4.13(i)
Participation Party	§ 4.13(i)
Permits	§ 4.06(a)
Permitted Activities	§ 2.07
Plan of Arrangement	Recitals
Plan of Arrangement Effective Time	§ 2.03(b)
Plans	§ 4.10(a)
PMCI	Recitals
Pre-Acquisition Reorganization	§ 2.07
Proxy Statement	§ 4.05(b)
Post Signing Returns	§ 8.10(b)
Qualifying Income	§ 10.04(a)
Redemption Amount	§ 3.01(c)
REIT	§ 2.07
REIT Certificate	§ 9.02(e)
Representatives	§ 8.04(a)
Sarbanes-Oxley Act	§ 4.07(d)
SEC	§ 4.05(b)
Section 16	§ 8.06(c)
Section 262	§ 3.05(d)
Securities Act	§ 4.05(b)
Seller Party Expenses	§ 10.03(d)
Special Committee	Recitals
Special Committee Recommendation	§ 4.04(c)
Surviving Corporation	§ 2.01(a)
Surviving Corporation Bylaws	§ 2.02(b)
Surviving Corporation Charter	§ 2.02(a)
Surviving Corporation Redemption Fund	§ 3.05(b)
Surviving Operating Company	§ 2.01(c)
Surviving Operating Company Redemption Fund	§ 3.05(b)
Termination Date	§ 10.01
Third Party	§ 4.13(g)
Transfer Taxes	§ 8.12

Defined Term	Location of Definition
Trizec	Preamble
Trizec Board	Recitals
Trizec Bylaws	§ 2.02(b)
Trizec Certificate of Merger	§ 2.03(a)
Trizec Change in Recommendation	§ 8.01(b)
Trizec Class F Stock	§ 3.01(e)
Trizec Common Share Certificates	§ 3.05(a)
Trizec Common Share Merger Consideration	§ 3.01(c)
Trizec Consideration	§ 3.03
Trizec Dissenting Shares	§ 3.08(a)
Trizec Employees	§ 8.06(b)
Trizec Expenses	§ 10.03(d)
Trizec Financial Advisors	§ 4.20
Trizec Ground Lease	§ 4.13(f)
Trizec Ground Leases	§ 4.13(f)
Trizec Intellectual Property	§ 4.14
Trizec JV Entities	§ 4.01(d)
Trizec Leases	§ 4.13(e)
Trizec Material Contract	§ 4.17
Trizec Merger	Recitals
Trizec Merger Effective Time	§ 2.03(a)
Trizec Option Consideration	§ 3.01(f)
Trizec Parties	Preamble
Trizec Paying Agent	§ 3.05(b)
Trizec Preferred Shares	§ 4.03(a)
Trizec Properties	§ 4.13(a)
Trizec Property	§ 4.13(a)
Trizec Property Restrictions	§ 4.13(a)
Trizec Recommendation	§ 8.01(b)
Trizec Restricted Shares	§ 3.01(g)
Trizec Restricted Share Rights	§ 3.01(h)
Trizec SEC Reports	§ 4.07(a)
Trizec Special Voting Stock	§ 3.01(d)
Trizec Stock Awards	§ 4.03(c)
Trizec Stock Options	§ 3.01(f)
Trizec Stockholder Approval	§ 4.04(a)
Trizec Stockholders	§ Recitals
Trizec Stockholders’ Meeting	§ 8.01(b)
Trizec Subsidiaries/Subsidiary	§ 4.01(b)
Trizec Termination Fee	§ 10.03(c)
Trizec Title Insurance Policy	§ 4.13(c)
Trizec Warrant Consideration	§ 3.01(i)
Trizec Warrants	§ 3.01(i)
TZ Canada	Preamble

Defined Term	Location of Definition
TZ Canada Board	Recitals
TZ Canada Change in Recommendation	§ 8.02(b)
TZ Canada Employees	§ 8.06(f)
TZ Canada Expenses	§ 10.03(d)
TZ Canada Financial Advisor	§ 5.21
TZ Canada Indemnified Parties	§ 8.08(a)
TZ Canada Intellectual Property	§ 5.14
TZ Canada JV Entities	§ 5.01(c)
TZ Canada Material Contract	§ 5.18
TZ Canada Options	§ 5.03(c)
TZ Canada Plans	§ 5.10(a)
TZ Canada Reports	§ 5.07(a)
TZ Canada Recommendation	§ 8.02(b)
TZ Canada Shareholder Approval	§ 5.04(a)
TZ Canada Shareholder Meeting	§ 8.02(b)
TZ Canada Subsidiaries	§ 5.01(b)
TZ Canada Termination Fee	§ 10.03(c)
TZ Hungary	Recitals
WARN	§ 4.11(b)
SECTION 1.02. Interpretation and Rules of Construction.
          In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
          (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
          (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
          (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
          (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation include any successor to said section;
          (f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
          (g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
          (h) references to a person are also to its successors and permitted assigns;
          (i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;
          (j) references to monetary amounts are to the lawful currency of the United States;
          (k) words importing the singular include the plural and vice versa and words importing gender include all genders;
          (l) time is of the essence in the performance of the parties’ respective obligations; and
          (m) time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.
ARTICLE II
THE MERGERS AND THE ARRANGEMENT
SECTION 2.01. Mergers and Arrangement.
          (a) Subject to the terms and conditions of this Agreement, and in accordance with Section 251 of the DGCL, at the Trizec Merger Effective Time, MergerCo and Trizec shall consummate the Trizec Merger pursuant to which (i) MergerCo shall be merged with and into Trizec and the separate existence of MergerCo shall thereupon cease and (ii) Trizec shall be the surviving corporation in the Trizec Merger (the “Surviving Corporation”). The Trizec Merger shall have the effects specified in the DGCL, including Section 261 thereof.
          (b) Subject to the terms and conditions of this Agreement, pursuant to the Plan of Arrangement and in accordance with the CBCA, at the Plan of Arrangement Effective Time, TZ Canada will effect the Arrangement pursuant to which, among other things, AcquisitionCo, or one or more affiliates designated by AcquisitionCo, will acquire all of the outstanding shares of TZ Canada. AcquisitionCo shall have the right to include, upon reasonable consultation with TZ Canada, in the Plan of Arrangement provisions entitling the holders of TZ Canada Shares, whether or not upon conditions, to elect, at their sole option, to receive securities of AcquisitionCo or an affiliate of AcqusitionCo in lieu of cash for some or all of their shares of TZ Canada.
          (c) Subject to the terms and conditions of this Agreement and in accordance with applicable provisions of the DLLCA, at the Operating Company Merger Effective Time, the Merger Operating Company and the Operating Company shall consummate the Operating Company Merger pursuant to which (i) the Merger Operating Company shall be merged with and into the Operating Company and the separate existence of the Merger Operating Company shall thereupon cease and (ii) Operating Company shall be the surviving limited liability company in the Operating Company Merger (the “Surviving Operating Company”). The Operating Company Merger shall have the effects specified in the DLLCA.
SECTION 2.02. Charter and Bylaws; Limited Liability Company Agreement.
          (a) At the Trizec Merger Effective Time, the Trizec Charter shall be amended to read in its entirety in the form attached hereto as Exhibit F, and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein or by Law (the “Surviving Corporation Charter”).
          (b) The Amended and Restated Bylaws of Trizec dated as of May 8, 2002, as in effect immediately prior to the Trizec Merger Effective Time (the “Trizec Bylaws”), shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, by the Trizec Charter or by such bylaws (the “Surviving Corporation Bylaws”).
          (c) At the Operating Company Merger Effective Time, the Limited Liability Company Agreement of the Operating Company shall be amended to the extent required to implement the terms provided in Exhibit E with respect to the Redeemable Preferred Units (as so amended, the “Amended Operating Agreement”). From and after the Operating Company Merger Effective Time, the certificate of limited liability company of the Operating Company, as in effect immediately prior to the Operating Company Merger Effective Time, shall be the certificate of limited liability company of the Suriving Operating Company until thereafter amended as provided by law. From and after the Operating Company Merger Effective Time, the Amended Operating Agreement shall be the limited liability company agreement of the Surviving Operating Company until thereafter amended as provided by law or by such limited liability company agreement.
SECTION 2.03. Effective Times of the Mergers and Arrangement.

          (a) At the Closing, Trizec shall duly execute and file a certificate of merger with respect to the Trizec Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the “Trizec Certificate of Merger”), with the Secretary of State of the State of Delaware (the “DSOS”) in accordance with the DGCL. The Trizec Merger shall become effective upon such time as the Trizec Certificate of Merger has been filed with the DSOS, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DGCL as the effective time of the Trizec Merger (the “Trizec Merger Effective Time”).
          (b) At the Closing, immediately after the Trizec Merger Effective Time and redemption of the Redeemable Preferred Shares in accordance with Section 3.01(c), TZ Canada shall send to the Director appointed under the CBCA, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement. The Arrangement shall become effective upon the issuance of a certificate of arrangement and as at the “Effective Time” as such term is defined in the Plan of Arrangement (the “Plan of Arrangement Effective Time”).
          (c) At the Closing, immediately after the Trizec Merger Effective Time, the Operating Company shall duly execute and file a certificate of merger with respect to the Operating Company Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the DLLCA (the “Operating Company Certificate of Merger”), with the DSOS in accordance with the DLLCA. The Operating Company Merger shall become effective upon such time as the Operating Company Certificate of Merger has been filed with the DSOS, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DLLCA, as the effective time of the Operating Company Merger (the “Operating Company Merger Effective Time”).
SECTION 2.04. Closing.
     Unless this Agreement shall have been terminated in accordance with Section 10.01, the closings of the Mergers and the Arrangement (the “Closing”) shall occur as promptly as practicable (but in no event earlier than the tenth (10th) and no event later than the twentieth (20th) Business Day) after all of the conditions set forth in Article IX (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties; provided that, in the event the Final Order is appealed, such date shall be no earlier than the first (1st) Business Day following the date such appeal is denied or withdrawn (the “Closing Date”). The Closing shall take place at the offices of Hogan & Hartson L.L.P., 555 13th Street, N.W., Washington, D.C., or at such other place as agreed to by the parties hereto.
SECTION 2.05. Directors and Officers of the Surviving Corporation.
     The directors of MergerCo as of immediately prior to the Trizec Merger Effective Time shall be the initial directors of the Surviving Corporation and the officers of Trizec as of immediately prior to the Trizec Merger Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
SECTION 2.06. Operating Company Matters.
     The managing member of the Operating Company immediately prior to the Operating Company Merger Effective Time shall be the managing member of the Surviving Operating Company following the Operating Company Merger Effective Time.
SECTION 2.07. Other Transactions.
     Parent may request by reasonable notice given to TZ Canada or Trizec, as applicable, that each of TZ Canada and Trizec, as the case may be, shall use commercially reasonable efforts to, immediately prior to the Closing, (u) convert or cause the conversion of one or more Subsidiaries that are organized as corporations into limited liability companies and one or more Subsidiaries that are organized as limited partnerships into limited liability companies, on the basis of organizational documents as reasonably requested by Parent, (v) sell or cause to be sold all of the stock, partnership interests or limited liability interests owned, directly or indirectly, by Trizec in one or more Subsidiaries at a price designated by Parent, and (w) sell or cause to be sold any of the assets of Trizec or one or more Subsidiaries at a price designated by Parent (clauses (u) through (w) being “Permitted Activities”), (x) effect, immediately prior to the Plan of Arrangement Effective Time in the case of TZ Canada, and immediately prior to the Trizec Merger Effective Time in the case of Trizec, a reorganization of such company’s business, assets, operations and subsidiaries (the “Pre-Acquisition Reorganization”), (y) cooperate with AcquisitionCo and its advisers to determine the nature of the Pre-Acquision Reorganization and the manner in which it most effectively could be implemented, and (z) work cooperatively with AcquisitionCo and use reasonable commercial efforts to prepare all documentation and do all such other acts and things prior to the Plan of Arrangement Effective Time (in the case of TZ Canada) or the Trizec Merger Effective Time (in the case of Trizec) as are necessary or desirable to give effect to the Pre-Acquision Reorganization. TZ Canada and Trizec shall consider any such request in good faith having regard to the following: (i) any Permitted Activities, Pre-Acquisition Reorganization or Loan Activities (as defined herein) shall not delay or prevent the completion of the Arrangement or the Mergers; (ii) Permitted Activities, any Pre-Acquision Reorganization or Loan Activities shall be implemented as close as possible to the last moment of the day preceding the Plan of Arrangement Effective Time or the Trizec Merger Effective Time, as applicable (but after Parent shall have waived or confirmed that all conditions to the consumation of the Mergers and the Arrangement have been satisfied), (iii) neither TZ Canada nor Trizec shall be required to take any action in contravention of any Laws, Canadian Laws, organizational document, TZ Canada Material Contract or Trizec Material Contract, (iv) any such Permitted Activities, Pre-Acquisition Reorganization or Loan Activities shall be contingent upon Parent confirming that the Buyer Parties are prepared to proceed immediately with the Closing and any other evidence reasonably requested by TZ Canada or Trizec that the Closing will occur (it being understood that in any event the Permitted Activities, Pre-Acquisition Reorganization or Loan Activities will be deemed to have occurred immediately prior to the Closing), (v) the Permitted Activities, Pre-Acquisition Reorganization or Loan Activities (or the inability to complete the Permitted Activities, Pre-Acquisition Reorganization or Loan Activities) shall not affect or modify in any respect the obligations of the Buyer Parties under this Agreement, including payment of the Trizec Common Share Merger Consideration and the Arrangement Consideration (as defined in the Plan of Arrangement), (vi) none of TZ Canada, Trizec or any Trizec Subsidiary or TZ Canada Subsidiary shall be required to take any action that could adversely affect the classification of Trizec as a “real estate investment trust” (a “REIT”) within the meaning of Section 856 of the Code, (viii) none of TZ Canada or any TZ Canada Subsidiary shall be required to take any action that could adversely affect the qualification of TZ Canada as a “mutual fund corporation” and (ix) none of TZ Canada, Trizec or any TZ Canada Subsidiary or Trizec Subsidiary shall be required to take any action that could result in any Taxes being imposed on, or any adverse Tax or other consequences to, any shareholder or other equity interest holder of Trizec or TZ Canada incrementally greater than the Taxes or other consequences to such party in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 2.07. Parent shall upon request by TZ Canada or Trizec advance to TZ Canada or Trizec, as applicable, all reasonable out-of-pocket costs to be incurred by TZ Canada or Trizec or, promptly upon request by TZ Canada or Trizec, reimburse TZ Canada or Trizec for all reasonable out-of-pocket costs incurred by TZ Canada or Trizec in connection with any actions taken by TZ Canada (or any TZ Canada Subsidiary) or Trizec (or any Trizec Subsidiary) in accordance with this Section 2.07, (including reasonable fees and expenses of its Representatives). The Buyer Parties shall, on a joint and several basis, indemnify and hold harmless TZ Canada, Trizec, the TZ Canada Subsidiaries and the Trizec Subsidiaries and each of their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions. Without limiting the foregoing, none of the representations, warranties or covenants of TZ Canada or of the Trizec Parties shall be deemed to apply to, or deemed breached or violated by, any of the transactions requested by Parent pursuant to this Section 2.07.
ARTICLE III
EFFECTS OF THE MERGER AND THE ARRANGEMENT
SECTION 3.01. Effects of the Trizec Merger on Trizec Securities.
     At the Trizec Merger Effective Time, by virtue of the Trizec Merger and without any action on the part of Trizec or the holders of any capital stock of Trizec (other than the requisite approval of the Trizec Merger by the stockholders of Trizec in accordance with DGCL):
          (a) Each Trizec Common Share held in treasury and not outstanding and each Trizec Common Share that is owned by MergerCo immediately prior to the Trizec Merger Effective Time shall be cancelled and retired and shall cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto.
          (b) Each Trizec Common Share held by TZ Canada or any TZ Canada Subsidiaries, Parent, and AcquisitionCo immediately prior to the Trizec Merger Effective Time shall continue to remain an issued and outstanding share of common stock of the Surviving Corporation, without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (c) Each Trizec Common Share issued and outstanding immediately prior to the Trizec Merger Effective Time (other than Trizec Dissenting Shares and Trizec Common Shares to be cancelled in accordance with Section 3.01(a) and Trizec Common Shares remain issued and outstanding in accordance with Section 3.01(b)), shall be converted and exchanged automatically into one fully paid and non-assessable Redeemable Preferred Share of the Surviving Corporation (the “Trizec Common Share Merger Consideration”, and the Trizec Common Shares that are to be so converted into the Trizec Common Share Merger Consideration are referred to herein as the “Merger Shares”). Immediately after the completion of the Trizec Merger, in accordance with the terms of the Surviving Corporation Charter, the Surviving Corporation shall cause each Redeemable Preferred Share to be redeemed for the right to receive cash in the amount of (i) $29.01 per share, plus (ii) an amount equal to $0.20 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the quarter for which a full quarterly dividend on the Trizec Common Shares has been declared and the Closing Date (including the Closing Date), by (y) the total number of days in the quarter in which the Closing Date occurs, without interest (the “Redemption Amount”), without interest subject to any applicable Taxes required to be withheld in accordance with Section 3.09 with respect to such payment and payable upon surrender, in the manner provided in Section 3.05, of the certificate evidencing the Trizec Common Shares that are to be so converted into the Trizec Common Share Merger Consideration (the “Trizec Common Share Certificates”).
          (d) Each share of special voting stock, par value $0.01 per share, of Trizec (“Trizec Special Voting Stock”) issued and outstanding immediately prior to the Trizec Merger Effective Time shall continue to remain issued and outstanding as a share of special voting stock, par value $0.01 per share, of the Surviving Corporation.
          (e) Each share of Class F convertible stock, par value $0.01 per share, of Trizec (“Trizec Class F Stock”) issued and outstanding immediately prior to the Trizec Merger Effective Time shall continue to remain issued and outstanding as a share of Class F convertible stock, par value $0.01 per share, of the Surviving Corporation.
          (f) Immediately prior to the Trizec Merger Effective Time, each outstanding qualified or nonqualified option to purchase Trizec Common Shares (“Trizec Stock Options”) under the 2002 Trizec Properties, Inc. Long-Term Incentive Plan, as amended and restated, and any employee or director share option or compensation plan or arrangement of Trizec (collectively, “Incentive Plans”), shall become fully vested and exercisable or payable, as the case may be (whether or not then vested or subject to any performance condition that has not been satisfied, and regardless of the exercise price thereof). At the Trizec Merger Effective Time, each Trizec Share Option not theretofore exercised shall be cancelled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of Trizec Common Shares subject to such Trizec Share Option immediately prior to the Trizec Merger Effective Time, whether or not vested or exercisable, and (ii) the excess, if any, of the Redemption Amount over the exercise price per share of such Trizec Share Option, without interest (the “Trizec Option Consideration”), subject to any applicable Taxes required to be withheld in accordance with Section 3.09 with respect to such payment. If the exercise price per share of any such Trizec Share Option is equal to or greater than the Redemption Amount, such Trizec Share Option shall be cancelled without any cash payment being made in respect thereof.
          (g) All restricted share awards (“Trizec Restricted Shares”) granted pursuant to the Incentive Plans or otherwise that remain unvested, including any awards of Trizec Restricted Shares that may be awarded pursuant to, or in connection with, the Trizec 2004 Long-Term Outperformance Company Program (the “OPP”), automatically shall become fully vested and free of any forfeiture or holding restrictions immediately prior to the Trizec Merger Effective Time, and each Trizec Restricted Share shall be considered an outstanding Trizec Common Share for all purposes of this Agreement, including the right to receive the Common Share Merger Consideration.
          (h) All restricted share unit, deferred restricted share unit, restricted share rights and deferred restricted share rights awards (collectively, “Trizec Restricted Share Rights”) granted pursuant to the Incentive Plans or otherwise automatically shall become fully vested and free of any forfeiture restrictions immediately prior to the Trizec Merger Effective Time, and each Trizec Restricted Share Right shall be considered an outstanding Trizec Common Share for all purposes of this Agreement, including the right to receive the Common Share Merger Consideration. Payment of the Common Share Merger Consideration in respect of any Trizec Restricted Share Rights shall be performed in accordance with Section 8.06(d).
          (i) Immediately prior to the Trizec Merger Effective Time, the terms of each outstanding warrant to purchase Trizec Common Shares (“Trizec Warrants”) (other than such Trizec Warrants that are held by TZ Canada or any TZ Canada Subsidiaries immediately prior to the Trizec Merger Effective Time), shall be adjusted in accordance with Section Eight of the warrant agreement with respect to each Trizec Warrant, to provide that from and after the Trizec Merger Effective Time, each such Trizec Warrant shall entitle the holder thereof upon exercise of such Trizec Warrant and payment of the exercise price thereof to receive solely, in full satisfaction thereof, a single lump sum cash payment, equal to the product of (i) the number of Trizec Common Shares subject to such Trizec Warrant immediately prior to the Trizec Merger Effective Time, whether or not vested or exercisable, and (ii) the Redemption Amount, without interest (the “Trizec Warrant Consideration”), and subject to any applicable Taxes required to be withheld in accordance with Section 3.09 with respect to such payment. If the exercise price per share of any such Trizec Warrant is equal to or greater than the Redemption Amount, such Trizec Warrant shall be cancelled without any cash payment being made in respect thereof. Trizec Warrants that are held by TZ Canada or any TZ Canada Subsidiaries immediately prior to the Trizec Merger Effective Time shall continue to remain issued and outstanding of the Surviving Corporation.

SECTION 3.02. Effects of the Trizec Merger on MergerCo Securities.
     At the Trizec Merger Effective Time, by virtue of the Trizec Merger and without any action on the MergerCo or Parent, as the holder of all outstanding capital stock of MergerCo (other than the requisite approval by Parent as a stockholder of MergerCo in accordance with DGCL, which approval has been obtained), all outstanding shares of common stock, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Trizec Merger Effective Time shall collectively be converted into such aggregate number of shares of common stock, par value $0.01, of the Surviving Corporation in an amount equal to the aggregate number of Trizec Common Shares (other than the Trizec Common Shares held by TZ Canada and any TZ Canada Subsidiaries) outstanding immediately prior to the Trizec Merger Effective Time, including Trizec Common Shares deemed to be outstanding pursuant to Section 3.01(g) and 3.01(h).
SECTION 3.03. Effects on Operating Company Securities.
          (a) At the Operating Company Merger Effective Time, by virtue of the Operating Company Merger and without any action on the part of the holder of any limited liability company interest of Operating Company or Merger Operating Company, each Class A and Class B common unit of limited liability company interest in the Operating Company issued and outstanding immediately prior to the Operating Company Merger Effective Time (the “Existing Units”) (other than any Existing Units held by Trizec or any of Trizec Subsidiaries, which Existing Units shall remain outstanding and unchanged as units of limited liability company interest in the Surviving Operating Corporation), shall be converted and exchanged automatically into one fully-paid Redeemable Preferred Unit of the Surviving Operating Company (the “Operating Company Merger Consideration”, and together with the Redemption Amount, Trizec Option Consideration and the Trizec Warrant Consideration, the “Trizec Consideration”).
          (b) At the Operating Company Merger Effective Time, the limited liability company interests of Operating Company held by Trizec shall remain outstanding and unchanged as limited liability company interests in the Surviving Operating Company, entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the Amended Operating Agreement.
          (c) At the Operating Company Merger Effective Time, without any action of any Person, the limited liability company interests in the Merger Operating Company shall be converted and exchanged automatically into limited liability company interests in the Surviving Operating Company commensurate with their value.
          (d) Each holder of Class B Common Units of the Operating Company shall be afforded the opportunity to make an unconditional election, prior to the Closing Date, to exercise the Preferred Redemption Right (as defined in Section F(i) of Exhibit G) or the Preferred Conversion Right (as defined in Section H(i) of Exhibit G) relating to the Redeemable Preferred Units that such holder will receive in the Operating Company Merger, effective immediately following the Operating Company Merger Effective Time, (an “Election”) as follows:

          (i) Parent shall prepare and deliver to the Operating Company, as promptly as practicable following the date of this Agreement, and the Operating Company shall mail to the holders of Class B Common Units, a form of election, which form shall be subject to the reasonable approval of Trizec, in its capacity as the managing member of the Operating Company (the “Form of Election”). The Form of Election shall set forth the procedures, reasonably acceptable to Trizec, for holders of Class B Common Units to make an election to exercise the Preferred Redemption Right and the Preferred Conversion Right, including the deadline for making Elections and the procedures (if any) for revoking an Election.
          (ii) The Trizec Parties agree to reasonably cooperate with Parent in preparing any disclosure statement or other disclosure information to accompany the Form of Election, including information applicable to an offering of securities exempt from registration under the Securities Act.
SECTION 3.04. Effects of the Arrangement.
     The Articles of Arrangement shall provide, with such other matters as are necessary to effect the transactions contemplated hereby, for the implementation of the Plan of Arrangement.
SECTION 3.05. Surrender of Trizec Shares; Stock Transfer Books.
          (a) From and after the Trizec Merger Effective Time, for all purposes of determining the record holders of the Redeemable Preferred Shares, the holders of Merger Shares as of immediately prior to the Trizec Merger Effective Time shall be deemed to be holders of the Redeemable Preferred Shares. No share certificates shall be issued in respect of the Redeemable Preferred Shares, and such shares shall be evidenced by the certificates representing the Merger Shares (the “Trizec Common Share Certificates”). Promptly after the completion of the Trizec Merger, the holders of Merger Shares as of immediately prior to the Trizec Merger Effective Time shall be entitled to receive a payment representing the aggregate Redemption Amount payable in respect of the Redeemable Preferred Shares into which their Trizec Common Shares were converted, upon surrender of the Trizec Common Share Certificates (which at and after the Trizec Merger Effective Time will represent Redeemable Preferred Shares) in accordance with this Section 3.05.
          (b) Prior to the Trizec Merger Effective Time, Trizec shall appoint a bank or trust company reasonably satisfactory to Parent (the “Trizec Paying Agent”) and enter into a paying agent agreement with such Trizec Paying Agent for the payment of the Redemption Amount. Immediately following completion of the Trizec Merger, the redemption of the Redeemable Preferred Shares and the cancellation of the Trizec Stock Options and applicable Trizec Warrants, Parent shall cause to be deposited with the Trizec Paying Agent, (i) by the Surviving Corporation for the benefit of the holders of Redeemable Preferred Shares, Trizec Stock Options, Trizec Restricted Shares, Trizec Restricted Share Rights and applicable Trizec Warrants, cash in an amount sufficient to pay the aggregate Trizec Consideration required to be paid (such cash being hereinafter referred to as the “Surviving Corporation Redemption

Fund”) and (ii) by the Surviving Operating Company for the benefit of Existing Units, certificates or other evidence of the Redeemable Preferred Units (the “Surviving Operating Company Redemption Fund”), and to cause the Trizec Paying Agent to make, and the Trizec Paying Agent shall make, payments of the Trizec Consideration out of the Surviving Corporation Redemption Fund or the Surviving Operating Company Redemption Fund, as applicable, to the holders of Redeemable Preferred Shares, Trizec Stock Options, Trizec Restricted Shares, Trizec Restricted Share Rights, applicable Trizec Warrants and Existing Units in accordance with this Agreement. If applcaible, each of the Surviving Corporation Redemption Fund and the Surviving Operating Company Redemption Fund shall be invested by the Trizec Paying Agent as directed by and for the benefit of the Surviving Corporation and the Surviving Operating Company, respectively; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Redeemable Preferred Shares, Trizec Stock Options, Existing Units and applicable Trizec Warrants following completion of the Trizec Merger pursuant to this Article III. Any and all interest and other income earned on the Surviving Corporation Redemption Fund and the Surviving Operating Company Redemption Fund shall promptly be paid to the Surviving Corporation.
          (c) As promptly as practicable after the Trizec Merger Effective Time, Parent and the Surviving Corporation shall cause the Trizec Paying Agent to mail to each person who was, as of immediately prior to the Trizec Merger Effective Time, a holder of record of the Merger Shares, Trizec Warrants and Existing Units: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to, if applicable, the Trizec Common Share Certificates, Existing Unit certificates or Trizec Warrant certificates shall pass, only upon proper delivery of, if applicable, the Trizec Common Share Certificates, Existing Unit certificates or Trizec Warrant certificates to the Trizec Paying Agent) and (ii) instructions for effecting the surrender of, if applicable, the Trizec Common Share certificates, Existing Unit certificates or Trizec Warrant certificates in exchange for the Trizec Consideration. Upon surrender to the Trizec Paying Agent of Trizec Common Share Certificates or, Existing Unit certificates or Trizec Warrant certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Trizec Common Share Certificate, Existing Unit certificates or Trizec Warrant certificate shall be entitled to receive in exchange therefor, in cash, or units, as applicable, the Redemption Amount in respect of the Redeemable Preferred Shares issued in the Trizec Merger and redeemed immediately following the Trizec Merger, the right to receive the Trizec Warrant Consideration or the right to receive the Operating Company Merger Consideration, as applicable, and the Trizec Common Share Certificate or Trizec Warrant certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Merger Shares or Trizec Warrants that is not registered in the transfer records of Trizec, payment of the Redemption Amount in respect of the Redeemable Preferred Shares redeemed immediately following the Trizec Merger or cash amount in respect of the Trizec Warrants issued in the Trizec Merger may be made to a person other than the person in whose name the

Trizec Common Share Certificate or Trizec Warrant certificate so surrendered is registered if such Trizec Common Share Certificate or Trizec Warrant certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Redemption Amount in respect of the Redeemable Preferred Shares issued in the Trizec Merger and redeemed immediately following the Trizec Merger or the payment of the Trizec Warrant Consideration to a person other than the registered holder of such Trizec Common Share Certificate or Trizec Warrant certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.05, each Trizec Common Share Certificate, Existing Unit certificate and Trizec Warrant certificate shall be deemed at all times after the Trizec Merger Effective Time to represent only the right to receive upon such surrender the applicable Trizec Consideration and, at all times after the redemption of the Redeemed Preferred Shares, the Redemption Amount to which the holder of such Trizec Common Share Certificate is entitled following redemption of the Redeemable Preferred Shares, or the Trizec Warrant Consideration or Operating Company Merger Considration, as applicable. No interest shall be paid or will accrue on any cash payable to holders of Trizec Common Share Certificates, Existing Unit certificates or the Trizec Warrant Consideration pursuant to the provisions of this Article III.
          (d) Any portion of the Surviving Corporation Redemption Fund deposited with the Trizec Paying Agent pursuant to Section 3.05(a) to pay for Merger Shares that become Trizec Dissenting Shares shall be delivered to the Surviving Corporation upon demand; provided, however, that the Surviving Corporation shall remain liable for payment of the Redemption Amount for the Trizec Common Share Merger Consideration in respect of Trizec Common Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder’s rights to appraisal of such shares under Section 262 of the DGCL (“Section 262”).
          (e) Any portion of the Surviving Corporation Redemption Fund that remains undistributed to the holders of Redeemable Preferred Shares for one year after the Trizec Merger Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Redeemable Preferred Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Redemption Amount. Any portion of the Surviving Corporation Redemption Fund remaining unclaimed by holders of Redeemable Preferred Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. None of Parent, the Trizec Paying Agent or the Surviving Corporation shall be liable to any holder of Redeemable Preferred Shares for any such shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.
          (f) If any Trizec Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Trizec Common Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Trizec Common Share Certificate, the Trizec Paying Agent shall pay in respect of Redeemable Preferred Shares into which the Trizec Common Shares were converted in the Trizec Merger to which such lost, stolen or destroyed Trizec Common Share Certificate relate the Redemption Amount to which the holder thereof is entitled.
          (g) At the Trizec Merger Effective Time, the stock transfer books of Trizec shall be closed and there shall be no further registration of transfers of Merger Shares or Redeemable Preferred Shares thereafter on the records of Trizec. From and after the Trizec Merger Effective Time, the holders of Trizec Common Share Certificates representing Merger Shares outstanding immediately prior to the Trizec Merger Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement, the certificate of incorporation of the Surviving Corporation, or by Law. From and after the redemption of the Redeemable Preferred Shares immediately following the completion of the Trizec Merger, any Trizec Common Share Certificates presented to the Trizec Paying Agent or the Surviving Corporation for any reason shall be cancelled against delivery of the Redemption Amount to which the holders thereof are entitled.
          (h) At the Operating Company Merger Effective Time, the Unit transfer books of the Operating Company shall be closed and there shall be no further registration or transfer of the Operating Company or the Surviving Operating Company of Existing Units. From and after the Operating Company Effective Time, the holders of Existing Units outstanding immediately prior to the Operating Company Effective Time shall cease to have rights with respect to such Existing Units, except as otherwise provided for herein.
SECTION 3.06. Employee Stock Purchase Plan of Trizec.
     Trizec shall take all actions necessary to terminate its 2003 Employee Stock Purchase Plan, as amended and restated (the “ESPP”) at the end of the current “Offering Period” (as such term is defined in the ESPP) which is scheduled to end on June 30, 2006 (the “ESPP Date”). As of the ESPP Date, no new offering or purchasing periods shall be commenced. In addition, Trizec shall take all actions as may be necessary in order to freeze the rights of the participants in the ESPP, effective as of the date of this Agreement, to existing participants and (to the extent permissible under the ESPP) existing participation levels.
SECTION 3.07. Termination of Trizec’s DRIP.
     Trizec shall take all actions necessary to terminate its Dividend Reinvestment and Share Purchase Plan (the “DRIP”), effective as soon as possible after the date of this Agreement, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in the Surviving Corporation or any other Trizec Party or Buyer Party as a result of such purchase or the exercise of such rights at or after such date.
SECTION 3.08. Trizec Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Trizec Common Shares that are outstanding immediately prior to the Trizec Merger Effective Time and that are held by any stockholder who is entitled to demand and properly demands the appraisal for such Shares (the “Trizec Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 shall not be converted into, or represent the right to receive, the Trizec Common Share Merger Consideration or the Redemption Amount. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Trizec Dissenting Shares in accordance with the provisions of Section 262; provided, however, that all Trizec Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with Section 262, or lost such stockholder’s rights to appraisal of such Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Trizec Merger Effective Time, the right to receive the Trizec Common Share Merger Consideration and the Redemption Amount (upon redemption of such stockholder’s Redeemable Preferred Shares pursuant to Section 3.01(c) hereof, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such Shares in the manner provided in Section 3.05(b) or, if a portion of the Surviving Corporation Redemption Fund deposited with the Trizec Paying Agent to pay for Shares that become Trizec Dissenting Shares has been delivered to the Surviving Corporation in accordance with Section 3.05(d), upon demand to the Surviving Corporation.
          (b) Trizec shall give Parent (i) prompt notice of any demands received by Trizec for appraisal of any Trizec Common Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Trizec and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Trizec shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
SECTION 3.09. Withholding Rights.
     Trizec, the Surviving Corporation, the Surviving Operating Company or the Trizec Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Trizec Common Shares, Trizec Stock Options, Trizec Restricted Share Rights, Trizec Warrants, Trizec Dissenting Shares and Existing Units who will receive the Operating Company Merger Consideration such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Trizec, the Surviving Corporation, or the Trizec Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Merger Shares, Redeemable Preferred Trizec Common Shares, Trizec Stock Options, Trizec Restricted Share Rights, Trizec Warrants, or Trizec Dissenting Shares in respect of which such deduction and withholding was made by the Trizec, the Surviving Corporation or the Trizec Paying Agent, as applicable.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE TRIZEC PARTIES
          Except as set forth in the Trizec Disclosure Schedule the Trizec Parties hereby jointly and severally represent and warrant to the Buyer Parties as follows:
SECTION 4.01. Organization and Qualification; Subsidiaries; Authority.
          (a) Trizec is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Trizec is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Trizec has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.
          (b) Each of Trizec’s subsidiaries (the “Trizec Subsidiaries”, and each of the Trizec Subsidiaries with net quarterly revenue greater than 5% of the consolidated net revenue of Trizec for the quarter ended March 31, 2006 being set forth on Section 4.01(b) of the Trizec Disclosure Schedule, a “Material Trizec Subsidiary”), together with the jurisdiction of organization of each such subsidiary, the percentage of the outstanding equity of each such subsidiary owned by Trizec and each other subsidiary of Trizec, is set forth on Section 4.01(b) of the Trizec Disclosure Schedule. Except as set forth in Sections 4.01(b) and 4.01(c) of the Trizec Disclosure Schedule, Trizec does not own, directly or indirectly, any shares of stock of, or other equity interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. Each Trizec Subsidiary is a corporation, partnership, limited liability company or trust duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Material Trizec Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Each of the Trizec Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (c) Trizec is the sole managing member of the Operating Company. As of June 2, 2006 Trizec directly owned 157,199,870 Class A common units of limited liability company interest of the Operating Company, which represented approximately 98.4% of the outstanding Class A and Class B common units of limited liability company interest of the Operating Company (the “Operating Company Common Units”) as of such date, 100 SV Units of the Operating Company (the “Operating Company SV Units”), representing 100% of the outstanding SV Units as of such date, and 100,000 Class F Convertible Units of the Operating Company (the “Operating Company Class F Units”), representing 100% of the outstanding Class F Units as of such date. Section 4.01(c) of the Trizec Disclosure Schedule sets forth, as of June 2, 2006, a list of all holders of units of limited liability company interest of the Operating Company, including the name of the Person holding each such unit, and the number and type (e.g., general, limited, etc.). Except as set forth in the Operating Company LLC Agreement or Section 4.01(c) of the Trizec Disclosure Schedule, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Operating Company to issue, repurchase, redeem, transfer or sell any limited liability company interests of the Operating Company. Except as set forth in Section 4.01(c) of the Trizec Disclosure Schedule, the limited liability company interests in the Operating Company that are owned by Trizec are subject only to the restrictions on transfer set forth in the Operating Company LLC Agreement, and those imposed by applicable securities laws.
          (d) A correct and complete list of entities that are not Trizec Subsidiaries and in which Trizec or any Trizec Subsidiary has a direct or indirect interest (the “Trizec JV Entities”), together with the jurisdiction of organization of each Trizec JV Entity, the names of the other members and partners in each Trizec JV Entity and the respective percentage interests of each such member or partner in each Trizec JV Entity is set forth in Section 4.01(d)(i) of the Trizec Disclosure Schedule.
SECTION 4.02. Organizational Documents.
          Trizec has previously provided or made available complete copies of the Trizec Charter and Trizec Bylaws, the Operating Company LLC Agreement and the certificate of formation of the Operating Company (and in each case, all amendments thereto) and all organizational documents of the Trizec JV Entities that own one or more Trizec Properties as set forth in Section 4.02 of the Trizec Disclosure Schedule as in effect on the date of this Agreement (collectively, the “Organizational Documents”). All Organizational Documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding Trizec, any Trizec Subsidiaries, the Operating Company or, to the knowledge of Trizec, the Material Trizec JV Entities have been commenced.
SECTION 4.03. Capitalization.
          (a) The authorized capital stock of Trizec consists of 500,000,000 Trizec Common Shares, 100 shares of Trizec Special Voting Stock, 100,000 shares of Trizec Class F Stock, and 50,000,000 shares of preferred stock, par value $0.01 per share (“Trizec Preferred Shares”). As of June 2, 2006, (i) 157,199,870 Trizec Common Shares, 100 shares of Trizec Special Voting Stock and 100,000 shares of Trizec Class F Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) 61,545 Trizec Common Shares were held in the treasury of Trizec. As of the date of this Agreement, no Trizec Preferred Shares are issued and outstanding.
          (b) Each outstanding share of capital stock of, or other equity interest in, a Trizec Subsidiary owned by Trizec or by another Trizec Subsidiary is owned free and clear of all Liens except as set forth on Section 4.03(b) of the Trizec Disclosure Schedule.
          (c) As of June 2, 2006, 6,466,000 Shares were reserved for future issuance pursuant to outstanding Trizec Stock Options, Trizec Restricted Share Rights, Trizec Warrants, and other purchase rights and stock awards granted pursuant to the Incentive Plan, the ESPP and DRIP (collectively, the “Trizec Stock Awards”). As of June 2, 2006, 2,498,671 Trizec Common Shares have been reserved for issuance upon the redemption of the Operating Company Common Units. Except as set forth in Section 4.03(c) of the Trizec Disclosure Schedule, the Trizec Charter and the Operating Company LLC Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Trizec or any Trizec Subsidiary or obligating Trizec or any Trizec Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Trizec or any Trizec Subsidiary. Trizec has made available to Parent accurate and complete copies of all Incentive Plans pursuant to which Trizec has granted Trizec Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Trizec Stock Awards. All Trizec Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.
          (d) Except as set forth in Section 4.03(d) of the Trizec Disclosure Schedule, there are no outstanding contractual obligations of, or other equity interest in, Trizec to repurchase, redeem or otherwise acquire any shares of capital stock of Trizec.
          (e) Except as set forth in Section 4.03(e) of the Trizec Disclosure Schedule, Trizec is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.
          (f) Except as set forth in Trizec Charter, there are no agreements or understandings to which Trizec or any Trizec Subsidiary is a party with respect to the voting of any shares of capital stock of Trizec or which restrict the transfer of any such shares, nor does Trizec have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.
          (g) There is no Voting Debt of Trizec or any Trizec Subsidiary outstanding.
          (h) Except as set forth on Section 4.03(h) of the Trizec Disclosure Schedule, all dividends or distributions on securities of Trizec or any Trizec Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.
SECTION 4.04. Authority Relative to this Agreement, Validity and Effect of Agreements.
          (a) Trizec has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by Trizec of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of Trizec. No other corporate proceedings on the part of Trizec are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) the approval and adoption of this Agreement by the holders of a majority of outstanding Trizec Common Shares entitled to vote thereon at a meeting of the stockholders of Trizec duly called and held for such purpose (the “Trizec Stockholder Approval”) and (ii) the filing and recordation of the Trizec Certificate of Merger and other appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by Trizec, and the Operating Company and the Merger Operating Company, assuming the due authorization, execution and delivery by each of TZ Canada, Parent, MergerCo, Merger Operating Company and AcquisitionCo, constitutes a legal, valid and binding obligation of Trizec, enforceable against Trizec in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
          (b) The Operating Company (through Trizec, as its sole managing member) has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Operating Company of this Agreement and the consummation by the Operating Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action on behalf of the Operating Company, including by all necessary action of Trizec as the sole managing member of the Operating Company, and no other limited liability company proceedings on the part of any of them are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Operating Company and, assuming the due authorization, execution and delivery by each of TZ Canada, Parent, MergerCo and AcquisitionCo, constitutes a legal, valid and binding obligation of the Operating Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
          (c) The Special Committee, by resolutions duly adopted at meetings duly called and held, has duly (i) determined that this Agreement and the Trizec Merger are fair to and in the best interests of Trizec and its stockholders (excluding TZ Canada and its affiliates), (ii) determined that this Agreement should be approved and declared advisable, and (iii) resolved to recommend that the Trizec Board approve and declare the advisability of this Agreement (collectively, the “Special Committee Recommendation”). The Trizec Board, by resolutions duly adopted at meetings duly called and held, has duly (i) determined that this Agreement and the Trizec Merger are fair to and in the best interests of Trizec and its stockholders, (ii) approved this Agreement and declared its advisability, (iii) recommended that the stockholders of Trizec adopt this Agreement, and (iv) directed that this Agreement be submitted for consideration by the stockholders of Trizec at the Trizec Stockholders’ Meeting.
SECTION 4.05. No Conflict; Required Filings and Consents.
          (a) Except as set forth in Section 4.05(a) of the Trizec Disclosure Schedule, subject to the receipt of the consents, approvals and other authorizations described in Section 4.05(b), the execution and delivery by the Trizec Parties of this Agreement do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate (1) Trizec Charter, Trizec Bylaws, the Operating Company LLC Agreement or the certificate of formation of the Operating Company, or (2) the certificate or articles of incorporation or bylaws or equivalent organizational documents of any Material Trizec Subsidiary, as amended or supplemented, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 4.05 have been obtained and all filings and obligations described in subsection (b) of this Section 4.05 have been made, conflict with or violate any Law applicable to Trizec or any Trizec Subsidiary or by which any property or asset of Trizec or any Trizec Subsidiary, is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of Trizec or any Trizec Subsidiary, pursuant to, any of the terms, conditions or provisions of any Permit, Material Trizec Lease or Trizec Material Contract to which Trizec or any Trizec Subsidiary is a party or by which it or any of its respective properties or assets may be bound, except, with respect to clauses (ii) and (iii), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Trizec Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Material Adverse Effect.
          (b) Except as set forth in Section 4.05(b) of the Disclosure Schedule, the execution and delivery by the Trizec Parties of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”), (B) if applicable, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Trizec Merger to be sent to Trizec’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and other written communications that may be deemed “soliciting materials” under Rule 14a-12, (D) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), (E) the approval of Canadian securities regulatory agency (including the CSA), (F) the filing of the appropriate merger documents as required by the DGCL and the DLLCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Trizec Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Material Adverse Effect.
SECTION 4.06. Permits; Compliance with Laws.
          (a) Each of Trizec and the Trizec Subsidiaries and, to the knowledge of Trizec, the Material Trizec JV Entities, are in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for them to own, lease and operate their assets or to carry on their business as it is now being conducted (collectively, the “Permits”), and all such Permits are valid and in full force and effect, except where the failure to obtain and maintain the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

          (b) None of Trizec, any of the Trizec Subsidiaries, or to the knowledge of Trizec, any of the Material Trizec JV Entities is in violation of any Laws or Permits applicable to Trizec or any Trizec Subsidiary, or by which any property or asset of Trizec or any Trizec Subsidiary is bound, except for any such violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 4.07. SEC Filings; Financial Statements.
          (a) Trizec has filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC since May 8, 2002 (the “Trizec SEC Reports”). The Trizec SEC Reports, each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Trizec SEC Reports, each as amended prior to the date hereof, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of Trizec and its consolidated Trizec Subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments).
          (c) Except (i) as set forth in Section 4.07(c) of the Trizec Disclosure Schedule, (ii) to the extent set forth on the consolidated balance sheet of Trizec as of December 31, 2005 (including notes thereto) included in Trizec’s Form 10-K for the fiscal year ended December 31, 2005, (iii) liabilities incurred on behalf of Trizec or any Trizec Subsidiary in connection with this Agreement, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005, none of Trizec or the Trizec Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a consolidated balance sheet of Trizec or in the notes thereto, except for such liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect.
          (d) Since the enactment of the Sarbanes Oxley Act of 2002 (the “Sarbanes Oxley Act”), Trizec has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes Oxley Act and the rules and regulations promulgated thereunder, and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Since Trizec became subject to the provisions of Rule 404 of the Sarbanes-Oxley Act, it has complied in all material respects with such provisions.
SECTION 4.08. Absence of Certain Changes or Events.
          Except as disclosed in the Trizec SEC Reports or as set forth in Section 4.08 of the Trizec Disclosure Schedule, since December 31, 2005 through the date hereof, (a) Trizec has conducted its business in the ordinary course consistent with past practice and (b) there has not been an event, occurrence, effect or circumstance that has resulted or would reasonably be expected to result in a Material Adverse Effect.
SECTION 4.09. Absence of Litigation.
          As of the date hereof, except (i) as listed in Section 4.09 of the Trizec Disclosure Schedule, (ii) as set forth in Trizec SEC Reports, each as amended to the date hereof, filed prior to the date of this Agreement, or (iii) for suits, claims, Actions, proceedings or investigations arising from the ordinary course of operations of Trizec and Trizec Subsidiaries involving (A) eviction or collection matters, (B) personal injury or other tort litigation which are covered by insurance (subject to customary deductibles) or for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, or (C) claims for which Trizec is indemnified by a tenant or service provider of Trizec, there is no Action pending or, to the knowledge of Trizec, threatened in writing against Trizec or any of Trizec Subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (x) prevent or materially delay consummation of the Trizec Merger and the other transactions contemplated by this Agreement or (y) has or reasonably be expected to have a Material Adverse Effect. As of the date hereof, none of Trizec or any of Trizec Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.
SECTION 4.10. Employee Benefit Plans.
          (a) Section 4.10(a) of the Trizec Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which Trizec or any ERISA Affiliate is a party, with respect to which Trizec or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by Trizec or any Trizec Subsidiary for the benefit of any current or former employee, officer, director or consultant of Trizec or any ERISA Affiliate (collectively, the “Plans”). Except as set forth in Section 4.10(a) of the Trizec Disclosure Schedule, Trizec has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) the Plans, (ii) the annual report (Form 5500) filed with the Internal Revenue Service (“IRS”) for the last three plan years, (iii) the most recently received IRS determination letter, if any, relating to a

Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Plan, (v) the most recent summary plan description for such Plan (or other descriptions of such Plan provided to employees) and all modifications thereto, and (vi) all material correspondence with the Department of Labor or the IRS.
          (b) Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Internal Revenue Code of 1986, as amended, (the “Code”), except for such noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect. Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1 and Proposed Regulation Sections 1.409A-1 through 1.409A-6 inclusive. No Action is pending or, to the knowledge of Trizec, threatened with respect to any Plan (other than claims for benefits in the ordinary course) that would, individually or in the aggregate, have a Material Adverse Effect.
          (c) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and to the knowledge of Trizec no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
          (d) Neither Trizec nor any ERISA Affiliate sponsors or has sponsored any employee benefit plan that is subject to the provisions of Title IV of ERISA, is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, a voluntary employee beneficiary association or is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither Trizec nor any ERISA Affiliate sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Trizec or any ERISA Affiliate, except as required by Section 4980B of the Code. Except as set forth on Section 4.10(d)(i) of the Trizec Disclosure Schedule, neither Trizec nor any ERISA Affiliate has any obligation with respect to any multiemployer plan as defined in Section 4001(a)(3) of ERISA (each, a “Multiemployer Plan”). Neither Trizec nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan, and, except as set forth on Section 4.10(d)(ii) of the Trizec Disclosure Schedule, neither Trizec nor any ERISA Affiliate would become subject to any liability under ERISA if Trizec or any such ERISA Affiliate were to withdraw (in whole or in part) from any such Multiemployer Plan.
          (e) Full payment has been made, or otherwise properly accrued on the books and records of Trizec and any ERISA Affiliate, of all amounts that Trizec and any ERISA Affiliate are required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of Trizec through the Closing Date.
          (f) Except as set forth in Section 4.10(f)(i) of the Trizec Disclosure Schedule or as contemplated in Article III of this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger and the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Trizec or any ERISA Affiliate. Except as set forth in Section 4.10(f)(ii) of the Trizec Disclosure Schedule, no Plan, either individually or collectively, provides for any payment by Trizec or any ERISA Affiliate that would constitute a “parachute payment” within the meaning of Section 280G of the Code after giving effect to the transactions contemplated by this Agreement (either alone or in conjunction with any other event).
          (g) For purposes of this Section 4.10, an entity is an “ERISA Affiliate” of Trizec if it would have ever been considered a single employer with Trizec under 4001(b) of ERISA or part of the same controlled group as Trizec for purposes of Section 302(d)(8)(C) of ERISA.
SECTION 4.11. Labor Matters.
          (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect or as set forth in Section 4.11(a) of the Trizec Disclosure Schedule, (i) neither Trizec nor any Trizec Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Trizec or any Trizec Subsidiary, (ii) neither Trizec nor any Trizec Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against Trizec or any Trizec Subsidiary under such agreement or contract, and (iii) there is no strike, slowdown, work stoppage or lockout by or with respect to any employees of Trizec or any Trizec Subsidiary.
          (b) Trizec and each of the Trizec Subsidiaries is in compliance in all material respects with all applicable Laws relating to employment or labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay, equity and the collection and payment of withholding and/or social security taxes. Except as set forth on Section 4.11(b) of the Trizec Disclosure Schedule, neither Trizec nor any of the Trizec Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local Law within the last six months which remains unsatisfied.
SECTION 4.12. Information Supplied.
The information supplied by Trizec relating to Trizec and Trizec Subsidiaries to be contained in the Proxy Statement or any other document to be filed with the SEC in connection herewith (the “Other Filings”) will not, in the case of the Proxy Statement, at the date it is first mailed to Trizec’s stockholders or at the time of Trizec Stockholders’ Meeting or at the time of any amendment or supplement thereto, or, in the case of any Other Filing, at the date it is first mailed to Trizec’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made (or omitted to be made) by Trizec or any Trizec Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by Parent or MergerCo in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All documents that Trizec is responsible for filing with the SEC in connection with the Trizec Merger, or the other transactions contemplated by this Agreement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
     SECTION 4.13. Property and Leases.
          (a) Section 4.13(a) of the Trizec Disclosure Schedule sets forth a correct and complete list and address of all real property interests owned or held by Trizec, the Trizec Subsidiaries and the Material Trizec JV Entities, including fee interests, ground leasehold interests and mortgage loans held as lender (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Trizec Property” and collectively referred to herein as the “Trizec Properties”). As of the date hereof, each of the Trizec Properties is owned or leased by Trizec and the Material Trizec JV Entities or a Trizec Subsidiary or a Material Trizec JV Entity, as indicated in Section 4.13(a) of the Trizec Disclosure Schedule. As of the date hereof, Trizec, the Trizec Subsidiaries or, to the knowledge of Trizec, the Material Trizec JV Entities own or, if so indicated in Section 4.13(a) of the Trizec Disclosure Schedule, lease each of the Trizec Properties, in each case, free and clear of any Liens, title defects, covenants or reservations of interests in title (collectively, “Trizec Property Restrictions”), except for Permitted Liens and any other limitations of any kind, if any, that would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) Except as set forth on Section 4.13(b) of the Trizec Disclosure Schedule, as of the date hereof, none of Trizec, the Trizec Subsidiaries or to the knowledge of Trizec, any of the Material Trizec JV Entities has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any Trizec Properties or that any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any Trizec Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any Trizec Properties is not in full force and effect, except for such failures that would not reasonably be expected to have a Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Material Adverse Effect or (ii) written notice of any uncured violation of any Laws affecting any of Trizec Properties or operations which would reasonably be expected to have a Material Adverse Effect.
          (c) Except as provided for in Section 4.13(c) of the Trizec Disclosure Schedule, policies of title insurance (each a “Trizec Title Insurance Policy”) have been issued insuring, as of the effective date of each such Trizec Title Insurance Policy, Trizec’s and any Trizec Subsidiary’s (or the applicable predecessor’s or acquiror’s) title to or leasehold interest in Trizec Properties, subject to the matters disclosed on Trizec Title Insurance Policies and Permitted Liens. A copy of each Trizec Title Insurance Policy has been previously made available to Parent.
          (d) Except as provided for in Section 4.13(d) of the Trizec Disclosure Schedule, as of the date hereof, none of Trizec or any of the Trizec Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending with respect to any of the Trizec Properties (and to the knowledge of Trizec, no such proceeding is threatened) that would, individually or in the aggregate, have a Material Adverse Effect.
          (e) Except as provided in Section 4.13(e) of the Trizec Disclosure Schedule and except for immaterial discrepancies or omissions, the rent rolls for Trizec Properties dated as of May 1, 2006 which have previously been made available to Parent, list each lease that was in effect as of May 1, 2006 and to which Trizec, any Trizec Subsidiary is or, to the knowledge of Trizec, any of the Material Trizec JV Entities is a party as landlord with respect to each of the applicable Trizec Properties (such leases, together with all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, the “Trizec Leases”). Except as set forth on Schedule 4.13(e), Trizec has made available to Parent copies of all Trizec Leases that relate to in excess of 50,000 square feet of net rentable area (the “Material Trizec Leases”), in effect as of the date hereof, which copies are correct and complete in all material respects. Except as set forth in Section 4.13(e) of the Trizec Disclosure Schedule, none of Trizec, any Trizec Subsidiary or to the knowledge of Trizec, the Material Trizec JV Entities has received written notice that it is in default under any Material Trizec Lease, except for violations or defaults that have been cured in any material respect or are disclosed in the rent rolls. Except as provided in Section 4.13(e) of the Trizec Disclosure Schedule, no tenant under a Material Trizec Lease is in monetary or, to the knowledge of Trizec, material non-monetary default under such Material Trizec Lease.
          (f) Section 4.13(f) of the Trizec Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each ground lease pursuant to which Trizec or any Trizec Subsidiary, or to the knowledge of Trizec, any Material Trizec JV Entity is a lessee (individually, a “Trizec Ground Lease” and collectively, “Trizec Ground Leases”). Each Trizec Ground Lease is in full force and effect and neither Trizec nor any Trizec Subsidiary or to the knowledge of Trizec, any Material Trizec JV Entity has received a written notice that it is in default in any material respect under any Trizec Ground Lease which remains uncured. Trizec has made available to Parent copies of each Trizec Ground Lease and all amendments thereto, which copies are correct and complete in all material respects. Except as would not reasonably be expected to have a Material Adverse Effect, neither Trizec, nor any Trizec Subsidiary is and, to the knowledge of Trizec, no other party is in breach or violation of, or default under, any Trizec Ground Lease (in each case, with or without notice or lapse of time or both) and each Trizec Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Trizec or the Trizec Subsidiaries and, to the knowledge of Trizec, with respect to the other parties thereto.
          (g) Except as set forth in Section 4.13(g) of the Trizec Disclosure Schedule or as contemplated by, or provided in, Trizec Leases, as of the date hereof, there are no unexpired option agreements or rights of first refusal with respect to the purchase of a Trizec Property or any portion thereof that is owned by Trizec or any Trizec Subsidiary, or any other unexpired rights in favor of any party other than Trizec or any Trizec Subsidiary (a “Third Party”) to purchase or otherwise acquire a Trizec Property or any portion that is owned by Trizec or any Trizec Subsidiary or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Trizec Property or any portion thereof that is owned by Trizec any Trizec Subsidiary.
          (h) Trizec has provided or made available to Parent each agreement pursuant to which Trizec, any Trizec Subsidiary, or to the knowledge of Trizec, a Material Trizec JV Entity manages, acts as leasing agent for or provides development services for any real property for any Third Party and any other contract which otherwise produces fee income to Trizec, any of the Trizec Subsidiaries or, to the knowledge of Trizec, any of the Material Trizec JV Entities in excess of $500,000 per year, which agreements are correct and complete in all material respects.
          (i) Except for those contracts or agreements set forth in Section 4.13(i) of the Trizec Disclosure Schedule or as contemplated by, or provided in, Trizec Leases, none of Trizec, any of the Trizec Subsidiaries or, to the knowledge of Trizec, any of the Material Trizec JV Entities has entered into any contract or agreement (collectively, the “Participation Agreements”) with any Third Party or any employee, consultant, Affiliate or other person (the “Participation Party”) that provides for a right of such Participation Party to participate, invest, join, partner, or have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which Trizec or any Trizec Subsidiary has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Participation Party (a “Participation Interest”).

SECTION 4.14. Intellectual Property.
          Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) to the knowledge of Trizec, the conduct of the business of Trizec and the Trizec Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any Third Party and (b) with respect to Intellectual Property owned by or licensed to Trizec or any Trizec Subsidiary that is material to the conduct of the business of Trizec and the Trizec Subsidiaries, taken as a whole, as currently conducted (“Trizec Intellectual Property”), Trizec or such Trizec Subsidiary has the right to use such Trizec Intellectual Property in the continued operation of its business as currently conducted.
SECTION 4.15. Taxes.
          Except as set forth on Section 4.15 of the Trizec Disclosure Schedule:
          (a) Each of Trizec and the Trizec Subsidiaries (i) has timely filed (or had filed on their behalf) all Tax Returns, as defined below, required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (ii) has paid (or had paid on their behalf) or will timely pay all material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it, and such Tax Returns are true, correct and complete in all material respects. The most recent financial statements contained in the Trizec SEC Reports filed prior to the date hereof reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by Trizec and the Trizec Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and Taxes payable by Trizec and Trizec Subsidiaries through the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of Trizec and the Trizec Subsidiaries in filing their Tax Returns. True, correct and complete copies of all federal Tax Returns for Trizec and the Trizec Subsidiaries with respect to the taxable years commencing on or after January 2001 have been delivered or made available to representatives of Parent. Neither Trizec nor any of the Trizec Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force with respect to Trizec or any of its Trizec Subsidiaries.
          (b) Trizec, (i) for all taxable years commencing with Trizec’s taxable year ending December 31, 2001 through December 31, 2005, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2005 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year of Trizec that will include the Trizec Merger. No challenge to Trizec’s status as a REIT is pending or has been threatened in writing by any Governmental Authority. No Trizec Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT Subsidiary,” within the meaning of

Section 856(i)(2) of the Code, or as a “taxable REIT Subsidiary,” within the meaning of Section 856(1) of the Code.
          (c) Each Trizec Subsidiary that is a partnership, joint venture, or limited liability company (i) has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by Trizec of a direct or indirect interest therein owned any assets (including, without limitation, securities) that have caused Trizec to violate Section 856(c)(4) of the Code or would cause Trizec to violate Section 856(c)(4) of the Code on the last day of any calendar quarter after the date hereof.
          (d) Section 4.15(d) of the Trizec Disclosure Schedule sets forth each asset of Trizec or any Trizec Subsidiary which would be subject to rules similar to Section 1374 of the Code. With respect to each such asset, Section 4.15(d) of the Trizec Disclosure Schedule sets forth the amount of gain that could be subject to tax pursuant to such rules, based upon Trizec’s estimate of the value of such asset at the relevant date that a determination thereof is required to be made under such rules.
          (e) Since January 1, 2002, neither Trizec nor any Trizec Subsidiary has recognized taxable gain or loss from the disposition of any property that was reported as a “like kind exchange” under Section 1031 of the Code, except to the extent of any gain that was required to be recognized under Section 1031(b) of the Code and that was timely reported on the Tax Returns of Trizec. The properties set forth on Schedule 4.15(e) of the Trizec Disclosure Schedule (the “Arden Section 1031 Properties”) are held pursuant to a “qualified exchange accommodation arrangement” (as defined in Revenue Procedure 2000-37) in compliance with Section 1031 of the Code and the Safe Harbor contained in Revenue Procedure 2000-37 (2000-2 C.B. 308).
          (f) Trizec and the Trizec Subsidiaries have not incurred any liability for material Taxes under sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid. To the knowledge of Trizec, neither Trizec nor any Trizec Subsidiary (other than a “taxable REIT Subsidiary” or any Trizec Subsidiary of a “taxable REIT Subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. To the knowledge of Trizec, neither Trizec nor any Trizec Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code. No event has occurred, and no condition or circumstances exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on Trizec or any Trizec Subsidiary.
          (g) All deficiencies asserted or assessments made with respect to Trizec or any Trizec Subsidiary as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including Trizec or any Trizec Subsidiary have been fully paid, and, to the knowledge of Trizec, there are no other audits, examinations or other proceedings relating to any Taxes of Trizec or any Trizec Subsidiary by any taxing authority in progress. Neither Trizec nor any Trizec Subsidiary has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect to Taxes or make any assessment for Taxes. Neither Trizec nor any Trizec Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property tax valuations).
          (h) Trizec and the Trizec Subsidiaries have complied, in all materials respects, with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
          (i) To the knowledge of Trizec, no claim has been made in writing by a taxing authority in a jurisdiction where Trizec or any Trizec Subsidiary does not file Tax Returns that Trizec or any such Trizec Subsidiary is or may be subject to taxation by that jurisdiction.
          (j) Neither Trizec nor any other Person on behalf of Trizec or any Trizec Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.
          (k) Neither Trizec nor any Trizec Subsidiary is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement solely between Trizec and any Trizec Subsidiary, pursuant to which it will have any obligation to make any payments after the Closing.
          (l) Neither Trizec nor any Trizec Subsidiary has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.
          (m) Neither Trizec nor any Trizec Subsidiary (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is Trizec or a directly or indirectly wholly-owned Trizec Subsidiary) filing a consolidated federal income tax return and (B) has any liability for the Taxes of another person other than Trizec and the Trizec Subsidiaries under Treasury regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.
          (n) There are no Liens for Taxes (other than Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP) upon any of the assets of Trizec or any Trizec Subsidiary.
          (o) To the knowledge of Trizec, foreign persons (as determined for purposes of Section 897(h)(4)(B) of the Code) have not owned directly or indirectly fifty percent or more in value of Trizec’s outstanding capital stock at any time since August 8, 2002.
          (p) There are no Tax Protection Agreements currently in force and no person has raised in writing, or to the knowledge of Trizec threatened to raise, a material claim against Trizec or any Trizec Subsidiary for any breach of any Tax Protection Agreement.
          (q) Neither Trizec nor any of the Trizec Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.
          (r) Neither Trizec nor any of the Trizec Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).
          (s) Trizec has not had as of the end of any taxable year commencing with the taxable year ended December 31, 2001, any undistributed earnings and profits (as computed for tax purposes) attributable to any “C” corporation year of Trizec or attributable to any other “C” corporation.
          (t) Since January 1, 2001, all distributions by Trizec have been made in accordance with the rights of its shareholders set forth in Trizec’s organizational documents and Trizec has not made any “preferential dividends” within the meaning of Section 562(c) of the Code.
SECTION 4.16. Environmental Matters.
          Section 4.16 of the Trizec Disclosure Schedule sets forth a list of all reports related to the environmental condition of Trizec Property that have been provided to Parent. Except as set forth in such reports as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
          (a) each of Trizec, the Trizec Subsidiaries and, to the knowledge of Trizec, the Material Trizec JV Entities (i) are in compliance with all Environmental Laws, (ii) hold all permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate their assets as currently owned and operated (“Environmental Permits”) and (iii) are in compliance with all of, and have not violated any of, their respective Environmental Permits;
          (b) neither Trizec nor any Trizec Subsidiary has released, and to the knowledge of Trizec, no other person has released, Hazardous Substances on any real property owned, leased or operated by Trizec or the Trizec Subsidiaries, and, to the knowledge of Trizec, no Hazardous Substances or other conditions are present at any other location that could reasonably be expected to result in liability of or adversely affect Trizec, any Trizec Subsidiary or any Material Trizec JV Entity under or related to any Environmental Law;

          (c) neither Trizec nor any Trizec Subsidiary nor, to the knowledge of Trizec, any Material Trizec JV Entity has received any written notice alleging that Trizec or any Trizec Subsidiary may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or any other Environmental Law and to the knowledge of Trizec, there is no basis for any such notice or claim;
          (d) neither Trizec nor any Trizec Subsidiary (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the knowledge of Trizec, no investigation, litigation or other proceeding is pending or threatened with respect thereto or (ii) has assumed, by contract or operation of law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances; and
          (e) notwithstanding any other provision of this Agreement, this Section 4.16 sets forth Trizec’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.
SECTION 4.17. Material Contracts.
          Other than any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) filed as an exhibit to the Trizec SEC Reports, Section 4.17 of the Trizec Disclosure Schedule lists each of the following written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which Trizec, any Trizec Subsidiary or, to the knowledge of Trizec, any Material Trizec JV Entity is a party affecting the obligations of any party thereunder) to which Trizec, any Trizec Subsidiary or, to the knowledge of Trizec, any Material Trizec JV Entity is a party or by which any of their respective properties or assets are bound (each such agreement and contract, a “Trizec Material Contract”):
          (a) any note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a “Contract”) (other than among consolidated Trizec Subsidiaries) relating to (i) indebtedness for borrowed money and having an outstanding principal amount in excess of $5,000,000 or (ii) conditional sale arrangements, obligations secured by a Lien, or interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of Trizec, the Trizec Subsidiaries or Material Trizec JV Entity under such Contract are greater than $5,000,000;
          (b) any Contract that purports to limit the right of Trizec or the Trizec Subsidiaries (i) to engage or compete in any line of business or (ii) to compete with any person or operate in any location, in the case of each of (i) and (ii), in any respect material to the business of Trizec and the Trizec Subsidiaries, taken as a whole;

          (c) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of interests in real property, assets or capital stock or other equity interests of another person for aggregate consideration under such Contract in excess of $3,500,000;
          (d) any Contract which by its terms calls for annual aggregate payments by Trizec and the Trizec Subsidiaries under such Contract of more than $3,500,000 over the remaining term of such Contract;
          (e) any indemnification agreements entered into by and between Trizec and any director or officer of Trizec (other than the organizational documents of Trizec or the Trizec Subsidiaries);
          (f) any acquisition or disposition Contract pursuant to which Trizec or any of Trizec Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $3,500,000; and
          (g) any material partnership, limited liability company agreement, joint venture or similar agreement entered into with any Third Party.
          Notwithstanding anything in this Section 4.17, “Trizec Material Contract” shall not include any Contract that (i) is terminable upon 90 days’ or less notice without a penalty-premium, (ii) will be fully performed or satisfied as of or prior to Closing, (iii) is a Trizec Lease, (iv) is a Trizec Ground Lease, or (v) is solely between Trizec and one or more Trizec Subsidiaries or is solely between Trizec Subsidiaries.
          Except as would not reasonably be expected to have a Material Adverse Effect, (i) neither Trizec nor any Trizec Subsidiary is and, to the knowledge of Trizec, no other party is in breach or violation of, or default under, any Material Contract, none of Trizec nor any Trizec Subsidiary has received any claim of default under any such agreement, and no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Trizec or Trizec Subsidiaries, as applicable, and, to the knowledge of Trizec, with respect to the other parties hereto.
SECTION 4.18. Insurance.
          Section 4.18 of the Trizec Disclosure Schedule sets forth a list that is correct and complete in all material respects of the insurance policies, other than Trizec Title Insurance Policies, held by, or for the benefit of, Trizec or any of the Trizec Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. Trizec and each of the Trizec Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not have, individually or in the aggregate, a Material Adverse Effect. Neither Trizec nor any Trizec Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 4.18 of the Trizec Disclosure Schedule that is held by, or for the benefit of, any of Trizec or any of Trizec Subsidiaries, other than as would not have, individually or in the aggregate, a Material Adverse Effect.
SECTION 4.19. Interested Party Transactions.
          Except as set forth in Section 4.19 of the Trizec Disclosure Schedule or in Trizec SEC Reports, each as amended to the date hereof, there are no Material Contracts, agreements or loans between Trizec or any Trizec Subsidiary, on the one hand, and (a) any officer or director of Trizec, (b) TZ Canada or any of TZ Canada Subsidiaries, (c) any record or beneficial owner of five percent (5%) or more of the voting securities of Trizec, or (d) any affiliate of any such officer, director or record or beneficial owner, on the other hand.
SECTION 4.20. Brokers.
          No broker, finder or investment banker or other Person (other than Morgan Stanley & Co. Inc. and J.P. Morgan Securities Inc. (collectively, the “Trizec Financial Advisors”)) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Trizec or any Trizec Subsidiary. Trizec has made available to Parent a correct and complete copy of all agreements between Trizec, on the one hand, and the Trizec Financial Advisors, on the other hand, under which the Trizec Financial Advisors would be entitled to any payment in connection with the Mergers or other transactions contemplated by this Agreement.
SECTION 4.21. Opinion of Financial Advisor.
          J.P. Morgan Securities Inc. has delivered to Trizec the written opinion of J.P. Morgan Securities Inc. (or oral opinion to be confirmed in writing) to the effect that, as of the date hereof, the merger consideration to be received by the holders of Merger Shares is fair from a financial point of view to such holders. Trizec shall make any such opinion received by it available to Parent promptly following the execution of this Agreement.
SECTION 4.22. Investment Company Act of 1940.
          None of Trizec or any Trizec Subsidiary is, or at the Trizec Merger Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF TZ CANADA
          Except as set forth in the TZ Canada Disclosure Schedule, TZ Canada hereby represents and warrants to the Buyer Parties as follows:
SECTION 5.01. Organization and Qualification; Subsidiaries; Authority.
          (a) TZ Canada is a corporation duly organized, validly existing and in good standing under the laws of Canada. TZ Canada is duly qualified or licensed to do business as a foreign or extra-provincial corporation and is in good standing under the laws of each jurisdiction in which the character of the assets owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. TZ Canada has all requisite corporate power and authority to own, operate, lease and encumber its assets and carry on its business as now conducted.
          (b) Each of TZ Canada’s subsidiaries (the “TZ Canada Subsidiaries”), together with the jurisdiction of organization of each such subsidiary, the percentage of the outstanding equity of each such subsidiary owned by TZ Canada and each other TZ Canada Subsidiary, is set forth on Section 5.01(b) of the TZ Canada Disclosure Schedule. Except as set forth in Sections 5.01(b) of the TZ Canada Disclosure Schedule, TZ Canada does not own, directly or indirectly, any shares of, or other equity interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. Each TZ Canada Subsidiary is a corporation, partnership, limited liability company or trust duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the TZ Canada Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Each of the TZ Canada Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the assets owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (c) Other than Trizec, the Trizec Subsidiaries and the Material Trizec JV Entities, there are no entities that are not TZ Canada Subsidiaries in which TZ Canada or any TZ Canada Subsidiary has a direct or indirect equity interest greater than 5%.
SECTION 5.02. Organizational Documents.
          TZ Canada has previously provided or made available complete copies of the TZ Canada Articles and the TZ Canada Bylaws, and all organizational documents of the TZ Canada Subsidiaries (and in each case, all amendments thereto) and all such documents, except as set forth on Section 5.01(b) of the TZ Canada Disclosure Schedule, are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding TZ Canada or any TZ Canada Subsidiaries have been commenced.
SECTION 5.03. Capitalization.
          (a) The authorized capital of TZ Canada consists of an unlimited number of TZ Canada SVS and 7,522,283 TZ Canada MVS. As of June 4, 2006, 52,400,097 TZ Canada SVS and 7,522,283 TZ Canada MVS were issued and outstanding, all of which are validly issued, fully paid and nonassessable.

          (b) Each outstanding share of, or other equity interest in, a TZ Canada Subsidiary owned by TZ Canada or by another TZ Canada Subsidiary is owned free and clear of all Liens except as set forth on Section 5.03(b) of the TZ Canada Disclosure Schedule.
          (c) As of June 4, 2006, 784,042 TZ Canada SVS were reserved for future issuance pursuant to outstanding options to purchase TZ Canada SVS (“TZ Canada Options”) granted pursuant to TZ Canada’s 2002 stock option plan. Except as set forth in Section 5.03(c) of the TZ Canada Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of TZ Canada or any TZ Canada Subsidiary or obligating TZ Canada or any TZ Canada Subsidiary to issue or sell any shares of, or other equity interests in, TZ Canada or any TZ Canada Subsidiary. TZ Canada has made available to Parent accurate and complete copies of all TZ Canada stock plans pursuant to which TZ Canada has granted the TZ Canada Options that are currently outstanding and the form of all option award agreements evidencing the award of such TZ Canada Options. All TZ Canada SVS subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.
          (d) Except as set forth in Section 5.03(d) of the TZ Canada Disclosure Schedule, there are no outstanding contractual obligations of, or other equity interest in, TZ Canada to repurchase or otherwise acquire any TZ Canada Shares.
          (e) Except as set forth in Section 5.03(e) of the TZ Canada Disclosure Schedule, TZ Canada is under no obligation, contingent or otherwise, by reason of any agreement to file a prospectus or similar document in respect of the offer and sale or resale of any of its securities under any applicable Law.
          (f) Except as set forth in Section 5.03(f) of the TZ Canada Disclosure Schedule, there are no agreements or understandings to which TZ Canada or any TZ Canada Subsidiary is a party with respect to the voting of any TZ Canada Shares or which restrict the transfer of any such shares, nor does TZ Canada have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.
          (g) Except as set forth in Section 5.03(g) of the TZ Canada Disclosure Schedule, there is no Voting Debt of TZ Canada or any TZ Canada Subsidiary outstanding.
          (h) Except as set forth in Section 5.03(h) of the TZ Canada Disclosure Schedule, all dividends or distributions on securities of TZ Canada or any TZ Canada Subsidiary that have been declared or authorized prior to the date of this Agreement and that are due have been paid in full.

SECTION 5.04. Authority Relative to this Agreement, Validity and Effect of Agreement.
               (a) TZ Canada has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by TZ Canada of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the TZ Canada. No other corporate proceedings on the part of TZ Canada are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (i) other than the requisite affirmative vote of the TZ Canada Shareholders in accordance with the TZ Canada Articles, the Interim Order and applicable Canadian Law (the “TZ Canada Shareholder Approval”) and (ii) the approval by the TZ Canada Board of the TZ Canada Circular and other matters relating thereto. This Agreement has been duly and validly executed and delivered by TZ Canada and, assuming the due authorization, execution and delivery by each of Trizec, Operating Company, Parent, MergerCo, Parent Acquisition LLC and AcquisitionCo, constitutes a legal, valid and binding obligation of TZ Canada, enforceable against TZ Canada in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
          (b) The TZ Canada Board, by resolutions duly adopted at meetings duly called and held, has duly (i) determined that the Arrangement is fair to the TZ Canada Shareholders and in the best interests of TZ Canada, (ii) approved this Agreement and the Arrangement, (iii) determined as of June 4, 2006 to recommend that the TZ Canada Shareholders vote in favor of the TZ Canada Transaction Resolution, and (iv) directed that the TZ Canada Transaction Resolution be submitted for consideration by TZ Canada Shareholders at the TZ Canada Shareholders Meeting.
SECTION 5.05. No Conflict; Required Filings and Consents.
          (a) Except as set forth in Section 5.05(a) of the TZ Canada Disclosure Schedule, subject to the receipt of the consents, approvals and other authorizations described in Section 5.05(b), the execution and delivery by TZ Canada of this Agreement does not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate (1) the TZ Canada Articles or the TZ Canada Bylaws, or (2) the certificate or articles of incorporation or bylaws or equivalent organizational documents of any TZ Canada Subsidiary, as amended or supplemented, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 5.05 have been obtained and all filings and obligations described in subsection (b) of this Section 5.05 have been made, conflict with or violate any Canadian Law applicable to TZ Canada or any TZ Canada Subsidiary or by which any property or asset of TZ Canada or any TZ Canada Subsidiary, is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of TZ Canada or any TZ Canada Subsidiary, pursuant to, any of the terms, conditions or provisions of any Permit or TZ Canada Material Contract to which TZ Canada or any TZ Canada Subsidiary is a party or by which it or any of its respective properties or assets may be bound, except, with respect to clauses (ii) and (iii), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Arrangement and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Material Adverse Effect.
          (b) The execution and delivery by TZ Canada of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) any approvals required by the Interim Order, (B) the Final Order, (C) filings under the CBCA contemplated by this Agreement and the Interim Order, (D) applicable requirements, if any, of the Competition Act (Canada) and the Investment Canada Act, (E) filings under Canadian Securities Laws, (F) filings under the rules and regulations of the TZ Canada Stock Exchange, (G) applicable requirements, if any, of the Securities Act, the Exchange Act and Blue Sky Laws, (H) if applicable, the pre-merger notification requirements of the HSR Act, or (I) if applicable, the filing with the SEC of written communications that may be deemed “soliciting materials” under Rule 14a-12, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Arrangement and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Material Adverse Effect.
SECTION 5.06. Permits; Compliance with Law.
          (a) TZ Canada and the TZ Canada Subsidiaries are in possession of all Permits necessary for them to own, lease and operate their assets or to carry on their business as it is now being conducted, and all such Permits are valid and in full force and effect, except where the failure to obtain and maintain the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
          (b) None of TZ Canada or any TZ Canada Subsidiary is in violation of any Law or Permits applicable to TZ Canada or any TZ Canada Subsidiary, or by which any property or asset of TZ Canada or any TZ Canada Subsidiary is bound, except for any such violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 5.07. Securities Filings; Financial Statements.

          (a) TZ Canada has filed all forms, reports and documents (including all exhibits) required to be filed by it under Canadian Securities Law since May 8, 2002 (the “TZ Canada Reports”). The TZ Canada Reports, each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance with the requirements of Canadian Securities Law, and (ii) did not, when filed or as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the TZ Canada Reports, each as amended or restated prior to the date hereof, was prepared in accordance with Canadian GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of TZ Canada and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments).
          (c) Except (i) as set forth in Section 5.07(c) of the TZ Canada Disclosure Schedule, (ii) to the extent set forth on the consolidated balance sheet of TZ Canada as of December 31, 2005 (including notes thereto), (iii) liabilities incurred on behalf of TZ Canada or any TZ Canada Subsidiary in connection with this Agreement, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005, none of TZ Canada or the TZ Canada Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by Canadian GAAP to be set forth in a consolidated balance sheet of TZ Canada or in the notes thereto, except for any such liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect.
SECTION 5.08. Absence of Certain Changes or Events.
      Except as disclosed in the TZ Canada Reports or as set forth in Section 5.08 of the TZ Canada Disclosure Schedule, since December 31, 2005 through the date hereof, (a) TZ Canada has conducted its business in the ordinary course consistent with past practice and (b) there has not been an event, occurrence, effect or circumstance that has resulted or would reasonably be expected to result in a Material Adverse Effect.
SECTION 5.09. Absence of Litigation.
     As of the date hereof, except (i) as listed in Section 5.09 of the TZ Canada Disclosure Schedule, (ii) as set forth in the TZ Canada Reports, each as amended to the date hereof, filed prior to the date of this Agreement, or (iii) for suits, claims, Actions, proceedings or investigations arising from the ordinary course of operations of TZ Canada and the TZ Canada Subsidiaries involving collection matters or personal injury or other tort litigation which are covered by insurance (subject to customary deductibles) or for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no Action pending or, to the knowledge of TZ

Canada, threatened in writing against TZ Canada or any of the TZ Canada Subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (x) prevent or materially delay consummation of the Arrangement and the other transactions contemplated by this Agreement or (y) have or reasonably be expected to have a Material Adverse Effect. As of the date hereof, none of TZ Canada nor any TZ Canada Subsidiary is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.
SECTION 5.10. Employee Benefit Plans.
          (a) Section 5.10(a) of the TZ Canada Disclosure Schedule lists all employee benefit plans and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control or other benefit plans, programs or arrangements, and all employment, termination, severance, change in control or other contracts or agreements to which TZ Canada is a party, with respect to which TZ Canada has any obligation or which are maintained, contributed to or sponsored by TZ Canada or any TZ Canada Subsidiary for the benefit of any current or former employee, officer, director or consultant of TZ Canada (collectively, the “TZ Canada Plans”). TZ Canada has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) the TZ Canada Plans, (ii) the most recently prepared actuarial report or financial statement, if any, relating to a TZ Canada Plan, and (iii) the most recent summary plan description for such TZ Canada Plan (or other descriptions of such TZ Canada Plan provided to employees) and all modifications thereto.
          (b) Each TZ Canada Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Canadian Laws, except for such noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect. No Action is pending or, to the knowledge of TZ Canada, threatened with respect to any TZ Canada Plan (other than claims for benefits in the ordinary course) that would, individually or in the aggregate, have a Material Adverse Effect.
          (c) Full payment has been made of all amounts that TZ Canada is required under the terms of the TZ Canada Plans to have paid as contributions to such TZ Canada Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year will be made through the Closing Date.
SECTION 5.11. Labor Matters.
      Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) neither TZ Canada nor any TZ Canada Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by TZ Canada or any TZ Canada Subsidiary, (ii) neither TZ Canada nor any TZ Canada Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against TZ Canada or any TZ Canada

Subsidiary under such agreement or contract, and (iii) there is no strike, slowdown, work stoppage or lockout by or with respect to any employees of TZ Canada or any TZ Canada Subsidiary.
SECTION 5.12. Information Supplied.
     The information supplied by TZ Canada relating to TZ Canada and the TZ Canada Subsidiaries to be contained in the TZ Canada Circular and all other documents and instruments required under applicable Canadian Law (the “Additional Filings”) will not, in the case of the TZ Canada Circular, at the date it is first mailed to TZ Canada Shareholders or at the time of the TZ Canada Shareholders Meeting or at the time of any amendment or supplement thereto, or, in the case of an Additional Filing, at the date it is first mailed to TZ Canada Shareholders or at the date it is first filed with an applicable securities regulator, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made (or omitted to be made) by TZ Canada or any TZ Canada Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by Parent, AcquisitionCo or Trizec in connection with the preparation of the TZ Canada Circular for inclusion or incorporation by reference therein. All documents that TZ Canada is responsible for filing with the CSA in connection with the Arrangement, or the other transactions contemplated by this Agreement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act (Ontario).
SECTION 5.13. Ownership of Trizec Common Shares.
     Except as disclosed in section 5.13 of the TZ Canada Disclosure Schedule, as of the date hereof, TZ Canada and TZ Canada Subsidiaries are the record owners of, and on the Closing Date will be the record owners of 59,922,379 Trizec Common Shares, free and clear of all security interests, claims, Liens, equities or other encumbrances.
SECTION 5.14. Intellectual Property.
     Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) to the knowledge of TZ Canada, the conduct of the business of TZ Canada and the TZ Canada Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any Third Party, and (b) with respect to Intellectual Property owned by or licensed to TZ Canada or any TZ Canada Subsidiary that is material to the conduct of the business of TZ Canada and the TZ Canada Subsidiaries, taken as a whole, as currently conducted (“TZ Canada Intellectual Property”), TZ Canada or such TZ Canada Subsidiary has the right to use such TZ Canada Intellectual Property in the continued operation of its business as currently conducted.
SECTION 5.15. Taxes.
     Except as set forth in Section 5.15 of the TZ Canada Disclosure Schedule or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of TZ Canada (i) each of TZ Canada and each TZ Canada Subsidiary has timely filed all Tax Returns required to be filed by it and has paid and discharged all Taxes shown as due thereon and has paid all of such other Taxes as are due, other than such payments as are being contested in good faith by appropriate proceedings as set forth in Section 5.15 of the TZ Canada Disclosure Schedule; (ii) neither TZ Canada nor any TZ Canada Subsidiary has received any written notice from any taxing authority or agency, domestic or foreign, asserting or threatening to assert against TZ Canada or any TZ Canada Subsidiary any deficiency or claim for additional Taxes; (iii) no claim has been made in writing by a taxing authority in a jurisdiction where TZ Canada or a TZ Canada Subsidiary does not file Tax Returns that TZ Canada or any such TZ Canada Subsidiary is or may be subject to taxation by that jurisdiction (iv) no currently effective waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, provincial, local or foreign income Tax has been granted by TZ Canada or any TZ Canada Subsidiary; (v) the most recent financial statements contained in TZ Canada Reports filed prior to the date hereof reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in accordance with Canadian GAAP with respect to Taxes for taxable periods or portions of taxable periods through the date thereof; (vi) TZ Canada and each TZ Canada Subsidiary has withheld or collected and paid over to the appropriate Governmental Authority or is properly holding for such payment all Taxes required by Law to be so withheld or collected; and (vii) there are no Liens for Taxes upon the assets of TZ Canada or any TZ Canada Subsidiary, other than Liens for Taxes that are being contested in good faith by appropriate proceedings.
SECTION 5.16. Mutual Fund Status.
To the knowledge of TZ Canada, on the date hereof, TZ Canada is a “mutual fund corporation” as that term is defined in the Income Tax Act (Canada).
SECTION 5.17. Environmental Matters.
Except (i) as set forth in Section 5.17 of the TZ Canada Disclosure Schedule or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
          (a) TZ Canada and the TZ Canada Subsidiaries (i) are in compliance with all Environmental Laws, (ii) hold all Environmental Permits required under any Environmental Law to own or operate their assets as currently owned and operated and (iii) are in compliance with all of, and have not violated any of, their respective Environmental Permits;
          (b) except as set forth in such environmental reports, neither TZ Canada nor any TZ Canada Subsidiary has released, and no other person has released, Hazardous Substances on any real property owned, leased or operated by TZ Canada or the TZ Canada Subsidiaries and, to the knowledge of TZ Canada, no Hazardous Substances or other conditions are present at any other locations that could reasonably be expected to result in liability of or adversely affect TZ Canada or any TZ Canada Subsidiary under or related to any Environmental Law;
          (c) neither TZ Canada nor any TZ Canada Subsidiary has received any written notice alleging that TZ Canada or any TZ Canada Subsidiary may be in violation of, or liable under, or a potentially responsible party pursuant to, any Environmental Law and to the knowledge of TZ Canada, there is no basis for any such notice or claim;
          (d) neither TZ Canada nor any TZ Canada Subsidiary (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws,

Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the knowledge of TZ Canada, no investigation, litigation or other proceeding is pending or threatened with respect thereto or (ii) has assumed by contract or operation of law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances; and
          (e) notwithstanding any other provision of this Agreement, this Section 5.16 sets forth TZ Canada’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or any other environmental matters.
SECTION 5.18. Material Contracts.
Other than any “material contract” identified as such in the TZ Canada Reports, Section 5.18 of the Disclosure Schedule lists each of the following written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which TZ Canada or any TZ Canada Subsidiary is a party affecting the obligations of any party thereunder) to which TZ Canada or any TZ Canada Subsidiary is a party or by which any of their respective properties or assets are bound (each such contract and agreement, including any “material contract” identified as such in the TZ Canada Reports, being a “TZ Canada Material Contract”):
          (a) any Contract (other than among consolidated TZ Canada Subsidiaries) relating to (A) indebtedness for borrowed money and having an outstanding principal amount in excess of $1,500,000 or (B) conditional sale arrangements, obligations secured by a Lien, or interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of TZ Canada and the TZ Canada Subsidiaries under such contract are greater than $1,500,000;
          (b) any Contract that purports to limit the right of TZ Canada or any TZ Canada Subsidiary (A) to engage or compete in any line of business or (B) to compete with any person or operate in any location, in the case of each of (A) and (B), in any respect material to the business of TZ Canada and the TZ Canada Subsidiaries, taken as a whole;
          (c) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $1,500,000;
          (d) any Contract which by its terms calls for annual aggregate payments by TZ Canada and the TZ Canada Subsidiaries under such contract of more than $1,500,000 over the remaining term of such contract;

          (e) any indemnification agreements entered into by and between TZ Canada and any director or officer of TZ Canada (other than the organizational documents of TZ Canada or any TZ Canada Subsidiary);
          (f) any acquisition or disposition Contract pursuant to which TZ Canada or any TZ Canada Subsidiary has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $1,500,000; and
          (g) any material partnership, limited liability company agreement, joint venture or similar agreement entered into with any Third Party.
          Notwithstanding anything in this Section 5.18, “TZ Canada Material Contract” shall not include any Contract that (i) is terminable upon 90 days’ or less notice without a penalty premium, (ii) will be fully performed or satisfied as of or prior to Closing or (iii) is solely between TZ Canada and one or more TZ Canada Subsidiaries or is solely between TZ Canada Subsidiaries.
          Except as would not reasonably be expected to have a Material Adverse Effect, (i) neither TZ Canada nor any TZ Canada Subsidiary is and, to the knowledge of TZ Canada, no other party is in breach or violation of, or default under, any TZ Canada Material Contract, (ii) none of TZ Canada nor any TZ Canada Subsidiary has received any claim of default under any such agreement, and (iii) no event has occurred which would result in a breach or violation of, or a default under, any TZ Canada Material Contract (in each case, with or without notice or lapse of time or both). Except as would not reasonably be expected to have a Material Adverse Effect, each TZ Canada Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to TZ Canada or its TZ Canada Subsidiaries, as applicable, and, to the knowledge of TZ Canada, with respect to the other parties hereto.
SECTION 5.19. Insurance.
          Section 5.19 of the TZ Canada Disclosure Schedule sets forth a list that is correct and complete in all material respects of the insurance policies held by, or for the benefit of, TZ Canada or any TZ Canada Subsidiary, including the underwriter of such policies and the amount of coverage thereunder. TZ Canada and each of the TZ Canada Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not have, individually or in the aggregate, a Material Adverse Effect. Neither TZ Canada nor any TZ Canada Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 5.19 of the TZ Canada Disclosure Schedule that is held by, or for the benefit of, any of TZ Canada or any of its TZ Canada Subsidiary, other than as would not have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.20. Interested Party Transactions.
Except as set forth in Section 5.20 of the TZ Canada Disclosure Schedule or in the TZ Canada Reports, each as amended to the date hereof, there are no TZ Canada Material Contracts, agreements or loans between TZ Canada or any TZ Canada Subsidiary, on the one hand, and (a) any officer or director of TZ Canada, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of TZ Canada or (c) any affiliate of any such officer, director or record or beneficial owner, on the other hand.
SECTION 5.21. Brokers.
No broker, finder or investment banker or other Person (other than RBC Capital Markets (the “TZ Canada Financial Advisor”)) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TZ Canada or any TZ Canada Subsidiary. TZ Canada has made available to Parent a correct and complete copy of all agreements between TZ Canada, on the one hand, and the TZ Canada Financial Advisor, on the other hand, under which the TZ Canada Financial Advisor would be entitled to any payment in connection with the mergers or other transactions contemplated by this Agreement.
SECTION 5.22. Opinion of Financial Advisor.
The TZ Canada Financial Advisor has delivered to TZ Canada the written opinion of the TZ Canada Financial Advisor (or oral opinion to be confirmed in writing) to the effect that, as of the date hereof, the TZ Canada “Cash Consideration” (as such term is defined in the Plan of Arrangement) to be received by holders of TZ Canada Shares is fair from a financial point of view to such holders. TZ Canada has made available to Parent a complete and correct copy of such opinion (or, if not delivered in writing to TZ Canada prior to the date hereof, TZ Canada will promptly make such opinion available to Parent upon receipt).
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
          Parent, MergerCo and AcquisitionCo hereby jointly and severally represent and warrant to the Trizec Parties and TZ Canada as follows:
SECTION 6.01. Organization.
Each of the Buyer Parties has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Parent Material Adverse Effect.
SECTION 6.02. Ownership of MergerCo and AcquisitionCo; No Prior Activities.
Each of MergerCo and AcquisitionCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. All the issued and outstanding shares of capital stock of MergerCo and AcquisitionCo are, and as of the Closing Date will be, owned of record and beneficially by Parent.
SECTION 6.03. Power and Authority.
Each of the Buyer Parties has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of the Buyer Parties and the consummation by the Buyer Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Buyer Parties are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Buyer Parties and, assuming due authorization, execution and delivery by the Trizec Parties and TZ Canada, constitutes a legal, valid and binding obligation of each of the Buyer Parties enforceable against each of the Buyer Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
SECTION 6.04. No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by each of the Buyer Parties do not, and the performance of each of the Buyer Parties’ obligations hereunder will not, (i) conflict with or violate the articles of incorporation or bylaws of Parent, the articles of incorporation or bylaws of MergerCo or AcquisitionCo, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 6.04 have been obtained and all filings and obligations described in subsection (b) of this Section 6.04 have been made, conflict with or violate any Law applicable to any of the Buyer Parties, or by which any of its properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Trizec Merger or the Arrangement or otherwise prevent it from performing its obligations under this Agreement.
          (b) The execution and delivery of this Agreement by each of the Buyer Parties does not, and the performance of each of the Buyer Parties’ obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, Blue Sky Laws, state take-over Laws and Canadian Securities Law, (B) if applicable, filings under the rules and regulations of the Toronto Stock Exchange, (C) applicable requirements, if any, of the Competition Act (Canada) and the Investment Canada Act, (D) if applicable, the pre-merger notification requirements of the HSR Act, (E) the filing with the SEC of the Proxy Statement, and (F) the filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Trizec Merger or the Arrangement, or otherwise prevent Parent from performing its obligations under this Agreement.

SECTION 6.05. Information Supplied.
None of the information supplied by the Buyer Parties or any affiliate of Parent for inclusion or incorporation by reference in the Proxy Statement, the TZ Canada Circular, the Other Filings or the Additional Filings will, in the case of the Proxy Statement, at the date it is first mailed to Trizec’s stockholders or at the time of Trizec Stockholders’ Meeting or at the time of any amendment or supplement thereto, in the case of any Other Filing, at the date it is first mailed to Trizec’s stockholders or, at the date it is first filed with the SEC, in the case of the TZ Canada Circular, at the date it is first mailed to TZ Canada Shareholders or at the time of TZ Canada Shareholders Meeting or at the time of any amendment or supplement thereof, or in the case of any Additional Filing, at the date it is first mailed to TZ Canada Shareholders or at the date it is first filed with the applicable securities regulator, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Buyer Parties with respect to statements made or incorporated by reference therein based on information supplied by Trizec or TZ Canada in connection with the preparation of the Proxy Statement, the TZ Canada Circular, the Other Filings or Additional Filings for inclusion or incorporation by reference therein. All Other Filings and Additional Filings that are filed by the Buyer Parties will comply as to form in all material respects with the requirements of applicable Law.
SECTION 6.06. Absence of Litigation.
As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Trizec Merger and the other transactions contemplated by this Agreement or (B) have or reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, None of Parent and its subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.
SECTION 6.07. Available Funds; Guaranty.
          (a) Parent will have provided sufficient funds at the Closing to (i) pay the aggregate Trizec Consideration payable hereunder and aggregate Cash Consideration under the Plan of Arrangement and (ii) pay any and all fees and expenses in connection with the Trizec Merger, the Arrangement and the financing thereof.
          (b) Parent has provided to Trizec and TZ Canada a true, complete and correct copy of each executed commitment letter (individually and collectively, the “Debt Commitment Letter” or the “Financing Commitment”) from Merrill Lynch (the “Lender”) pursuant to which, and subject to the terms and conditions thereof, the Lender has committed to provide Parent and/or an equity parter of Parent with financing in an aggregate amount of $3,600,000,000 (the “Debt Financing” or the “Financing”). The Financing Commitment is a legal, valid and binding obligation of Parent and/or an equity partner of Parent and, to the knowledge of Parent, each of the other parties thereto. The Financing Commitment has not been amended or modified prior to the date of this Agreement, and as of the date hereof the respective commitments contained in the Financing Commitment have not been withdrawn or rescinded in any respect. As of the date hereof, the Financing Commitment is in full force and effect. Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitment. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Parent or such equity partner of Parent or, to the knowledge of the Parent, any other parties thereto, under the Financing Commitment. As of the date hereof, the Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitment will not be satisfied or that the Financing will not be made available to Parent and/or such equity partner of Parent on the Closing Date. Parent will provide to Trizec and TZ Canada any amendments to the Debt Commitment Letter, or any notices given in connection therewith, as promptly as possible (but in any event within twenty-four (24) hours).
          (c) Concurrently with the execution of this Agreement, Parent has delivered to Trizec and TZ Canada a guaranty (the “Guaranty”) executed by Brookfield Properties Corporation substantially in the form attached as Exhibit G to this Agreement.
SECTION 6.08. No Ownership of Trizec Capital Stock.
Except as set forth on Section 5.01 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries (including MergerCo and AcquisitionCo) own any Trizec Common Shares or other securities of (i) Trizec or any of the Trizec Subsidiaries or (ii) TZ Canada or any TZ Canada Subsidiary.
SECTION 6.09. Other Agreements or Understandings.
Parent has disclosed to Trizec and TZ Canada all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to Trizec and TZ Canada correct and complete copies thereof) between or among Parent, MergerCo, AcquisitionCo, or any affiliate of Parent, on the one hand, and any member of the management of Trizec and TZ Canada or any person that owns 5% or more of the share or of the outstanding capital stock of Trizec or TZ Canada, on the other hand.
SECTION 6.10. Brokers.
No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, MergerCo, AcquisitionCo or any of their subsidiaries.
ARTICLE VII
CONDUCT OF BUSINESS PENDING THE MERGERS AND ARRANGEMENT
SECTION 7.01. Conduct of Business by Trizec Pending the Trizec Merger.
Trizec agrees that, between the date of this Agreement and the Trizec Merger Effective Time, except as required, permitted or otherwise contemplated by this Agreement (including, without limitation, Section 7.02 hereof with respect to the sale of 1031 Assets) or as set forth in Section 7.01 of the Trizec Disclosure Schedule and except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, the businesses of Trizec and the Trizec Subsidiaries shall be conducted in, and Trizec and the Trizec Subsidiaries shall not take any action, except in the ordinary course of business consistent with past practice; Trizec shall use its commercially reasonable efforts to preserve substantially intact the business organization of Trizec and the Trizec Subsidiaries and to preserve the current relationships of Trizec and the Trizec Subsidiaries with lessees and other persons with which Trizec or any Trizec Subsidiary has significant business relations; and Trizec and the Trizec Subsidiaries shall take all actions, and refrain from taking all actions, as are necessary to ensure that Trizec will qualify as a REIT for the taxable year of Trizec that includes the Trizec Merger Effective Time. Except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 7.01 of the Trizec Disclosure Schedule, neither Trizec nor any Trizec Subsidiary shall, between the date of this Agreement and the Trizec Merger Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed; provided, however, that consent of Parent shall be deemed to have been given if Parent does not object within five (5) business days from the date on which request for such consent is provided by Trizec to Parent:
          (a) amend or otherwise change any provision of the Trizec Charter, Trizec Bylaws, Operating Company LLC Agreement, certificate of formation of the Operating Company, or similar organizational or governance documents;
          (b) authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien or agree or commit to any of the foregoing in respect of any shares of any class of capital stock or other equity interest of Trizec or any Trizec Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other equity interest, of Trizec or any Trizec Subsidiary, other than (A) the issuance of Trizec Common Shares issuable pursuant to Trizec Stock Awards outstanding on the date hereof, (B) the issuance of Trizec Common Shares in exchange for Operating Company Common Units pursuant to the Operating Company LLC Agreement, (C) the issuance of Trizec Common Shares in connection with the ESPP and DRIP, and (D) the issuance of Trizec Common Shares in accordance with the terms of the Trizec Class F Stock; (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the cashless exercise of Trizec Stock Options, the vesting of Trizec Restricted Share Rights or Trizec Restricted Stock Shares, the lapse of restrictions on Trizec Restricted Share Rights or Trizec Restricted Stock Shares, or the redemption of Operating Company LLC Units pursuant to the Operating Company LLC Agreement; (iii) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any shares of Trizec’s capital stock or the shares of stock or other equity interests in any Trizec Subsidiary that is not directly or indirectly wholly-owned by Trizec, except for (A) dividends by any direct or indirect wholly owned Trizec Subsidiary to Trizec or any other Trizec Subsidiary, (B) regular quarterly dividends not in excess of $.20 per Trizec Common Share on Trizec Common Shares (including, without limitation, pursuant to the DRIP) declared and paid in cash at times consistent with past practice, (C) special dividends on the Trizec Special Voting Stock declared and paid in accordance with the terms of the Trizec Special Voting Stock as set forth in Trizec

Charter, and (D) dividend equivalents paid with respect to Trizec Restricted Share Rights and (E) dividends on the Trizec Class F Stock declared and paid in accordance with the terms of the Class F Stock set forth in the Trizec Charter; or (iv) split, subdivide, combine or reclassify any shares, stock or other equity interests of Trizec or any Trizec Subsidiary or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock or other equity interests;
          (c) (i) acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any property exceeding $500,000 other than as identified in Trizec’s Argus model under the line item “Capital,” as provided to Parent (the “2006 Budget”) (other than real property) or (ii) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or agreement (each, a “Commitment”) for the acquisition of any real property, other than (A) any Commitment referred to in Section 7.01(c)(ii) of the Trizec Disclosure Schedule or (B) acquisitions of the office properties listed in Section 7.01(c)(ii) of the Trizec Disclosure Schedule;
          (d) except as set forth in Section 7.01(d) of the Trizec Disclosure Schedule, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Trizec Subsidiary) for borrowed money, except for: (i) indebtedness for borrowed money incurred under Trizec’s line of credit facility or other existing similar lines of credit, including draws under existing construction loans, in the ordinary course of business; (ii) refinancing of mortgage indebtedness secured by one or more Trizec Properties as such loans become due and payable in accordance with their terms; (iii) indebtedness for borrowed money with a maturity of not more than one year in a principal amount not in excess of $10,000,000 in the aggregate for Trizec and the Trizec Subsidiaries taken as a whole; (iv) indebtedness in connection with the acquisition of real properties as contemplated by Section 7.01(c) of the Trizec Disclosure Schedule; or (v) indebtedness for borrowed money incurred in order for (A) Trizec to pay regular cash dividends per share of the Trizec Common Shares, declared and paid quarterly, in accordance with past practice, (B) the Operating Company to make corresponding regular quarterly distributions payable to holders of Operating Company LLC Units, (C) Trizec to pay special dividends on the Trizec Special Voting Stock declared and paid in accordance with the terms of the Trizec Special Voting Stock as set forth in Trizec Charter, and (D) the Operating Company to make corresponding special distributions payable to holders of Operating Company SV Units;
          (e) except as set forth in Section 7.01(e) of the Trizec Disclosure Schedule, materially amend or terminate any Material Contract or enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.17 of the Trizec Disclosure Schedule as a Material Contract;

          (f) except as set forth in Section 7.01(f) of the Trizec Disclosure Schedule or except as required by the contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement, (i) increase the compensation or benefits payable to its directors, officers or non-executive employees, except for increases in the ordinary course of business consistent with past practice in salaries, wages, bonuses, incentives or benefits of non-executive employees of Trizec or any Trizec Subsidiary or (ii) grant to any director, officer, employee or independent contractor of Trizec or of any Trizec Subsidiary any new severance, change of control or termination pay, grant any increase in, or otherwise adopt, alter or amend, any right to receive any severance, change of control or termination pay or benefits or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance, welfare or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer, employee or independent contractor;
          (g) pre-pay any long-term debt, except (i) in the ordinary course of business (which shall be deemed to include, without limitation, pre-payments or repayments of lines of credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, or prepayments of mortgage indebtedness secured by one or more Trizec Properties in accordance with their terms, as such loans become due and payable) and (ii) prepayments in an amount not to exceed $10,000,000 in the aggregate for Trizec and the Trizec Subsidiaries taken as a whole, or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;
          (h) except as required by the SEC or changes in GAAP which become effective after the date of this Agreement, or as recommended by Trizec’s audit committee or independent auditors, in which case Trizec shall notify the Parent, materially change any of its accounting policies (whether for financial accounting or Tax purposes);
          (i) except as set forth in Section 7.01(i) or in connection with a right being exercised by a tenant under an existing Trizec Lease (and in accordance with the terms and conditions thereof), enter into any new lease (including renewals) for in excess of 100,000 square feet of net rentable area at a Trizec Property, (ii) except in connection with a right being exercised by a tenant under an existing Trizec Lease (and in accordance with the terms and conditions thereof), terminate or materially modify or amend any Trizec Lease that relates to in excess of 100,000 square feet of net rentable area, or (iii) terminate or materially modify or amend any Trizec Ground Lease;

          (j) authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the “Capital Expenditures”) relating to Trizec Properties other than (i) Capital Expenditures to be made in connection with Trizec Leases that Trizec is permitted to enter into pursuant to Section 7.01(i), (ii) Capital Expenditures identified in the 2006 Budget, (iii) any other individual Capital Expenditure not exceeding $5,000,000 in the aggregate, (iv) Capital Expenditures in the ordinary course of business and consistent with past practice necessary to maintain the physical and structural integrity of Trizec Properties and as reasonably determined by Trizec to be necessary to keep Trizec Properties in working order to comply with Laws, and to repair and/or prevent damage to any of Trizec Properties as is necessary in the event of an emergency situation, and (v) tenant improvements required under existing Trizec Leases and any leases that Trizec is permitted to enter into pursuant to Section 7.01(i);
          (k) except as set forth in Section 7.01(k) of the Trizec Disclosure Schedule, waive, release, assign, settle or compromise any pending or threatened action or claim other than settlements or compromises for litigation where the amount paid (after reduction by any insurance proceeds actually received) exceeds $500,000 in the aggregate; provided that neither Trizec nor any Trizec Subsidiary shall waive, settle or compromise any pending or threatened action or claim relating to this Agreement, the Mergers or any of the transactions contemplated by the Agreement or any pending or threatened action or claim brought by or on behalf of Trizec’s shareholders without the prior consent of Parent, which consent shall not be unreasonably withheld;
          (l) make, change or rescind any material Tax election or change a material method of Tax accounting, amend any material Tax Return, or settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, or enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund unless in each case such action is required by law or necessary (i) to preserve the status of the Trizec as a REIT under the Code, or (ii) to qualify or preserve the status of any Trizec Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary the applicable provisions of Section 856 of the Code, as the case may be (provided that in such events the Trizec shall notify Parent of such election and shall not fail to make such election in a timely manner);
          (m) enter into, amend, supplement or modify any Tax Protection Agreement, or take any action that would, or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability of Trizec or any Trizec Subsidiary with respect thereto;
          (n) amend any term of any outstanding security of Trizec or any Trizec Subsidiary;

          (o) sell or otherwise dispose of, or subject to any Lien, any of Trizec Properties other than (i) pending sales of Trizec Properties pursuant to definitive agreements executed prior to the date hereof, or (ii) the sale of Trizec Properties currently being marketed for sale, in each case as identified on Section 7.01(o) of the Trizec Disclosure Schedule;
          (p) adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution;
          (q) fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering Trizec, Trizec Properties, Trizec Subsidiaries and their respective properties, assets and businesses;
          (r) take any action that would cause any of the representation or warranties of Trizec contained herein to become inaccurate in any material respect or any of the covenants of Trizec to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 9.02;
          (s) fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable policies covering Trizec or Trizec Subsidiaries and their respective properties, assets and businesses.
          (t) enter into, or amend or modify, any material agreement or arrangement with any of Trizec’s directors or executive officers, or TZ Canada or TZ Hungary, without the prior written consent of Parent and the approval of a majority of the “independent” members of the Trizec Board; and
          (u) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.
SECTION 7.02. Sale of 1031 Assets.
Trizec and Parent agree to engage in the sale of certain Trizec Properties as the second step of “reverse like-kind exchange” transactions intended to comply with Section 1031 of the Code, on the terms and conditions set forth on Exhibit H hereto.
SECTION 7.03. Conduct of Business by TZ Canada Pending the Arrangement.
TZ Canada agrees that, between the date of this Agreement and the Plan of Arrangement Effective Time, except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 7.03(b) through Section 7.03(n) of the TZ Canada Disclosure Schedule and except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, the businesses of TZ Canada and the TZ Canada Subsidiaries shall be conducted in, and TZ Canada and the TZ Canada Subsidiaries shall not take any action, except in the ordinary course of business consistent with past practice, and TZ Canada shall use its commercially reasonable efforts to preserve substantially intact the business organization of TZ Canada and the TZ Canada Subsidiaries and to preserve the current relationships of TZ Canada and the TZ Canada Subsidiaries with persons with which TZ Canada or any TZ Canada Subsidiary has significant business relations. Except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 7.03 of the TZ Canada Disclosure Schedule, neither TZ Canada nor any TZ Canada Subsidiary shall, between the date of this Agreement and the Plan of Arrangement Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed; provided, however, that consent of Parent shall be deemed to have been given if Parent does not object within five (5) business days from the date on which request for such consent is provided by TZ Canada to Parent:
          (a) amend or otherwise change any provision of the TZ Canada Articles or TZ Canada Bylaws;
          (b) except as set forth in Section 7.03(b) of the TZ Canada Disclosure Schedule, (i) authorize for issuance, issue or sell, pledge, dispose of or subject to any lien or agree or commit to any of the foregoing in respect of any shares of any class of capital stock of TZ Canada or any TZ Canada Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other equity interest, of TZ Canada or any TZ Canada Subsidiary, other than the issuance of TZ Canada SVS issuable pursuant to the TZ Canada Options outstanding on the date hereof or pursuant to the TZ Canada Articles; (ii) repurchase, redeem or otherwise acquire any securities, or equity equivalents, (iii) reclassify, combine, split, or subdivide any shares in the capital of TZ Canada; or (iv) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any shares in the capital of TZ Canada or the shares or other equity interests in any TZ Canada Subsidiary that is not directly or indirectly wholly-owned by TZ Canada, except for (A) dividends by any direct or indirect wholly-owned TZ Canada Subsidiary to TZ Canada or any other TZ Canada Subsidiary and (B) regular quarterly dividends not in excess of $0.20 per TZ Canada Share;
          (c) except as set forth in Section 7.03(c) of the TZ Canada Disclosure Schedule, sell or agree to sell, transfer, dispose, assign or otherwise encumber any shares of Trizec directly or indirectly owned by it, including Trizec Common Shares, or any other property other than in connection with management of assets in a manner consistent with past practice.
          (d) except as set forth in Section 7.03(d) of the TZ Canada Disclosure Schedule, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a TZ Canada Subsidiary) for borrowed money, except for: (i) indebtedness for borrowed money incurred under TZ Canada’s line of credit facility or other existing similar lines of credit in the ordinary course of business; (ii) indebtedness for borrowed money with a maturity of not more than one year in a principal amount not in excess of $4,000,000 in the aggregate for TZ Canada and the TZ Canada Subsidiaries taken as a whole; (iii) indebtedness for borrowed money incurred under TZ Canada’s existing lines of credit in order for TZ Canada to pay regular cash dividends per share of the TZ Canada SVS and the TZ Canada MVS, declared and paid quarterly, in accordance with past practice; or (iv) as between TZ Canada and any TZ Canada Subsidiary or as between TZ Canada Subsidiaries;
          (e) except as set forth in Section 7.03(e) of the TZ Canada Disclosure Schedule, materially amend or terminate any TZ Canada Material Contract or enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 5.18 of the TZ Canada Disclosure Schedule as a TZ Canada Material Contract;
          (f) except as set forth in Section 7.03(f) of the TZ Canada Disclosure Schedule or except as required by the contractual commitments with respect to severance or termination pay in existence on the date of this Agreement, (i) increase the compensation or benefits payable to its directors, officers or non-executive employees, except for increases in the ordinary course of business consistent with past practice in salaries, wages, bonuses, incentives or benefits of directors, officers or employees of TZ Canada or any TZ Canada Subsidiary or (ii) grant to any director, officer, employee or independent contractor of TZ Canada or of any TZ Canada Subsidiary any new severance, change of control or termination pay, grant any increase in, or otherwise adopt, alter or amend, any right to receive any severance, change of control or termination pay or benefits or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance, welfare or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer, employee or independent contractor;
          (g) except as set forth in Section 7.03(g) of the TZ Canada Disclosure Schedule, pre-pay any long-term debt (other than inter-corporate debt), except in the ordinary course of business (which shall be deemed to include, without limitation, pre-payments or repayments of lines of credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto) in an amount not to exceed $4,000,000 in the aggregate for TZ Canada and the TZ Canada Subsidiaries taken as a whole, or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;
          (h) except as required by changes in Canadian GAAP which become effective after the date of this Agreement, or as recommended by TZ Canada’s independent auditors, in which case TZ Canada shall notify the Parent, materially change any of its accounting policies (whether for financial accounting or Tax purposes);
          (i) except as set forth in Section 7.03(i) of the TZ Canada Disclosure Schedule, waive, release, assign, settle or compromise any pending or threatened action or claim other than settlements or compromises for litigation where the amount paid (after reduction by any insurance proceeds actually received) exceeds $500,000 in the aggregate; provided that neither TZ Canada nor any TZ Canada Subsidiary shall waive, settle or compromise any pending or threatened action or claim relating to this Agreement, the Mergers or any of the transactions contemplated by the Agreement or any pending or threatened action or claim brought by or on behalf of TZ Canada’s shareholders without the prior consent of Parent, which consent shall not be unreasonably withheld.
          (j) except as set forth in Section 7.03(j) of the TZ Canada Disclosure Schedule, make, change or rescind any material Tax election or change a material method of Tax accounting, amend any material Tax Return or settle or compromise any material federal, provincial, local or foreign income Tax liability, audit, claim or assessment unless such action is required by law or necessary to preserve any status of TZ Canada or any TZ Canada Subsidiary for Tax purposes;
          (k) except as set forth in Section 7.03(k) of the TZ Canada Disclosure Schedule, amend any term of any outstanding security of TZ Canada;
          (l) in respect of TZ Canada, adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution;
          (m) except as set forth in Section 7.03(m) of the TZ Canada Disclosure Schedule, take any action that would cause any of the representation or warranties of TZ Canada contained herein to become inaccurate in any material respect or any of the covenants of TZ Canada to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 9.02;
          (n) (i) acquire or invest in (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any property or (ii) enter into any option to acquire or invest in, or exercise an option or other right or election or enter into any other commitment or agreement for the acquisition or investment of any property, other than any commitment referred to in Section 7.03(n) of the TZ Canada Disclosure Schedule or in connection with management of assets by TZ Canada in a manner consistent with past practice.
          (o) fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable policies covering TZ Canada or TZ Canada subsidiaries and their respective properties, assets and businesses.
          (p) enter into, or materially amend or modify, any material agreement or arrangement with any of TZ Canada’s directors or executive officers without the prior written consent of Parent and the approval of a majority of the members of the TZ Canada Board; and

          (q) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.
SECTION 7.04. Conduct of Business by Buyer Parties Pending the Trizec Merger.
     The Buyer Parties agree that, between the date of this Agreement and the Trizec Merger Effective Time, except as contemplated by this Agreement, they shall not, directly or indirectly, without the prior written consent of Trizec and TZ Canada, take or cause to be taken any action that (a) could be expected to materially delay or impair the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action, or (b) would cause any of the representations or warranties of the Buyer Parties contained herein to become inaccurate in any material respect or any of the covenants of the Buyer Parties to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 9.03.
SECTION 7.05. Advise of Changes.
     Each of Trizec and TZ Canada shall promptly advise Parent of any event, effect, development or change that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on such party and Parent shall promptly advise Trizec and TZ Canada of any event, effect, development or change that, individually or in the aggregate, has materially delayed or impaired, or would reasonably be expected to materially delay or impair, consummation of the transactions contemplated by this Agreement. Each of Trizec and TZ Canada shall give prompt notice to Parent, and Parent shall give prompt notice to Trizec and TZ Canada, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
ARTICLE VIII
ADDITIONAL AGREEMENTS
SECTION 8.01. Trizec Proxy Statement; Other Filings; Stockholders’ Meeting.
          (a) As promptly as practicable following the date of this Agreement, Trizec shall prepare and, after consultation with Parent, file with the SEC the preliminary Proxy Statement and each of Trizec and Parent shall, or shall cause their respective affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of Trizec, TZ Canada and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of Trizec, TZ Canada and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and Trizec shall use its reasonable best efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to Trizec’s stockholders as promptly as reasonably practicable following clearance from the SEC. Trizec shall promptly notify TZ Canada and Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall promptly provide TZ Canada and Parent with copies of all correspondence between Trizec and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Trizec Stockholders’ Meeting, any information relating to Trizec, TZ Canada or the Buyer Parties or any of their respective affiliates, officers, members or directors, should be discovered by Trizec, TZ Canada or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Trizec. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Trizec shall provide Parent a reasonable opportunity to review and comment on such document or response and will in good faith consider such comments, and to the extent practicable, Trizec will provide TZ Canada and Parent with the opportunity to participate in any substantive calls between Trizec, or any of its representatives, and the SEC concerning the Proxy Statement.
(b) Trizec shall duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments or postponements thereof, the “Trizec Stockholders’ Meeting”), as promptly as practicable after the date of this Agreement, for the purpose of voting upon the adoption of this Agreement. Subject to the following sentence, (i) the Trizec Board shall recommend to holders of the Shares that they adopt this Agreement (the “Trizec Recommendation”), and include such recommendation in the Proxy Statement, and (ii) Trizec will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will use its reasonable best efforts to take all other action necessary or advisable to secure the Trizec Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, the Trizec Board or the Special Committee may determine (1) not to make or to withdraw, modify or change such recommendation (a “Trizec Change in Recommendation”), and (2) not to use such efforts to solicit proxies or take such other necessary or advisable actions in favor of the adoption of this Agreement if, in the case of both clauses (1) and (2), it has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Unless this Agreement has been terminated in accordance with Section 10.01, Trizec shall hold the Trizec

Stockholders’ Meeting regardless of whether the Trizec Board has made a Trizec Change in Recommendation. If there are an insufficient number of Trizec Common Shares represented in person or by proxy at the Trizec Stockholders’ Meeting to constitute a quorum or to adopt this Agreement, Trizec may adjourn or postpone, as applicable, the Trizec Stockholders’ Meeting for up to ten (10) business days so long as, during such period, Trizec uses its reasonable best efforts to obtain a quorum and the requisite vote to adopt this Agreement as promptly as practicable. Trizec may, if it receives a bona fide written unsolicited Trizec Acquisition Proposal, delay the mailing of the Proxy Statement or the holding of the Trizec Stockholders’ Meeting, in each case for such reasonable period as would provide a reasonable opportunity for the Trizec Board and/or the Special Committee to consider such Trizec Acquisition Proposal and to determine the effect, if any, on the Trizec Recommendation (but in any event not longer than ten (10) days).
SECTION 8.02. TZ Canada Circular
          (a) TZ Canada shall, as soon as reasonably practicable, apply under the CBCA for an order of the Court approving the Arrangement and, in connection with such application, TZ Canada shall file and diligently prosecute an application for an Interim Order providing for the calling and holding of the TZ Canada Shareholders Meeting for the purpose of considering, and if deemed advisable, approving the Plan of Arrangement. The application shall request that the Interim Order provide (i) for the class of Persons to whom notice is to be provided in respect of the Plan of Arrangement and the TZ Canada Shareholders Meeting and for the manner in which such notice is to be provided, (ii) that the requisite approval for the TZ Canada Transaction Resolution shall be 66 2/3 % of the votes cast on the TZ Canada Transaction Resolution by the TZ Canada Shareholders present in person or by proxy at the TZ Canada Shareholders Meeting, (iii) that, in all other respects, the terms, restrictions and conditions of the By-laws and Articles of TZ Canada, including quorum requirements and all other matters, shall apply in respect of the TZ Canada Shareholders Meeting, and (iv) for the grant of the TZ Canada Dissent Rights.
          (b) Subject to Section 8.02(a), TZ Canada shall duly call, give notice of, convene and hold a meeting of its shareholders (including any adjustments or postponements thereof, the “TZ Canada Shareholders Meeting”) for the purpose of considering the TZ Canada Transaction Resolution. Subject to the following sentence, (i) the TZ Canada Board shall recommend to the TZ Canada Shareholders that they approve the TZ Canada Transaction Resolution (the “TZ Canada Recommendation”) and include each recommendation in the TZ Canada circular, and (ii) TZ Canada will use its reasonable best efforts to solicit from the TZ Canada Shareholders proxies in favor of the approval of the TZ Canada Transaction Resolution and will use its reasonable best efforts to take all other action necessary or advisable to secure the TZ Canada Shareholder Approval. Notwithstanding the foregoing or anything in this Agreement to the contrary, the TZ Canada Board may determine (1) not to make or may withdraw, modify or change such recommendation (a “TZ Canada Change in Recommendation”), and (2) not to use such efforts to solicit proxies or take such other necessary or advisable actions in favor of the approval of the TZ Canada Transaction Resolution if, in the case of both clauses (1) and (2), it has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Canadian Law. Unless this Agreement has been terminated in accordance with Section 10.01, TZ Canada shall hold the TZ Canada Shareholders’ Meeting regardless whether the TZ Canada Board has made a TZ Canada Change in Recommendation. If there are an insufficient number of TZ Canada Shares represented in person or by proxy at the TZ Canada Shareholders’ Meeting to constitute a quorum or to adopt this Agreement, TZ Canada may adjourn or postpone, as applicable, the TZ Canada Shareholders’ Meeting for up to ten (10) business days so long as, during such period, TZ Canada uses its reasonable best efforts to obtain a quorum and the requisite vote to adopt this Agreement as promptly as practicable. TZ Canada may, if it receives an unsolicited TZ Canada Acquisition Proposal, delay the mailing of the TZ Canada Circular or the holding of the TZ Canada Shareholders Meeting, in each case for such reasonable period as would provide a reasonable opportunity for the TZ Canada Board to consider such TZ Canada Acquisition Proposal and to determine the effect, if any, on the TZ Canada Recommendation (but in any event not longer than ten (10) days).
          (c) TZ Canada shall, subject to obtaining the approvals as are required by the Interim Order, use commercially reasonable efforts to diligently prosecute the application to the Court for the Final Order.
          (d) As promptly as practicable following the date of this Agreement, TZ Canada shall prepare, in consultation with Parent, the TZ Canada Circular and Trizec and Parent shall prepare and file, in consultation with TZ Canada, any Additional Filings that are required to be made with any securities regulator in connection with the transactions contemplated hereby. Each of Trizec, TZ Canada and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the TZ Canada Circular or, to the extent applicable, the Additional Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by the Plan of Arrangement. If applicable, each of Trizec, TZ Canada and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of applicable securities regulators with respect to the TZ Canada Circular or the Additional Filings. TZ Canada shall promptly notify Trizec and Parent upon the receipt of any comments from any applicable securities regulator or its staff or any request from any applicable securities regulator or its staff for amendments or supplements to the TZ Canada Circular or the Additional Filings and shall promptly provide Trizec and Parent with copies of all correspondence between TZ Canada and its representatives, on the one hand, and the applicable securities regulator and its staff, on the other hand, relating to the TZ Canada Circular or the Additional Filings. If at any time prior to the TZ Canada Shareholders Meeting, any information relating to Trizec, TZ Canada or the Buyer Parties or any of their respective affiliates, officers, members or directors, should be discovered by Trizec, TZ Canada or Parent which should be set forth in an amendment or supplement to the TZ Canada Circular or the

Additional Filings, so that the TZ Canada Circular or the Additional Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the applicable securities regulator and, to the extent required by applicable Law, disseminated to the TZ Canada Shareholders. Notwithstanding anything to the contrary stated above, prior to filing or mailing the TZ Canada Circular or filing the Additional Filings (or any amendment or supplement thereto) or responding to any comments of an applicable securities regulator with respect thereto, TZ Canada shall provide Trizec and Parent a reasonable opportunity to review and comment on such document or response and will in good faith consider such comments, and to the extent practicable, TZ Canada will provide Trizec and Parent with the opportunity to participate in any substantive calls between TZ Canada, or any of its representatives, and the applicable securities regulator concerning the TZ Canada Circular.
SECTION 8.03. Access to Information; Confidentiality.
          (a) Subject to applicable Law and confidentiality agreements, from the date hereof until the Trizec Merger Effective Time, the Trizec Parties and TZ Canada shall, and shall cause their respective subsidiaries and the officers, directors, employees, auditors and agents of the Trizec Parties and TZ Canada and their respective subsidiaries to afford Parent and its financing sources, legal counsel, accountants and other representatives, following notice from Parent to the Trizec Parties and TZ Canada in accordance with this Section 8.03, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Trizec Parties and TZ Canada and each of their respective subsidiaries, and all other financial, operating and other data and information as Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor any of its representatives shall (i) contact or have any discussions with any of the Trizec Parties’ or TZ Canada’s or either of their subsidiaries’ employees, agents, or representatives, unless in each case Parent obtains the prior written consent of the Trizec Parties or TZ Canada, as applicable, which shall not be unreasonably withheld, (ii) contact or have any discussions with any of the landlords/sub landlords, tenants/subtenants, or licensees or franchisees of the Trizec Parties and TZ Canada or their respective subsidiaries, unless in each case Parent obtains the prior written consent of the Trizec Parties or TZ Canada, as applicable, which shall not be unreasonably withheld, (iii) damage any property or any portion thereof, or (iv) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without the Trizec Parties’ or TZ Canada’s, as applicable, prior written consent. Parent shall schedule and coordinate all inspections with the Trizec Parties and TZ Canada and shall give the Trizec Parties and TZ Canada at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct or review, as applicable, and Parent is required to give the Trizec Parties and TZ Canada such written notice at least one (1)

Business Day prior to the date that any tenant of a Trizec Property which Parent wishes to inspect is entitled to receive notice of any such inspection under the applicable Trizec Lease. The Trizec Parties and TZ Canada shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Trizec Parties and TZ Canada nor any of their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Trizec Parties or TZ Canada or any of their respective subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement.
          (b) Prior to the Trizec Merger Effective Time, all information obtained by Parent pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement dated May 15, 2006 between Brookfield Properties Corporation, Trizec and TZ Canada (the “Confidentiality Agreement”).
SECTION 8.04. No Solicitation of Transactions by Trizec Parties.
          (a) During the term of this Agreement, none of the Trizec Parties, any Trizec Subsidiary, TZ Canada or any TZ Canada Subsidiary shall, nor shall it authorize or knowingly permit, directly or indirectly, any officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or affiliate (each, a “Representative”) of the Trizec Parties, any Trizec Subsidiary, TZ Canada or any TZ Canada Subsidiary to, (x) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Trizec Acquisition Proposal, (y) enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Trizec Acquisition Proposal, or (z) enter into any agreement in principle, contract or agreement (other than a confidentiality agreement entered into in accordance with the provisions of this Section 8.04) with respect to a Trizec Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to the receipt of the Trizec Stockholder Approval, following the receipt by the Trizec Parties or any Trizec Subsidiary of a bona fide written Trizec Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of, or did not otherwise result from a breach of, this Section 8.04(a)), the Trizec Board or the Special Committee may (directly or through Representatives) (i) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether such proposal is, or is reasonably likely to lead to, a Trizec Superior Proposal and (ii) if (x) the Trizec Board or the Special Committee determines in good faith after consultation with its outside legal and financial advisors that such Trizec Acquisition Proposal is, or is reasonably likely to lead to, a Trizec Superior Proposal and (y) the Trizec Board or the Special Committee determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Trizec Board or the Special Committee may (A) furnish non-

public information with respect to the Trizec Parties and the Trizec Subsidiaries to the Person who made such proposal (provided that Trizec (1) has previously furnished or concurrently furnishes such information to Parent and (2) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to Trizec as the Confidentiality Agreement), (B) participate in negotiations regarding such proposal and (C) following receipt of a Combined Superior Proposal, terminate this Agreement pursuant to, and subject to compliance with, Section 10.01(h).
          (b) The Trizec Parties shall take, and shall cause the Trizec Subsidiaries to take, all actions reasonably necessary to cause their respective Representatives to immediately cease any discussions, negotiations or communications with any party or parties with respect to any Trizec Acquisition Proposal; provided, however, that nothing in this Section 8.04 shall preclude Trizec, any Trizec Subsidiary or their respective Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the last sentence of this Section 8.04(b). Trizec, the Trizec Subsidiaries and TZ Canada shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a Trizec Acquisition Proposal, if any, to return or destroy all confidential information heretofore furnished to such person by or on behalf of Trizec, the Trizec Subsidiaries and TZ Canada.
          (c) The Trizec Parties shall promptly notify Parent (but in no event less than twenty-four (24) hours following the initial receipt) of any Trizec Acquisition Proposal, including the relevant details relating to a Trizec Acquisition Proposal (including the identity of the parties, all material terms thereof and a copy of such Trizec Acquisition Proposal) which any of the Trizec Parties or any Trizec Subsidiary or any of their Representatives receive after the date hereof, and shall keep Parent informed on a prompt basis as to the status of and any material developments regarding any such proposal. None of TZ Canada, Trizec or any Trizec Subsidiary shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit them from providing such information to Parent. None of TZ Canada, Trizec or any Trizec Subsidiary shall, and such parties shall not permit any of their subsidiaries to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which TZ Canada, Trizec or any Trizec Subsidiary is a party and TZ Canada, Trizec or any Trizec Subsidiary shall, and shall cause each of their Subsidiaries to, enforce the provisions of any such agreement.
          (d) Nothing in this Section 8.04 or elsewhere in this Agreement shall prevent the Trizec Board or the Special Committee from disclosing any information required to be disclosed under applicable Law or from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to a Trizec Acquisition Proposal; provided, however, that neither Trizec nor the Trizec Board shall be permitted to recommend that the Trizec Stockholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Trizec Acquisition Proposal) or withdraw or modify the Trizec Recommendation, unless in each case, to the extent applicable, the requirements of Sections 8.01(b) and 8.04(a) have been satisfied. In addition, nothing in this Section 8.04 or this Agreement shall prohibit Trizec Parties from taking any action that any court of competent jurisdiction orders Trizec Parties to take.
          (e) Trizec shall not take any action to exempt any Person from the restrictions contained in Article IV of the Trizec Charter or otherwise cause any of such restrictions not to apply unless such actions are taken in connection with a termination of this Agreement in accordance with Section 10.01(h).
SECTION 8.05. No Solicitation of Transactions by TZ Canada.
          (a) During the term of this Agreement, none of TZ Canada or any TZ Canada Subsidiary shall, nor shall it authorize or knowingly permit, directly or indirectly, any Representative of the Trizec Parties, any Trizec Subsidiary, TZ Canada or any TZ Canada Subsidiary to, (x) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any TZ Canada Acquisition Proposal, (y) enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a TZ Canada Acquisition Proposal, or (z) enter into any agreement in principle, contract or agreement (other than a confidentiality agreement entered into in accordance with the provisions of this Section 8.05) with respect to a TZ Canada Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to the receipt of the TZ Canada Shareholder Approval, following the receipt by TZ Canada or any TZ Canada Subsidiary of a bona fide written TZ Canada Acquisition Proposal (that was not solicited, encouraged or facilitated in violation or did not otherwise result from a breach of, this Section 8.05(a)), the TZ Canada Board may (directly or through Representatives) (i) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether such proposal is, or is reasonably likely to lead to, a TZ Canada Superior Proposal and (ii) if (x) the TZ Canada Board determines in good faith after consultation with its outside legal and financial advisors that such TZ Canada Acquisition Proposal is, or is reasonably likely to lead to, a TZ Canada Superior Proposal and (y) the TZ Canada Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Canadian Law, the TZ Canada Board may (A) furnish non-public information with respect to TZ Canada and the TZ Canada Subsidiaries to the Person who made such proposal (provided that TZ Canada (1) has previously furnished or concurrently furnishes such information to Parent and (2) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to TZ Canada as the Confidentiality Agreement), (B) participate in negotiations regarding such proposal and (C) following receipt of a Combined Superior Proposal, terminate this Agreement pursuant to, and subject to compliance with, Section 10.01(h).

          (b) TZ Canada shall take, and shall cause the TZ Canada Subsidiaries to take, all actions reasonably necessary to cause their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or affiliates to immediately cease any discussions, negotiations or communications with any party or parties with respect to any TZ Canada Acquisition Proposal; provided, however, that nothing in this Section 8.05 shall preclude TZ Canada, any TZ Canada Subsidiary or their respective Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the last sentence of this Section 8.05(b). TZ Canada and the TZ Canada Subsidiaries shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a TZ Canada Acquisition Proposal, if any, to return or destroy all confidential information heretofore furnished to such person by or on behalf of TZ Canada and the TZ Canada Subsidiaries.
          (c) TZ Canada shall promptly notify Parent (but in no event less than twenty-four (24) hours following the initial receipt) of any TZ Canada Acquisition Proposal including all of the relevant details relating to a TZ Canada Acquisition Proposal (including the identity of the parties, all material terms thereof and a copy of such TZ Canada Acquisition Proposal) which any of TZ Canada or any TZ Canada Subsidiary or any of their Representatives may receive after the date hereof, and shall keep Parent informed on a prompt basis as to the status of and any material developments regarding any such proposal. None of TZ Canada or any TZ Canada Subsidiary shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit them from providing such information to Parent. None of TZ Canada, Trizec, or the Operating Company shall, and such parties shall not permit any of their Subsidiaries to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which TZ Canada, Trizec or any Trizec Subsidiary is a party and TZ Canada, Trizec or the Operating Company shall, and shall cause each of their Subsidiaries to, enforce the provisions of any such agreement.
          (d) Nothing in this Section 8.05 or elsewhere in this Agreement shall prevent the TZ Canada Board from disclosing any information required to be disclosed under applicable Canadian Law; provided, however, that neither TZ Canada nor the TZ Canada Board shall be permitted to recommend that TZ Canada Shareholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any TZ Canada Acquisition Proposal) or withdraw or modify the TZ Canada Recommendation, unless in each case, to the extent applicable, the requirements of Sections 8.02(b) and 8.05(a) have been satisfied. In addition, nothing in this Section 8.05(d) or this Agreement shall prevent TZ Canada from taking any action that any court of competent jurisdiction orders TZ Canada to take.
SECTION 8.06. Employee Benefits Matters.

          (a) From and after the Trizec Merger Effective Time, Parent shall honor in accordance with their terms all severance, change-of-control and similar obligations of Trizec and the Trizec Subsidiaries, and Parent shall pay on the Closing Date to any applicable director, officer or employee of Trizec or any Trizec Subsidiary any amounts with respect to such severance, change-in-control and similar obligations that are payable by their terms upon consummation of the Trizec Merger at the Trizec Merger Effective Time or on the Closing Date, all of which are listed in Section 8.06 of the Trizec Disclosure Schedule. From and after the effective time, Parent shall honor in accordance with their terms any other employment related contracts, agreements, arrangements and commitments of Trizec and the Trizec Subsidiaries in effect immediately prior to the Trizec Merger Effective Time that are applicable to any current or former employees, officers or directors of Trizec or any Trizec Subsidiary or any of their predecessors.
          (b) For a period of not less than twelve (12) months after the Closing Date, except as required by any applicable collective bargaining agreement, with respect to each employee of Trizec or any Trizec Subsidiary (collectively, the “Trizec Employees”) who remains an employee of Surviving Corporation or its successors or assigns or any of their subsidiaries (collectively, the “Continuing Employees”), Parent shall provide the Continuing Employees with (i) (A) base salary, (B) cash incentive compensation and (C) the value of any equity based incentive or other compensation (whether in the form of cash or equity), in each case in an amount at least equal to the same level that was provided to each such Continuing Employee or to which such Continuing Employee was entitled immediately prior to the Trizec Merger Effective Time, and (ii) employee benefits (other than equity awards) that are no less favorable in the aggregate than those provided to such Continuing Employees immediately prior to the Trizec Merger Effective Time. Each Continuing Employee will be credited with his or her years of service with Trizec and the Trizec Subsidiaries (and any predecessor entities thereof) before the Closing Date under the parallel employee benefit plan of Parent or the Trizec Subsidiaries to the same extent as such employee was entitled, before the Trizec Merger Effective Time, to credit for such service under the respective Plan (except to the extent such credit would result in the duplication of benefits and except with respect to benefit accrual under a defined benefit plan). In addition, with respect to each health benefit plan, during the calendar year that includes the Closing Date, each Continuing Employee shall be given credit for amounts paid by the employee under the respective Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent or Surviving Corporation. Nothing herein shall detract from the existing right of any Trizec employee.
          (c) Prior to the Trizec Merger Effective Time, the Trizec Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of Trizec who is a covered person of Trizec for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of

Trizec Common Shares or Trizec Stock Options to acquire Trizec Common Shares (or Trizec Common Shares acquired upon the vesting of any Trizec Restricted Share Rights or Trizec Restricted Stock) pursuant to this Agreement and the Trizec Merger shall be an exempt transaction for purposes of Section 16.
          (d) Prior to the Trizec Merger Effective Time, the Trizec Board shall take such actions as are necessary to terminate Trizec’s share of investment-based non-qualified deferred compensation account-based arrangements (collectively, the “Non-Qualified Account Plans”). Such action shall be contingent upon, and effective as of, the Trizec Merger Effective Time. Payment of the Non-Qualified Account Plans shall be in cash to the participants in the Non-Qualified Account Plans in a single lump-sum payment by Surviving Corporation immediately following the Trizec Merger Effective Time; provided, however, that payment shall be delayed to the date six (6) months following a participant’s separation from service in the event, and to the extent, prior to the Trizec Merger Effective Time the Trizec Board determines that such delay is necessary to comply with the requirements of Section 409A of the Code.
          (e) From and after the Plan of Arrangement Effective Time, Parent shall honor in accordance with their terms all severance, change-of-control and similar obligations of TZ Canada and the TZ Canada Subsidiaries, and Parent shall pay on the Closing Date to any applicable director, officer or employee of TZ Canada or any TZ Canada Subsidiary any amounts with respect to such severance, change-in-control and similar obligations that are payable by their terms upon consummation of the Arrangement at the Plan of Arrangement Effective Time or on the Closing Date, all of which are listed in Section 8.06 of the TZ Canada Disclosure Schedule. From and after the Plan of Arrangement Effective Time, Parent shall honor in accordance with their terms any other employment related contracts, agreements arrangements and commitments of TZ Canada and the TZ Canada Subsidiaries in effect immediately prior to the Plan of Arrangement Effective Time that are applicable to any current or former employees, officers or directors of TZ Canada or any TZ Canada Subsidiary or any of their predecessors.
          (f) For a period of not less than twelve (12) months after the Closing Date, except as required by any applicable collective bargaining agreement, with respect to each employee of TZ Canada or any TZ Canada Subsidiary (collectively, the “TZ Canada Employees”) who remains an employee of TZ Canada or its successors or assigns or any of their subsidiaries (collectively, the “Continuing Employees”), Parent shall provide the Continuing Employees with (i) (A) base salary, (B) cash incentive compensation and (C) the value of any equity based incentive or other compensation (whether in the form of cash or equity), in each case in an amount at least equal to the same level that was provided to each such Continuing Employee or to which such Continuing Employee was entitled immediately prior to the Plan of Arrangement Effective Time, and (ii) employee benefits (excluding any equity-based awards) that are no less favorable in the aggregate than those provided to such Continuing Employees immediately prior to the Plan of Arrangement Effective Time. Each Continuing Employee will be credited with his or her years of service with TZ

Canada and the TZ Canada Subsidiaries (and any predecessor entities thereof) before the Closing Date under the parallel employee benefit plan of Parent or the TZ Canada Subsidiaries to the same extent as such employee was entitled, before the Plan of Arrangement Effective Time, to credit for such service under the respective Plan (except to the extent such credit would result in the duplication of benefits and except with respect to benefit accrual under a defined benefit plan). In addition, with respect to each health benefit plan, during the calendar year that includes the Closing Date, each Continuing Employee shall be given credit for amounts paid by the employee under the respective Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent or TZ Canada. Nothing herein shall detract from the existing rights of any TZ Canada employee.
SECTION 8.07. Directors’ and Officers’ Indemnification and Insurance of the Surviving Corporation.
          (a) Without limiting any additional rights that any director, officer, trustee, or fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) may have under any employment or indemnification agreement or under the Trizec Charter, Trizec Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the Trizec Subsidiaries, from and after the Trizec Merger Effective Time, Parent and Surviving Corporation (the “Indemnitors”) shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Closing Date serving as a director, officer or trustee, or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) of Trizec or Trizec Subsidiaries (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of the Indemnitors pursuant to this Section 8.07(a) shall extend to acts or omissions occurring at or before the Trizec Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be a director, officer or trustee of Trizec, Trizec or any Trizec Subsidiary or fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) of Trizec or any Trizec Subsidiary after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 8.07(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party in his or her capacity as a director, officer or trustee of Trizec or any of the Trizec Subsidiaries or fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) or any other person at or prior to the Trizec Merger Effective Time at the request of Trizec or any of Trizec Subsidiaries; and (y) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 8.07(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents thereto.
          (b) Without limiting the foregoing, Parent and MergerCo agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Trizec Merger Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of Trizec or any of the Trizec Subsidiaries as provided in Trizec Charter and Trizec Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Subsidiaries) and indemnification agreements of Trizec or any of the Trizec Subsidiaries identified on Section 8.07(b) of the Trizec Disclosure Schedule shall be assumed by Surviving Corporation in the Trizec Merger, without further action, at the Trizec Merger Effective Time and shall survive the Trizec Merger and shall continue in full force and effect in accordance with their terms.

          (c) For a period of six (6) years from the Trizec Merger Effective Time, the organizational documents of Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Trizec Charter and Trizec Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Trizec Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Trizec Merger Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of Trizec or any of Trizec Subsidiaries or with respect to any Employee benefit plans (within the meaning of Section 3(3) of ERISA, unless such modification shall be required by Law and then only to the minimum extent required by Law.
          (d) Surviving Corporation shall maintain for a period of at least six (6) years the current policies of directors’ and officers’ liability insurance maintained by Trizec and the Trizec Subsidiaries with respect to claims arising from facts or events that occurred on or before the Trizec Merger Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, that (i) that Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Trizec Merger Effective Time; (ii) in no event shall Surviving Corporation be required to expend pursuant to this Section 8.07(d) more than an amount per year of coverage equal to three hundred percent (300%) of the current annual premiums paid by Trizec for such insurance. In the event that, but for the proviso to the immediately preceding sentence, Surviving Corporation would be required to expend more than three hundred percent (300%) of the current annual premiums paid by Trizec, Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of the current annual premiums paid by Trizec. Parent shall, and shall cause Surviving Corporation or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.
          (e) If Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Surviving Corporation assumes the obligations set forth in this Section 8.07.
          (f) Parent shall cause Surviving Corporation to perform all of the obligations of Surviving Corporation under this Section 8.07 and the parties acknowledge and agree that Parent guarantees the payment and performance of Surviving Corporation’s obligations pursuant to this Section 8.07.

          (g) This Section 8.07 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Trizec, the Operating Company, Parent and Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 8.07.
          (h) Parent shall have the right to participate in the defense or settlement of any shareholder or member litigation against Trizec, its directors or officers, or the Operating Company relating to the Mergers or the other transactions contemplated by this Agreement, provided, however, that no such settlement shall be agreed to without Parent’s consent, which consent will not be unreasonably withheld.
SECTION 8.08. Directors’ and Officers’ Indemnification and Insurance of TZ Canada.
          (a) Without limiting any additional rights that any director, officer or trustee may have under any employment or indemnification agreement or under the TZ Canada Articles, TZ Canada Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the TZ Canada Subsidiaries, from and after the Plan of Arrangement Effective Time, Parent and TZ Canada shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Closing Date serving as a director, officer or trustee of TZ Canada or the TZ Canada Subsidiaries (collectively, the “TZ Canada Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the TZ Canada Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the TZ Canada Indemnified Party of any Expenses incurred by such TZ Canada Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of Parent and TZ Canada pursuant to this Section 8.08(a) shall extend to acts or omissions occurring at or before the Plan of Arrangement Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of TZ Canada or the TZ Canada Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 8.08(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any TZ Canada Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to acts or omissions of such TZ Canada Indemnified Party in his or her capacity as a director, officer or trustee of TZ Canada, or any of the TZ Canada Subsidiaries; and (y) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 8.08(a), including any Action relating to a claim for indemnification or advancement brought by a TZ Canada Indemnified Party. TZ Canada shall have the right to defend each TZ Canada Indemnified Party in any proceeding which may give rise to the payment of amounts hereunder; provided, however, that TZ Canada shall notify such TZ Canada Indemnified Party of any such decision to defend within ten (10) calendar days of receipt of notice of any such proceeding, and, provided further, that TZ Canada shall not, without the prior written consent of such Indemnified Party, consent to the entry of any judgment against such TZ Canada Indemnified Party or enter into any settlement or compromise which (A) includes an admission of fault of such TZ Canada Indemnified Party or (B) does not include, as an unconditional term thereof, the full release of such TZ Canada Indemnified Party from all liability in respect of such proceeding, which release shall be in form and substance reasonably satisfactory to such TZ Canada Indemnified Party and (C) notwithstanding clause (B) above, if in a proceeding to which a TZ Canada Indemnified Party is a party by reason of the TZ Canada Indemnified Party’s service as a director, officer, or trustee of TZ Canada or any of the TZ Canada Subsidiaries, (I) such TZ Canada Indemnified Party reasonably concludes that he or she may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with the position of other defendants in such proceeding, (II) a conflict of interest or potential conflict of interest exists between such TZ Canada Indemnified Party and TZ Canada, or (III) if TZ Canada fails to assume the defense of such proceeding in a timely manner, such TZ Canada Indemnified Party shall be entitled to be represented by separate legal counsel of such Indemnified Party’s choice at the expense of TZ Canada; provided, however, that TZ Canada shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that TZ Canada shall have no obligation hereunder to any TZ Canada Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non appealable, that indemnification by such entities of such TZ Canada Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (b) Without limiting the foregoing, Parent and AcquisitionCo acknowledge and agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Plan of Arrangement Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of TZ Canada or any of the TZ Canada Subsidiaries as provided in TZ Canada Articles and TZ Canada Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the TZ Canada Subsidiaries) and indemnification agreements of TZ Canada or any of the TZ Canada Subsidiaries shall continue in full force and effect in accordance with their terms.
          (c) Parent and AcquisitionCo acknowledge and agree that for a period of at least six (6) years from the Plan of Arrangement Effective Time, the organizational documents of TZ Canada shall contain provisions no less favorable with respect to indemnification than are set forth in the TZ Canada Articles and TZ Canada Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Plan of Arrangement Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Plan of Arrangement Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of TZ Canada or any of the TZ Canada Subsidiaries, unless such modification shall be required by Canadian Law and then only to the minimum extent required by Canadian Law.
          (d) TZ Canada shall maintain, and Parent and AcquisitionCo acknowledge and agree that TZ Canada shall maintain, for a period of at least six (6) years the current policies of directors’ and officers’ liability insurance maintained by TZ Canada and the TZ Canada Subsidiaries (or implement run-off policies) with respect to claims arising from facts or events that occurred on or before the Plan of Arrangement Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, that (i) TZ Canada may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Plan of Arrangement Effective Time; (ii) in no event shall TZ Canada be required to expend pursuant to this Section 8.08(d) more than an amount per year of coverage equal to three hundred percent (300%) of the current annual premiums paid by TZ Canada for such insurance. In the event that, but for the proviso to the immediately preceding sentence, TZ Canada would be required to expend more than three hundred percent (300%) of the current annual premiums paid by TZ Canada, TZ Canada shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of the current annual premiums paid by TZ Canada. Parent and AcquisitionCo acknowledge and agree that TZ Canada shall maintain such policies in full force and effect, and continue to honor all obligations thereunder.

          (e) If TZ Canada or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of TZ Canada assumes the obligations set forth in this Section 8.08.
          (f) This Section 8.08 is intended for the irrevocable benefit of, and to grant third party rights to, the TZ Canada Indemnified Parties and shall be binding on all successors and assigns of TZ Canada and Parent. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 8.08.
          (g) Parent shall have the right to participate in the defense or settlement of any shareholder or member litigation against TZ Canada, its directors or officers, relating to the Mergers or the other transactions contemplated by this Agreement, provided, however, that no such settlement shall be agreed to without Parent’s consent, which consent will not be unreasonably withheld.
SECTION 8.09. Financing; Cooperation with Financing.
          (a) Parent shall use its reasonable best efforts to arrange and obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions applicable to the Buyer Parties in such definitive agreements. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event. Parent shall give Trizec and TZ Canada prompt notice of any material breach by any party of the Debt Commitment Letter or any termination of the Debt Commitment Letter. Parent shall keep Trizec and TZ Canada informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter without first consulting with Trizec and TZ Canada or, if such amendment would or would be reasonably expected to materially and adversely affect or delay in any material respect Parent’s ability to consummate the transactions contemplated by this Agreement, without first obtaining Trizec’s and TZ Canada’s prior written consent. For the avoidance of doubt, if the Debt Financing (or any alternative financing) has not been obtained, the Buyer Parties shall continue to be obligated to consummate the Trizec Merger and the Arrangement on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 8.01 and 8.02 of this Agreement and to Parent’s rights under Section 9.01, regardless of whether the Buyer Parties have complied with all of their other obligations under this Agreement (including their obligations under this Section 8.09).
          (b) Each of Trizec and TZ Canada agrees to provide, and shall cause the Trizec Subsidiaries and the TZ Canada Subsidiaries, as applicable, to provide, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Trizec and Trizec Subsidiaries or TZ Canada and TZ Canada Subsidiaries, as the case may be), including without limitation, (a) delivering such financial and statistical information and projections relating to Trizec, the Trizec Subsidiaries, the Material Trizec JV Entities, TZ Canada, and the TZ Canada Subsidiaries as may be reasonably requested in connection with the Debt Financing, (b) arranging for Trizec’s and TZ Canada’s independent accountants, lawyers and consultants to provide such services that may be reasonably required in respect of the Debt Financing, (c) making appropriate officers of Trizec, the Trizec Subsidiaries, the Material Trizec JV Entities, TZ Canada, and the TZ Canada Subsidiaries available for due diligence meetings and for participation in meetings with rating agencies and prospective sources of financing, (d) providing timely access to diligence materials and appropriate personnel to allow sources of financing and their representatives to complete all appropriate diligence, (e) providing assistance with respect to the review and granting of mortgages and security interests in collateral for the Debt Financing, and obtaining any consents associated therewith, and (f) obtaining estoppels and certificates from tenants, lenders and ground lessors in form and substance reasonably satisfactory to any potential lender. Parent shall promptly reimburse Trizec and TZ Canada for any reasonable costs incurred in performing their obligations under this Section 8.09(b).
SECTION 8.10. Tax Matters.
     During the period from the date of this Agreement to Trizec Merger Effective Time, Trizec and the Trizec Subsidiaries shall:
          (a) continue to operate in such a manner as to permit Trizec to continue to qualify as a REIT for the taxable year of Trizec that includes the Trizec Merger Effective Time;
          (b) prepare and timely file all Tax Returns (or obtain extensions thereof ) required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;
          (c) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;
          (d) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to Trizec Merger Effective Time in a manner consistent with past practice; and

          (e) terminate all Tax sharing agreements to which Trizec or any of the Trizec Subsidiaries is a party such that there are no further liabilities thereunder (provided that the foregoing does not apply to existing Tax Protection Agreements). For greater certainty, the parties acknowledge that the Tax Co-operation Agreement dated May 8, 2002 between Trizec and TrizecHahn Office Properties Ltd. (a predecessor to TZ Canada) is not a Tax sharing agreement and shall not be terminated.
SECTION 8.11. Further Action; Reasonable Efforts.
          (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to this Agreement and the Trizec Merger, if required, (ii) make promptly its respective filings, and thereafter make any other required submissions, under the Competition Act (Canada) and the Investment Canada Act with respect to this Agreement and the Arrangement, if required, and (iii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and applicable Canadian Laws to consummate and make effective the Trizec Merger and the Arrangement as promptly as practicable, including using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Trizec, the Trizec Subsidiaries, TZ Canada and the TZ Canada Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Trizec Merger and the Arrangement as promptly as practicable.
          (b) The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to subsection (a) of this Section 8.11, including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and, to the extent practicable, none of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other parties. Each party shall keep the other parties apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other parties to participate in meetings and calls with such Governmental Authority.
          (c) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any third party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Trizec Merger or the Arrangement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.
          (d) Parent and AcquisitionCo shall carry out the terms of the Interim Order and Final Order applicable to either of them and use commercially reasonable efforts to comply promptly with all requirements which applicable Canadian Laws may impose on them with respect to the transactions contemplated by this Agreement and the Plan of Arrangement.
SECTION 8.12. Transfer Taxes.
     Parent and Trizec shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Trizec Merger Effective Time, the Surviving Corporation shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Trizec Common Shares, Redeemable Preferred Shares, Trizec Stock Options, and Trizec Restricted Share Rights and Trizec Restricted Shares, all Transfer Taxes.
SECTION 8.13. Trizec Indebtedness.
     Subject to Section 2.07, Trizec agrees to provide, and shall request that their respective Representatives provide, all reasonable cooperation in order for the Buying Parties to prepay or assume such outstanding indebtedness of Trizec or any Trizec Subsidiary as may be reasonably requested by the Buying Parties (collectively, “Loan Activities”).
SECTION 8.14. Public Announcements.
     The parties hereto agree that no public release or announcement concerning the transactions contemplated by this Agreement or the Mergers or the Arrangement shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law, Canadian Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Mergers, the Arrangement and the execution of this Agreement.
SECTION 8.15. Operating Company Merger.
     In connection with the Operating Company Merger, each of the members of the Operating Company (not including the membership interests held by Trizec) will receive a Redeemable Preferred Unit with the rights set forth on Exhibit E hereto, subject to the Amended Operating Agreement. The Amended Operating Agreement shall be negotiated in good faith and mutually agreed upon by Parent, Trizec and the Operating Company following the date hereof. Parent agrees that the Amended Operating Agreement shall provide rights for the holders of the Continuing Common Units and Redeemable Preferred Units comparable to those afforded to the

“Non-Managing Members” in the Operating Company LLC Agreement so as to qualify for the exception from the definition of “Adverse Modification” set forth in the second sentence of the definition of such term in the Redemption and Contribution Agreement dated as of May 1, 2006. Notwithstanding any provision of this Agreement to the contrary, none of Trizec Parties shall have any liability hereunder either for any failure to qualify for such exception or for the Operating Company Merger being deemed to violate the Operating Company LLC Agreement and any such failure or violation shall not be asserted as the basis for a breach by the Trizec Parties of this Agreement or as the basis for a failure to satisfy the conditions for obligations of the parties set forth in Article IX. TZ Canada, Trizec and the Operating Company agree to cooperate in good faith and use their reasonable best efforts to take all actions necessary or advisable to effect the foregoing.
ARTICLE IX
CONDITIONS TO THE MERGER
SECTION 9.01. Conditions to the Obligations of Each Party.
     The obligations of Trizec, Operating Company, TZ Canada, Parent, MergerCo and AcquisitionCo to consummate the Trizec Merger and the Arrangement are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:
          (a) The Trizec Stockholder Approval shall have been obtained by Trizec.
          (b) The TZ Canada Shareholder Approval shall have been obtained by TZ Canada in accordance with the terms imposed by the Interim Order and all other terms and conditions set out in the Interim Order shall have been satisfied.
          (c) The Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and shall not have been set aside or modified in a manner unacceptable to the parties, acting reasonably, on appeal or otherwise.
          (d) Any waiting period (and any extension thereof) applicable to the consummation of the Trizec Merger under the HSR Act and the Arrangement under the Competition Act (Canada) and the Investment Canada Act, shall have expired or been terminated, and any approvals required thereunder shall have been obtained.
          (e) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Mergers or the Arrangement illegal or prohibiting consummation of the Mergers or the Arrangement.
SECTION 9.02. Conditions to the Obligations of Parent, MergerCo and AcquisitionCo.
     The obligations of Parent, MergerCo and AcquisitionCo to consummate the Trizec Merger and the

Arrangement are subject to the satisfaction or waiver in writing of the following additional conditions:
          (a) The representations and warranties of each of the Trizec Parties and TZ Canada, as applicable, contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties (other than (A) the representation in clause (b) of Section 4.08 in the case of the Trizec Parties and (B) the representation in clause (b) of Section 5.08 in the case of TZ Canada)) does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) The Trizec Parties and TZ Canada shall have performed, in all material respects, all obligations and complied with, in all material respects, each of their respective agreements and covenants to be performed or complied with by each of them under this Agreement on or prior to the Plan of Arrangement Effective Time.
          (c) The Trizec Parties and TZ Canada shall have each delivered to Parent a certificate, dated the date of the Trizec Merger Effective Time and the Plan of Arrangement Effective Time, respectively, signed by an officer of Trizec or TZ Canada, as applicable, and certifying as to the satisfaction by the Trizec Parties or TZ Canada, as applicable, of the applicable conditions specified in Sections 9.02(a)
and 9.02(b).
          (d) On the Closing Date, there shall not exist an event, change or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.
          (e) Parent, Merger LLC and MergerCo shall have received a tax opinion of Hogan & Hartson L.L.P., or other counsel to Trizec satisfactory to the Parent, dated as of the date of the Closing Date, prior to the Trizec Merger Effective Time, in the form attached hereto as Exhibit I, such opinion to be based upon the assumptions set forth therein and the representations to be made by Trizec and the Trizec Subsidiaries in the form of representation certificate contained in such Exhibit I, and such representations shall be subject to such changes or modifications from the language set forth on such Exhibit as may be deemed necessary or appropriate by Hogan & Hartson L.L.P. (or such counsel rendering the opinion) and as shall be reasonably satisfactory to Parent.
          The REIT Certificate shall be addressed to Parent and to Goodwin Procter LLP, each of whom shall be entitled to rely on such REIT Certificate for purposes of determining the status as a real estate investment trust of the Surviving Corporation and of any direct or indirect owner or other affiliate of Parent that intends to qualify as a REIT.

SECTION 9.03. Conditions to the Obligations of the Trizec Parties and TZ Canada.
          The obligations of the Trizec Parties and TZ Canada to consummate the Mergers and the Arrangement are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:
          (a) The representations and warranties of Parent, MergerCo and AcquisitionCo in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) does not have and would not have, individually or in the aggregate, a Parent Material Adverse Effect.
          (b) Parent shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Trizec Merger Effective Time.
          (c) Parent shall have delivered to the Trizec Parties and TZ Canada a certificate, dated the date of the Trizec Merger Effective Time, signed by an officer of Parent and certifying as to the satisfaction of the conditions specified in Sections 9.03(a) and 9.03(b).
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
SECTION 10.01. Termination.
          This Agreement may be terminated and the Trizec Merger and the Arrangement may be abandoned at any time prior to the Trizec Merger Effective Time by action taken or authorized by the Trizec Board, the Special Committee, the TZ Canada Board, notwithstanding any requisite approval of the Trizec Merger by the Trizec Stockholders or the Arrangement by TZ Canada Shareholders, and whether before or after the stockholders of Trizec have approved the Trizec Merger at the Trizec Stockholders’ Meeting or whether before or after the TZ Canada Shareholders have approved the Arrangement at the TZ Canada Shareholders Meeting, as follows (the date of any such termination, the “Termination Date”):
          (a) by mutual written consent of Parent, the Trizec Parties and TZ Canada;
          (b) by either Parent or the Trizec Parties or TZ Canada if the Trizec Merger Effective Time shall not have occurred on or before December 31, 2006 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Trizec Merger Effective Time to occur on or before such date;

          (c) by either Parent or the Trizec Parties and TZ Canada if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Trizec Merger or the Arrangement illegal or otherwise preventing or prohibiting consummation of the Trizec Merger or the Arrangement (“Governmental Order”); provided, however, that the terms of this Section 10.01(c) shall not be available to any party unless such party shall have used its reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Trizec Merger or the Arrangement;
          (d) by Parent if each of it and MergerCo and AcquisitionCo is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Trizec Parties or TZ Canada, as applicable, herein are or become untrue or incorrect such that the condition set forth in Section 9.02(a) would be incapable of being satisfied by the Outside Date, or (ii) there has been a breach on the part of the Trizec Parties or TZ Canada, as applicable, of any of their respective covenants or agreements herein such that the condition set forth in Section 9.02(b) would be incapable of being satisfied by the Outside Date;
          (e) by the Trizec Parties or TZ Canada if they are not in material breach of their respective obligations under this Agreement, and if (i) any of the representations and warranties of Parent, MergerCo and AcquisitionCo herein are or become untrue or inaccurate such that the condition set forth in Section 9.03(a) would be incapable of being satisfied by the Outside Date; or (ii) there has been a breach on the part of Parent, MergerCo and AcquisitionCo or any of their respective covenants or agreements herein such that the conditions set forth in Section 9.03(b) would be incapable of being satisfied by the Outside Date.
          (f) by the Trizec Parties, TZ Canada or Parent if (i) the Trizec Stockholder Approval is not obtained at the Trizec Stockholders’ Meeting or (ii) the TZ Canada Shareholder Approval is not obtained at the TZ Canada Shareholders Meeting;
          (g) by Parent
                    (i) if the Trizec Board or Special Committee shall have (1) effected a Trizec Change in Recommendation, (2) publicly recommended or approved any Trizec Acquisition Proposal, (3) a tender offer or exchange offer relating to the Trizec Common Shares that constitutes a Trizec Acquisition Proposal shall have been commenced by a Third Party and the Trizec Board shall not have recommended that the Trizec Stockholders reject such tender or exchange offer within ten (10) business days following commencement thereof (including, for these purposes, by taking no position with respect to the acceptance of such tender or exchange offer by the Trizec Stockholders, which shall constitute a failure to recommend acceptance of such tender or exchange offer), or (4) Trizec or the Trizec Board publicly announces its intention to do any of the foregoing; or
                    (ii) by Parent if the TZ Canada Board shall have (1) effected a TZ Canada Change in Recommendation, (2) publicly recommended or approved any TZ Canada Acquisition Proposal, (3) a tender offer or exchange offer relating to the TZ Canada Shares that constitutes a TZ Canada Acquisition Proposal shall have been commenced by a Third Party and the TZ Canada Board shall not have recommended that the TZ Canada Shareholders reject such tender or exchange offer within ten (10) business days following commencement thereof (including, for these purposes, by taking no position with respect to the acceptance of such tender or exchange offer by the TZ Canada Shareholders, which shall constitute a failure to recommend acceptance of such tender or exchange offer), or (4) TZ Canada or the TZ Canada Board publicly announces its intention to do any of the foregoing; or
          (h) by the Trizec Parties and TZ Canada, if the Trizec Board or Special Committee and the TZ Canada Board have approved, or authorized Trizec and TZ Canada, respectively, to enter into a definitive agreement or agreements with respect to, a Combined Superior Proposal, but only so long as:
                    (i) the Trizec Stockholder Approval and the TZ Canada Shareholder Approval has not yet been obtained;
                    (ii) Trizec and TZ Canada shall have first given Parent at least three (3) Business Days notice of their intent to terminate pursuant to this subsection (including in such notice the most current version of such agreement or agreements and any amendments thereto);
                    (ii) no Trizec Party nor TZ Canada is then in breach (and has not at any time been in breach) of any of its respective obligations under Sections 8.04 and 8.05 in any material respect;
                    (iii) during the three (3) Business Day period following Parent’s receipt of such notice, (A) Trizec shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiated in good faith with), Parent in making adjustments to the terms and conditions of this Agreement as would enable Trizec to proceed with the Merger, and (B) the Trizec Board or Special Committee shall have determined in good faith, after the end of such three Business Day period, after considering the results of such negotiations and any amendment to this Agreement entered into, or for which Parent irrevocably covenants to enter into, within such three (3) Business Day period and for which all internal approvals of Parent have been obtained, such Trizec Superior Proposal continues to constitute a Trizec Superior Proposal; and
                    (iv) during the three (3) Business Day period following Parent’s receipt of such notice, (A) TZ Canada shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiated in good faith with), Parent in making adjustments to the terms and conditions of this Agreement as would enable TZ Canada to proceed with the Arrangement, and (B) the TZ Canada Board shall have determined in good faith, after the end of such three (3) Business Day period, after considering the results of such negotiations and any amendment to this Agreement entered into, or for which Parent irrevocably covenants to enter into, within such three (3) Business Day period and for which all internal approvals of Parent have been obtained, such TZ Canada Superior Proposal continues to constitute a TZ Canada Superior Proposal; and
                    (v) the Trizec Parties pay to Parent the Full Termination Fee in accordance with Section 10.03(b)(iii) and the Parent Expenses concurrently with or prior to such termination (any purported termination pursuant to this Section 10.01(h) shall be void and of no force or effect unless the Trizec Parties shall have made such payment).
          The party desiring to terminate this Agreement shall give written notice of such termination to the other parties.
          The right of any party hereto to terminate this Agreement pursuant to this Section 10.01(a) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective Representatives, whether prior to or after the execution of this Agreement.
SECTION 10.02. Effect of Termination.
          In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of Sections 2.07, 8.03(b), 8.09(b), this Section 10.02, Section 10.03 and Article X shall survive any such termination; provided, however, that nothing herein shall relieve any party hereto from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.
SECTION 10.03. Fees and Expenses.
          (a) Except as otherwise set forth in Sections 2.07, 8.09(b) and this Section 10.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Trizec Merger or the Arrangement are consummated.
          (b) In the event this Agreement shall be terminated:
                    (i) by Parent pursuant to Section 10.01(g)(i), Trizec shall pay to Parent on or prior to the third Business Day following the Termination Date the Full Termination Fee and the Parent Expenses in immediately available funds to an account directed by Parent;
                    (ii) by Parent pursuant to Section 10.01(g)(ii), TZ Canada shall pay to Parent on or prior to the third Business Day following the Termination Date the TZ Canada Termination Fee and 38% of the Parent Expenses in immediately available funds to an account directed by Parent; provided, however, that if prior to the expiration of the twelve (12) month period following the Termination Date Trizec enters into a contract with respect to or consummates a Trizec Acquisition Proposal, if and when such contract is entered into or consummation of such Trizec Acquisition Proposal occurs, as applicable, then Trizec shall pay to Parent on such consummation date the Trizec Termination Fee and the remaining 62% of the Parent Expenses in immediately available funds to an account directed by Parent (and for purposes of this Section 10.03(b)(ii), “50%” shall be substituted for “20%” in the definition of Trizec Acquisition Proposal);
                    (iii) by the Trizec Parties and TZ Canada pursuant to Section 10.01(h), Trizec shall pay to Parent on or prior to the Termination Date the Full Termination Fee and the Parent Expenses in immediately available funds to an account directed by Parent which payment shall be a condition to the effectiveness of such termination;
                    (iv) by any of Parent, the Trizec Parties and TZ Canada pursuant to Section 10.01(f)(i) and (A) at or prior to the later of the Termination Date or the Trizec Stockholders’ Meeting, a Trizec Acquisition Proposal shall have been made to any Trizec Party or publicly announced prior to such date, and (B) concurrently with such termination or within twelve (12) months following the Termination Date, Trizec enters into a contract with respect to or consummates any Trizec Acquisition Proposal, if and when such contract is entered into or consummation of such Trizec Acquisition Proposal occurs, as applicable, Trizec shall pay to Parent on such consummation date the Full Termination Fee and the Parent Expenses in immediately available funds to an account directed by Parent (and for purposes of this Section 10.03(b)(iv), “50%” shall be substituted for “20%” in the definition of Trizec Acquisition Proposal);
                    (v) by any of Parent, the Trizec Parties or TZ Canada pursuant to Section 10.01(f)(ii) and (A) at or prior to the later of the Termination Date or the TZ Canada Shareholders Meeting, a TZ Canada Acquisition Proposal shall have been made to TZ Canada or publicly announced prior to such date, and (B) concurrently with such termination or within twelve (12) months following the Termination Date, TZ Canada consummates any TZ Canada Acquisition Proposal, if and when such contract is entered into or consummation of such TZ Canada Acquisition Proposal occurs, as applicable, TZ Canada shall pay to Parent on such consummation date the TZ Canada Termination Fee and 38% of the Parent Expenses in immediately available funds to an account directed by Parent (and for purposes of this Section 10.03(b)(v), “50%” shall be substituted for “20%” in the definition of TZ Canada Acquisition Proposal); provided, however, that if prior to the expiration of the twelve (12) month period following the Termination Date Trizec enters into a contract with respect to or consummates a Trizec Acquisition Proposal, if and when consummation of such Trizec Acquisition Proposal occurs, then Trizec shall pay to Parent the Trizec Termination Fee and the remaining 62% of the Parent Expenses, in each case on such consummation date and in immediately available funds to an account directed by Parent (and for purposes of this Section 10.03(b)(v), “50%” shall be substituted for “20%” in the definition of Trizec Acquisition Proposal);
                    (vi) by Parent pursuant to Section 10.01(d) in connection with a breach by the Trizec Parties, then the Trizec Parties shall pay to Parent 62% of the Parent

Expenses in immediately available funds within three (3) Business Days of termination to an account directed by Parent; or
                    (vii) by Parent pursuant to Section 10.01(d) in connection with a breach by TZ Canada, TZ Canada shall pay to Parent 38% of the Parent Expenses in immediately available funds within three (3) Business Days of termination to an account directed by Parent provided that if Parent Expenses shall be payable pursuant to Section 10.03(b)(vi) no Parent Expenses shall be payable pursuant to this Section 10.03(b)(vii).
          (c) For purposes of this Agreement,
               (i) “Trizec Termination Fee” shall mean $71,300,000.
               (ii) “Full Termination Fee” shall mean an amount equal to the Trizec Termination Fee plus the TZ Canada Termination Fee.
               (iii) “Parent Expenses” shall mean all reasonable out-of-pocket costs and expenses incurred by or on behalf of Parent (or its affiliates or investors) in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, including, without limitation, financing costs and the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers, up to an aggregate maximum amount of $25,000,000.
               (iv) “TZ Canada Termination Fee” shall mean $43,700,000.
          (d) If this Agreement is terminated by the Trizec Parties or TZ Canada pursuant to Section 10.01(e), Parent shall pay to the Trizec Parties and TZ Canada within three (3) Business Days after the date of termination all reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, incurred by the Trizec Parties, the Trizec Subsidiaries, TZ Canada and the TZ Canada Subsidiaries in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $15,500,000 in respect of the Trizec Parties (“Trizec Expenses”) and up to an aggregate maximum amount of $9,500,000 in respect of TZ Canada (“TZ Canada Expenses,” and together with Trizec Expenses, the “Seller Party Expenses”). The payment of expenses by Parent set forth in this Section 10.03(e) or by TZ Canada or Trizec set forth in Section 10.03(b) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement.
          (e) Each of the Trizec Parties, TZ Canada and Parent acknowledges that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement. In the event that (w) Trizec shall fail to pay when due the Full Termination Fee and Parent Expenses pursuant to Section 10.03(b)(i), (iii) or (iv), (x) Trizec shall fail to pay when due the Trizec Termination Fee pursuant to the proviso in 10.03(b)(ii), (v) or (vi), (y) TZ Canada shall fail to pay when due the TZ Canada Termination Fee and Parent Expenses pursuant to Section 10.03(b)(ii), (v) or (vii) or (z) Parent shall fail to pay the Seller Party Expenses when due pursuant to Section 10.03(d), the Trizec Parties and TZ Canada or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 10.03. If payable, none of the Full Termination Fee, Trizec Termination Fee, TZ Canada Termination Fee, Seller Party Expenses or Parent Expenses shall be payable more than once pursuant to this Agreement. For the avoidance of doubt, the parties hereto acknowledge that the maximum aggregate amount that may be paid pursuant to Section 10.03 by Trizec and TZ Canada shall be an amount equal to the Full Termination Fee plus the Parent Expenses.
SECTION 10.04. Escrow of Trizec Expenses.
          (a) In the event that Parent is obligated to pay Trizec Expenses set forth in Section 10.03(e), Parent shall pay to Trizec from Trizec Expenses deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) Trizec Expenses and (ii) the sum of (A) the maximum amount that can be paid to Trizec without causing Trizec to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by Trizec’s independent certified public accountants, plus (B) in the event Trizec receives either (1) a letter from Trizec’s counsel indicating that Trizec has received a ruling from the IRS described in Section 10.04(b) or (2) an opinion from Trizec’s outside counsel as described in Section 10.04(b), an amount equal to Trizec Expenses less the amount payable under clause (A) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to Trizec Expenses with an escrow agent selected by Parent and on such terms (subject to Section 10.04(b)) as shall be mutually agreed upon by Trizec, Parent and the escrow agent. The payment or deposit into escrow of Trizec Expenses pursuant to this Section 10.04(b) shall be made at the time Parent is obligated to pay Trizec such amount pursuant to Section 10.03(e) by wire transfer or bank check.
          (b) The escrow agreement shall provide that Trizec Expenses in escrow or any portion thereof shall not be released to Trizec unless the escrow agent receives any one or combination of the following: (i) a letter from Trizec’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Trizec without causing Trizec to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Trizec’s accountants revising that amount, in which case the escrow agent shall release such amount to Trizec, or (ii) a letter from Trizec’s counsel indicating that Trizec received a ruling from the IRS holding that Trizec Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Trizec’s outside counsel has rendered a legal opinion to the effect that the receipt by Trizec of Trizec Expenses would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify Trizec as a REIT), in which case the escrow agent shall release the remainder of Trizec Expenses to Trizec. Parent agrees to amend this Section 9.04 at the request of Trizec in order to (x) maximize the portion of Trizec Expenses that may be distributed to Trizec hereunder without causing Trizec to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Trizec’s chances of securing a favorable ruling described in this Section 10.04(b) or (z) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 10.04(b). The escrow agreement shall also provide that any portion of Trizec Expenses held in escrow for five (5) years shall be released by the escrow agent to Parent.
SECTION 10.05. Waiver.
          At any time prior to the Trizec Merger Effective Time, the Trizec Parties and TZ Canada (jointly), on the one hand, and Parent, MergerCo and AcquisitionCo, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Trizec Parties and TZ Canada (jointly) or Parent (on behalf of Parent, MergerCo and AcquisitionCo). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE XI
GENERAL PROVISIONS
SECTION 11.01. Non-Survival of Representations and Warranties.
          The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Trizec Merger Effective Time.
SECTION 11.02. Notices.
          All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

if to Parent, MergerCo or AcquisitionCo:

Brookfield Properties Corporation
Three World Financial Center, 11th Floor
New York, New York 10281

Telecopier No: (212) 417-7262
Attention: Richard B. Clark
Katheen G. Kane

with copies to:

Goodwin Proctor LLP
Exchange Plaza
Boston, MA 02109
Telecopier No: (617) 523-1231
Attention: Gilbert G. Menna
Suzanne D. Lecaroz

and

Simpson Thatcher & Bartlett LLP
425 Lexington Ave.
New York, New York 10017
Telecopier No: (212) 455-2502
Attention: Brian M. Stadler

if to Trizec:

Trizec Properties, Inc.
10 South Riverside Plaza
Chicago, Illinois 60606
Telecopier No: (312) 803-2135
Attention: Timothy H. Callahan

with copies to:

Trizec Properties, Inc.
10 South Riverside Plaza
Chicago, Illinois 60606
Telecopier No: (866) 897-9160
Attention: Ted R. Jadwin

and:

Hogan & Hartson L.L.P.
555 Thirteenth Street NW
Washington, DC 20004-1109
Telecopier No: (202) 637-5910
Attention: J. Warren Gorrell, Jr.
David W. Bonser

if to TZ Canada:

Trizec Canada Inc.
BCE Place, Suite 3820
181 Bay Street, P.O. Box 800
Toronto, Ontario, Canada M5J 2T3
Telecopier No: (416) 364-5491
Attention: Robert Wickham

with copies to:

Davies Ward Phillips & Vineberg LLP
1 First Canadian Place
Suite 4400
Toronto, Ontario M5X 1B1
Telecopier No: (416) 863-0871
Attention: William N. Gula
Carol D. Pennycook
SECTION 11.03. Severability.
          If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
SECTION 11.04. Amendment.
          This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Trizec Merger Effective Time; provided, however, that, after approval of the Trizec Merger by the Trizec Stockholders, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
SECTION 11.05. Entire Agreement; Assignment.
          This Agreement, together with the Confidentiality Agreement and the Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

SECTION 11.06. Remedies.
          Except as otherwise provided in Section 11.07 or elsewhere in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy. Without limiting the right to receive any payment it may be entitled to receive under Sections 2.07 and 8.09(b), each of the Trizec Parties and TZ Canada agrees that to the extent it has incurred losses or damages (including any amounts paid by Parent pursuant to Section 8.09(b)) in connection with this Agreement the maximum aggregate liability of the Buyer Parties for such losses or damages shall be limited to an amount equal to the amount of the Guaranty, and in no event shall the Trizec Parties or TZ Canada seek to recover any money damages in excess of such amount from the Buyer Parties or their respective Representatives and affiliates in connection therewith.
SECTION 11.07. Specific Performance.
          The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 10.01, the Buyer Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Trizec Parties or TZ Canada and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being, in addition to any other remedy to which they are entitled at law or equity. The parties acknowledge that none of the Trizec Parties or TZ Canada shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and that the Trizec Parties’ and TZ Canada’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 11.06 and the Guaranty; provided, however, the Trizec Parties and TZ Canada shall be entitled to seek specific performance to prevent any breach by the Buyer Parties of Section 8.03(b).
SECTION 11.08. Reserved.
SECTION 11.09. Parties in Interest.
          This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) the provisions of Article III and Sections 8.06 and 8.07 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons); and (b) the right of Trizec and/or TZ Canada, on behalf of their respective stockholders, to pursue damages in the event of Parent’s, MergerCo’s or AcquisitionCo’s intentional breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent, MergerCo, AcquisitionCo and the Guarantor.
SECTION 11.10. Governing Law; Forum.
          All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws, except for the provisions hereof which relate expressly to the CBCA (including, without limitation, the Plan of Arrangement), which shall be construed, performed and enforced in accordance with the CBCA.

Except as set out below, each of the Trizec Parties, TZ Canada, Parent, MergerCo and AcquisitionCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, Parent does hereby appoint The Prentice-Hall Corporation System, Inc. as such agent, Trizec does hereby appoint The Prentice-Hall Corporation System, Inc. as such agent and TZ Canada does hereby appoint The Prentice-Hall Corporation System, Inc. as such agent. Notwithstanding the foregoing, nothing herein shall derogate from the authority of the Court and all Canadian courts competent to hear appeals therefrom with respect to the Plan of Arrangement and each of the parties hereto irrevocably and unconditionally consents to submit to the sole jurisdiction of such courts in that regard.
SECTION 11.11. Waiver of Jury Trial.
Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.10.
SECTION 11.12. Headings.
The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 11.13. Counterparts.
This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
SECTION 11.14. Waiver.
Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          IN WITNESS WHEREOF, Parent, MergerCo, AcquisitionCo, the Trizec Parties and TZ Canada have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GRACE HOLDINGS LLC

By	/s/ Richard B. Clark

Name: Richard B. Clark Title: CEO

GRACE ACQUISITION CORPORATION

By	/s/ Richard B. Clark

Name: Richard B. Clark Title: CEO

GRACE OP LLC

By	/s/ Richard B. Clark

Name: Richard B. Clark Title: CEO

4162862 CANADA LIMITED

By	/s/ Richard B. Clark

Name: Richard B. Clark Title: CEO
[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER AND ARRANGEMENT AGREEMENT]

TRIZEC PROPERTIES, INC.

By	/s/ Timothy H. Callahan

Name: Timothy H. Callahan Title: President and CEO

TRIZEC HOLDINGS OPERATING LLC

By: Trizec Properties, Inc., its sole managing member

By	/s/ Timothy H. Callahan

Name: Timothy H. Callahan Title: President and CEO
[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER AND ARRANGEMENT AGREEMENT]

TRIZEC CANADA INC.

By	/s/ Robert Wickam

Name: Robert Wickam Title: President

By	/s/ Colin Chapin

Name: Colin Chapin Title: Senior Vice President, Chief Financial Officer and Corporate Secretary
[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER AND ARRANGEMENT AGREEMENT]

EXHIBIT A
TRIZEC CANADA INC.
PLAN OF ARRANGEMENT
Under section 192 of the Canada Business Corporations Act
ARTICLE 1
INTERPRETATION
1.1	Definitions
     Wherever used in this Plan of Arrangement, unless there is something inconsistent in the subject matter or context, the following words and terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“AcquisitionCo” means 4162862 Canada Limited, a corporation existing under the CBCA and an affiliate of Parent;
“Arrangement” means the arrangement under the provisions of section 192 of the CBCA on the terms and conditions set out in this Plan of Arrangement subject to any amendments or variations hereto made in accordance with the terms of the Arrangement Agreement or Section 5.1 of this Plan of Arrangement or made at the direction of the Court in accordance with the Final Order;
“Arrangement Agreement” means the agreement between the Corporation, Trizec Properties, Inc., Trizec Holdings Operating LLC, Parent, Grace Acquisition Corporation, Grace OP LLC and AcquisitionCo dated June 5, 2006, as the same may be amended in accordance with the terms thereof, providing for, among other things, the Arrangement;
“Arrangement Consideration” means the sum of the Cash Consideration and the Quarterly Dividend Amount;
“Arrangement Resolution” means the special resolution of the Shareholders approving the Plan of Arrangement to be considered at the Toronto Shareholders Meeting;
“Articles of Arrangement” means the articles of arrangement of the Corporation in respect of the Arrangement, required by the CBCA to be filed with the Director after the Final Order is made in order for the Arrangement to become effective;
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. and the principal offices of the Ontario Securities Commission are open to accept filings and on which banks are not required or authorized to close in either New York, New York or Toronto, Ontario;

“Cash Consideration” means $30.97;
“CBCA” means the Canada Business Corporations Act, as amended;
“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to section 192(7) of the CBCA after the Articles of Arrangement have been filed;
“Corporation” means Trizec Canada Inc., a corporation existing under the CBCA;
“Court” means the Superior Court of Justice (Ontario);
“Depositary” means the depositary appointed by the Corporation for the purpose, among other things, of exchanging certificates representing SVS and MVS for the Arrangement Consideration and exchanging Existing Options for an Option Payment;
“Director” means the Director appointed pursuant to the CBCA;
“Dissent Rights” has the meaning ascribed to it in Section 4.1;
“Dissenting Shareholder” means any Shareholder who has properly exercised its Dissent Rights in respect of SVS and has not withdrawn or been deemed to have withdrawn such exercise;
“Effective Date” means the date of filing by the Corporation of the Articles of Arrangement;
“Effective Time” means 12:01 a.m. on the Effective Date;
“Exercise Price” means the U.S. Dollar Equivalent of the price at which an Eligible Option may be exercised;
“Existing Option” means an option to purchase one SVS granted under the Stock Option Plan that is outstanding immediately before the Effective Time;
“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;
“In-the-money Option” means an Existing Option with an Exercise Price less than the Arrangement Consideration;
“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement;
“Letter of Transmittal” means the letter of transmittal for use by the Shareholders, in the form accompanying the Toronto Circular;

“MVS” means the multiple voting shares in the capital of the Corporation;
“Option Payment” has the meaning given to such term in Section 2.2(b);
“Out-of-the-money Option” means an Existing Option that is not an In-the-money Option;
“Parent” means Grace Holdings LLC;
“Person” includes an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association or entity or government, political subdivision, agency or instrumentality of a government;
“Plan of Arrangement”, “hereof”, “herein”, “hereunder”, and similar expressions refer to this Plan of Arrangement and not to any particular Article, section or other portion hereof and includes any agreement or instrument supplementary or ancillary hereto;
“Quarterly Dividend Amount” means $0.20 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the quarter for which the Quarterly Dividend Amount on the Toronto Shares has been declared and the Effective Date (including the Effective Date), by (y) the total number of days in the quarter in which the Effective Date occurs;
“Shareholders” means the holders of SVS and MVS whose names appear in the share registers maintained by or on behalf of the Corporation;
“Stock Option Plan” means the Corporation’s Stock Option Plan, amended and restated as of May 8, 2002;
“SVS” means the subordinate voting shares in the capital of the Corporation;
“Tax Act” means the Income Tax Act (Canada), as amended;
“Toronto Circular” means the proxy circular prepared and distributed by management of the Corporation in connection with the Toronto Shareholders Meeting and any amendments and supplements thereto;
“Toronto Shares” means the MVS and SVS;
“Toronto Shareholders Meeting” means the special meeting of the Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider, and if deemed advisable, approve the Arrangement; and
“U.S. Dollar Equivalent” means, in respect of an amount expressed in Canadian dollars at any date, the quotient obtained by dividing (i) the Canadian dollar amount by (ii) the noon rate of exchange for U.S. dollars expressed in Canadian dollars, as posted by the Bank of Canada, on the business day immediately preceding the Effective Date.

1.2	Headings and References
     The division of this Plan of Arrangement into Articles and sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to Articles and sections are to Articles and sections of this Plan of Arrangement.
1.3	Time Periods
     Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the payment is to be made or act is to be done and by extending the period to the next Business Day following if the last day of the period is not a Business Day.
1.4	Currency
     All sums of money which are referred to in this Plan of Arrangement are expressed in lawful money of the United States unless otherwise specified.
1.5	Time
     Unless otherwise indicated, all references to times expressed herein or in any Letter of Transmittal are to local time, Toronto, Ontario.
1.6	Construction
     In this Plan of Arrangement:
(a)	unless the context otherwise requires, words importing the singular include the plural and vice versa and words denoting any gender include all genders;

(b)	the word “including” or “includes” shall mean “including (or includes) without limitation”; and

(c)	any reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute or any such regulation or rule.
1.7	Governing Law
     This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

ARTICLE 2
THE ARRANGEMENT
2.1	Effectiveness
     This Plan of Arrangement is made pursuant to, and constitutes an arrangement as referred to in, section 192 of the CBCA.
2.2	Arrangement
     Pursuant to the Arrangement, commencing at the Effective Time, the following transactions shall occur and shall be deemed to occur in the following order without any further authorization, act or formality and each transaction or event being deemed to occur immediately after the occurrence of the transaction or event immediately preceding it:
(a)	all Existing Options shall become fully vested and exercisable, whether or not vested or subject to any performance condition that has not been satisfied, and regardless of the Exercise Price thereof;

(b)	each In-the-money Option shall be cancelled in exchange for a cash payment from the Corporation to the holder thereof equal to the excess of the Arrangement Consideration over the Exercise Price of such Existing Option;

(c)	each Out-of-the-money Option shall be cancelled and of no further force and effect;

(d)	each Toronto Share (other than any SVS held by Dissenting Shareholders) shall be transferred by the holder thereof to and be acquired by AcquisitionCo , free and clear of all liens, charges, claims and encumbrances in exchange for payment by AcquisitionCo of the Arrangement Consideration; and

(e)	each SVS held by a Dissenting Shareholder shall be transferred by the holder thereof to and be acquired by AcquisitionCo free and clear of all liens, charges, claims and encumbrances and, in exchange therefore, such holder shall have the right to be paid fair value for such SVS in accordance with Article 4.
ARTICLE 3
SHARE CERTIFICATES AND CASH CONSIDERATION
3.1	Delivery of Arrangement Consideration
     (a) Prior to the Effective Time on the Effective Date, AcquisitionCo shall have deposited cash in immediately available funds (at Toronto) with the Depositary, for the benefit of each Shareholder (other than Dissenting Shareholders) in an amount sufficient to pay all Arrangement Consideration.
     (b) Upon surrender to the Depositary of a certificate which immediately prior to the Effective Time represented one or more SVS or MVS together with a duly completed and executed Letter of Transmittal and such other documents as AcquisitionCo or the Depositary may reasonably require, the holder of such surrendered certificate(s) shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder the Arrangement Consideration that such holder has the right to receive pursuant to Section 2.2(d) by way of a cheque issued by the Depositary (or other form of immediately available funds), less any amounts withheld pursuant to Section 3.4.
     (c) In the event of a transfer of ownership of SVS or MVS that is not registered in the transfer records of the Corporation, a cheque representing the proper amount of Arrangement Consideration (or other form of immediately available funds) may be delivered to the transferee if the certificate(s) representing such SVS or MVS is surrendered to the Depositary, accompanied by a duly completed and executed Letter of Transmittal and all documents required to evidence and effect such transfer.
     (d) Until surrendered as contemplated by this Section 3.1, each certificate representing SVS (other than SVS held by Dissenting Shareholders) or MVS shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender a cash payment in the proper amount as contemplated by this Section 3.1, less any amounts withheld pursuant to Section 3.4.
     (e) The cash deposited by AcquisitionCo with the Depositary with respect to the Arrangement Consideration shall be held in an interest bearing account, and any interest upon such funds shall be for the account of AcquisitionCo.
3.2	Lost Certificates
     In the event any certificate which immediately prior to the Effective Time represented one or more outstanding SVS (other than SVS held by Dissenting Shareholders) or MVS shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate a cheque (or other form of immediately available funds) for the proper amount of cash, deliverable in accordance with such holder’s Letter of Transmittal and this Plan of Arrangement. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom any Arrangement Consideration is to be delivered shall, as a condition precedent to the delivery thereof, give a bond satisfactory to the Corporation and its transfer agent in such sum as the Corporation and its transfer agent may direct or otherwise indemnify the Corporation and its transfer agent in a manner satisfactory to the Corporation and its transfer agent against any claim that may be made against the Corporation or its transfer agent with respect to the certificate alleged to have been lost, stolen or destroyed.
3.3	Extinction of Rights
     Any certificate which immediately prior to the Effective Time represented SVS or MVS that were not deposited, with all other instruments required by Section 3.1, on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of the Corporation or for the receipt of cash pursuant to Sections 2.2 and 3.1. On such date, the cash to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to the Corporation. The Corporation shall not be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
3.4	Withholding Rights
     The Corporation or the Depositary shall be entitled to deduct and withhold from any amounts payable to any holder of MVS or SVS pursuant to Section 2.2, such amounts as the Corporation or the Depositary determines it is required or permitted to deduct and withhold with respect to any payments or distributions to such holder under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of federal, provincial, territorial, state, local or foreign tax laws, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.
ARTICLE 4
DISSENT RIGHTS
4.1	Dissent Rights
     (a) Registered holders of SVS may exercise rights of dissent with respect to their SVS pursuant to and in the manner set forth in section 190 of the CBCA as modified by this Section 4.1 and the Interim Order (the “Dissent Rights”) in connection with the Arrangement provided that, notwithstanding section 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in section 190(5) of the CBCA must be received by the Corporation not later than 5:00 p.m. (Toronto time) on the second Business Day preceding the date of the Toronto Shareholders Meeting.
     (b) Each SVS held by a Dissenting Shareholder shall be transferred to AcquisitionCo as provided in Section 2.2(e) and the only right of such Dissenting Shareholder, as such, after the Effective Time shall be to be paid the fair value of such SVS by the Corporation.
     (c) Shareholders who purport to exercise Dissent Rights and who are ultimately determined not to be entitled, for any reason, to be paid fair value for their SVS, shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting Shareholder as at and from the Effective Time and shall receive Arrangement Consideration on the basis set forth in Section 2.2.
4.2	Holders
     In no circumstances shall the Corporation or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is a registered holder of those SVS in respect of which such rights are sought to be exercised.

4.3	Recognition of Dissenting Shareholders
     Neither the Corporation nor any other Person shall be required to recognize a Dissenting Shareholder as a registered holder or beneficial owner of SVS at or after the Effective Time, and, from and after the Effective Time, the names of such Dissenting Shareholders shall be deleted from the applicable register of shareholders maintained by or on behalf of the Corporation.
4.4	Dissent Right Availability
     A registered holder shall not be entitled to exercise Dissent Rights with respect to SVS if such holder votes (or instructs, or is deemed, by submission of any incomplete proxy, to have instructed his, or her or its proxyholder to vote) in favour of the Arrangement Resolution.
ARTICLE 5
AMENDMENTS
5.1	Amendments
     (a) The Corporation reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date provided that any such amendment, modification, and/or supplement must be (i) set out in writing, (ii) filed with the Court and, if made following the Toronto Shareholders Meeting, approved by the Court, (iii) agreed to in writing by AcquisitionCo and Parent and (iii) communicated to Shareholders if and as required by the Court.
     (b) Any amendment, modification and/or supplement to this Plan of Arrangement may be proposed by the Corporation at any time prior to or at the Toronto Shareholders Meeting with or without any other prior notice or communication and, if so proposed and accepted by the Persons voting at the Toronto Shareholders Meeting (other than as required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.
     (c) Any amendment, modification and/or supplement to this Plan of Arrangement that is approved or directed by the Court following the Toronto Shareholders Meeting shall be effective only if it is consented to (i) by the Corporation, AcquisitionCo and Parent and (ii) if required by the Court, by the Shareholders voting in the manner directed by the Court.
     (d) Any amendment, modification and/or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Corporation, provided that it concerns a matter which, in the reasonable opinion of the Corporation, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former Shareholder.